QuickLinks -- Click here to rapidly navigate through this document

Filed pursuant to Rule 424(b)(1)
Registration No. 333-116083

6,956,522 Shares

Xyratex Ltd
Common Shares

        Prior to this offering, there has been no public market for our common shares. The initial public offering price of our common shares is $14.00 per share. Our common shares have been approved for quotation on the NASDAQ National Market under the symbol "XRTX."

        We are selling 4,000,000 common shares and the selling shareholders are selling 2,956,522 common shares. We will not receive any of the proceeds from the common shares sold by the selling shareholders.

        The underwriters have an option to purchase a maximum of 1,043,478 additional shares from the selling shareholders to cover over-allotments of shares.

        Investing in our common shares involves risks. See "Risk Factors" beginning on page 8.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Xyratex	Proceeds to Selling Shareholders
Per Share	$14.00	$0.95	$13.05	$13.05
Total	$97,391,308.00	$6,573,913.29	$52,220,000.00	$38,597,394.71

        Delivery of the common shares will be made on or about June 29, 2004.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston	Citigroup
Banc of America Securities LLC	RBC Capital Markets

The date of this prospectus is June 23, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS	21
DIVIDEND POLICY	21
CAPITALIZATION	22
DILUTION	23
SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA	25
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	33
BUSINESS	54
MANAGEMENT	70
RELATED PARTY TRANSACTIONS	86
PRINCIPAL AND SELLING SHAREHOLDERS	87
OUR NEW BERMUDA PARENT COMPANY	91
DESCRIPTION OF SHARE CAPITAL	92
UNITED STATES FEDERAL INCOME TAXATION	105
BERMUDA TAXATION	108
SHARES ELIGIBLE FOR FUTURE SALE	109
UNDERWRITING	111
NOTICE TO CANADIAN RESIDENTS	115
LEGAL MATTERS	116
EXPERTS	116
WHERE YOU CAN FIND MORE INFORMATION	116
XYRATEX GROUP LIMITED INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1
ZT AUTOMATION LLC INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	G-1

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our shares to and between non-residents of Bermuda for exchange control purposes provided our shares remain admitted to trading on an appointed exchange, which includes NASDAQ National Market. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

Dealer Prospectus Delivery Obligation

        Until July 18, 2004 (25 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled "Risk Factors," our consolidated financial statements and the related notes before making an investment decision. We use the words "we," "our" and "us" in this prospectus to refer both to Xyratex Ltd, which will become the new Bermuda parent company of our business immediately prior to the closing of this offering, and to Xyratex Group Limited, our parent company prior to the consummation of this offering, its subsidiaries and predecessors.

Xyratex Ltd

        We are a leading provider of modular enterprise-class data storage subsystems and storage process technology. We design, develop and manufacture enabling technology that provides our customers with data storage products to support high-performance storage and data communication networks. We operate in two business segments: Storage and Network Systems and Storage Infrastructure. We sell our Storage and Network Systems products exclusively to original equipment manufacturers, or OEMs, and our Storage Infrastructure products directly to disk drive manufacturers. We form long-term, strategic relationships with our customers, which include Network Appliance, Seagate Technology and Western Digital. These three customers comprised our top three customers in our 2003 fiscal year and accounted for 78% of our revenue in that year. In our 2003 fiscal year our single largest customer accounted for 45% of our revenues. For a discussion of the percentage of revenues attributable to certain of our largest customers, please see "Risk Factors—Sales to a small number of customers represent a substantial portion of our revenues" and "Business—Customers". Our storage subsystems and test equipment products enable our customers to improve asset utilization, reduce capital costs and better focus on their value-added objectives. We have manufacturing, research and development and sales operations in the United States, Asia and Europe.

        We operate in an industry that seeks to address the growing need to store data. The last decade has seen a dramatic increase in the volume of data that is being captured, processed, stored and manipulated as digital information. This information is generated from many sources, including critical business applications, e-mail communications, the Internet and multimedia applications, which have collectively fueled an increase in demand for data storage capacity. In addition, businesses increasingly face the challenge of managing the accessibility, prioritization and protection of data in a cost-efficient manner. There has also been a trend toward more scalable networked solutions which provide greater access to shared information and greater efficiencies in managing data. A proliferation of technologies has emerged to address the complex requirements of network storage. These changes have led to an increase in technology outsourcing by leading OEMs. This enables them to provide a broad range of network storage solutions while maintaining a focus on their core technologies.

        We design, develop and manufacture products that enable our customers to address this growth in data storage demand and proliferation of technologies. Our strategy has been to create a range of modular subsystems and process technologies that integrate directly with our customers' product offerings so that together we can address the diversity of end-user requirements. Our Network and Storage Systems products address the challenge of managing the increasing complexity of both data and network technologies to ensure that data can be made available and shared across organizations in a reliable and scalable fashion. Our Storage Infrastructure products provide disk drive manufacturers cost efficiencies and time-to-market advantages, and also enable them to prioritize their internal resources in order to achieve their strategic objectives.

        We believe we derive significant advantages from the technology synergies and requirements across our Storage and Network Systems and Storage Infrastructure business segments. Both segments require the integration of many types of high-speed disk drive technologies into a range of high-density, high-availability, scalable solutions.

Storage and Network Systems

        Our Storage and Network Systems products provide modular, highly scalable, high-speed, high-density, reliable and flexible data storage. Our storage subsystems support a range of high-speed communication technologies and cost and performance specifications.

        Our modular subsystem architecture allows us to support many segments within the network storage market by enabling different specifications of storage subsystem designs to be created from a standard set of interlocking technology modules. The specific configuration of the embedded technology modules within any storage subsystem can be tailored to meet cost, performance, network connection interface, data protection and system availability requirements. Our configuration options include: a range of storage controller devices to protect and manage data; a range of connection options to attach to various high-speed networks; fail-safe internal power systems; and embedded switching technology to improve overall system reliability and performance.

        Our storage subsystems are internally managed by a range of software modules and features. This software can monitor the internal performance of the subsystem, create high-availability internal environments, communicate independently with remote service and support organizations and integrate seamlessly with our customer's controlling software and management technology through industry standard interfaces.

Storage Infrastructure

        Our Storage Infrastructure products enable our customers to test and produce highly reliable disk drives with greater efficiency and at a lower cost. These products include disk drive production test systems, process automation and servo track writers.

        Our modular design approach enables us to provide a broad range of process equipment to a wide variety of segments of the disk drive market, including the enterprise storage system, laptop and desk top personal computer, and the emerging consumer electronics segments. Our product options provide solutions supporting a range of disk drive physical sizes and shapes; high-speed disk drive interface connections; and high-density disk drive production process requirements. These options can be integrated with fully automated control and handling systems.

Our Competitive Strengths

        We believe that the following attributes of our business position us to take advantage of market opportunities:

  •
  Leadership in High-Growth Market Segments:    We are an established leader in key segments of the external storage and networking markets. We are the leading subsystem provider to OEMs in the Network Attached Storage systems segment. We are also the leading independent supplier of disk drive production test and servo track writing process equipment to the disk drive industry. We are well positioned to become a leader in providing technology to OEMs in the Near Line Storage segment. We have also established a significant market share as a provider to OEMs who operate in the low- to mid-range Fibre Channel Storage Area Network segment.

  •
  Excellence in Technology Innovation:    We are a leader in high-specification design of high-density, scalable, storage subsystems and automated process test equipment. We are also a leader in the development and integration of network communication protocols and switching technologies. Our history of innovation and first-mover positioning has contributed to our success in winning large OEM contracts and developing long-term customer relationships.

  •
  Strategic Relationships with Technology Leaders:    We have established long-term strategic relationships with many of our customers, including our three largest customers: Network Appliance, Seagate Technology and Western Digital. They rely on us to deliver high-quality products, which they often integrate into their branded product offerings or processes. Our strategy is not to compete with our customers so that we can continue to jointly develop technologies and products with them.

  •
  Strong Revenue Growth:    We have increased our revenues from $83.6 million in our fiscal year ended November 30, 1999 to $333.8 million in our fiscal year ended November 30, 2003, representing a compound annual growth rate of 41.4%.

  •
  Global Presence:    Our presence in the United States, Asia and Europe enables responsive customer support and provides us with the flexibility to move manufacturing operations from one region to another in order to meet the logistics requirements of our customers. Our international presence also provides us with greater insight into market developments, local access to key suppliers and reduced production costs.

Our Growth Strategy

        Our objective is to enhance our leadership position in providing network disk storage subsystems and disk drive automation and process test equipment. The key elements of our strategy are to:

  •
  expand our relationships with our key customers and attract new customers;

  •
  capitalize on and expand our technical expertise and continue to introduce innovative products;

  •
  leverage our resources and intellectual capital across our businesses; and

  •
  expand into complementary markets in data storage and networking.

Recent Developments—Second Quarter 2004 Financial Highlights

        Management estimates our revenues for the quarter ended May 31, 2004, increased $32.7 million, or 43.3%, to $108.1 million, compared to $75.4 million for the quarter ended May 31, 2003. This included increases in revenues for both our Storage and Network Systems and Storage Infrastructure segments.

        The increase in revenues from our Storage and Network Systems products of $28.4 million or 52.4% related primarily to growth in sales of our storage subsystem products addressing the NAS market segment and approximately $13.0 million contributed by new products addressing the Nearline storage market segment.

        The increase in revenues from our Storage Infrastructure products of $4.3 million or 20.1% primarily related to the inclusion in the quarter ended May 31, 2004 of revenues of $8.7 million from sales of automation technology following the acquisition of the business of ZT Automation LLC on February 23, 2004. This was partly offset by a $4.4 million reduction in revenues from the sale of servo track writers and production test systems related to the timing of the requirements of our major disk drive customers for these products. Revenues from these products are subject to significant quarterly fluctuations as they are dependent on the capital investment decisions of our customers.

        We expect that our gross margin as a percentage of revenues for the quarter ended May 31, 2004 will be slightly lower than our gross margin as a percentage of revenues for the comparable period in 2003, primarily as a result of a change in the mix of products sold.

        Although full results for the second quarter of 2004 are not yet available, based upon information available to us and except as otherwise described in this prospectus we are not aware of nor do we anticipate that our results for the second quarter will be adversely impacted, in the aggregate, by material or unusual adverse events, and we do not believe that, during the second quarter, we incurred material additional borrowings or other liabilities, contingent or otherwise, or defaulted under our debt covenants. However, our actual results may differ from expectations. We cannot assure you that our results for this interim period will be indicative of our results for a full year, and we do not expect to sustain the rate of increase in revenue we experienced in the second quarter. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus for information regarding trends and other factors that we expect will influence our operating performance in 2004.

Our History

        Our business began as part of IBM in 1966. We conducted business as a manufacturing and product development operation until December 1994, at which time we separated from IBM in a management buy-out. During our period as part of IBM, we built up significant expertise in both data storage and networking technologies and their related markets.

        Following our management buy-out, we restructured our business through acquisitions, disposals, and organic investments to form our core global storage and networking technology business.

        In February 2004, we acquired the business of ZT Automation LLC, a company located in Fremont, California, which develops and sells magnetic disk media handling automation technology for use in the disk drive production process.

Our New Bermuda Parent Company

        Immediately prior to the closing of this offering, and to facilitate the listing of our common shares on the NASDAQ National Market, Xyratex Ltd, a Bermuda company, will become the parent company of our business, and will own the entire share capital of Xyratex Group Limited, the parent company of our business prior to the time of the offering. Xyratex Ltd was formed in April 2002, and prior to this offering has had no operations. Xyratex Ltd will become our parent company by way of a scheme of arrangement under Section 425 of the Companies Act 1985 of the United Kingdom, pursuant to which the issued shares in Xyratex Group Limited will be cancelled in consideration of (i) the issue of common shares of Xyratex Ltd to the former shareholders of Xyratex Group Limited and (ii) the issue of new shares in Xyratex Group Limited to Xyratex Ltd.

Our Corporate Information

        Xyratex Ltd is incorporated under the laws of Bermuda and maintains a registered office in Bermuda at Clarendon House, Church Street, Hamilton, Bermuda. Our principal executive offices are located at Langstone Road, Havant PO9 1SA, United Kingdom and the telephone number for these offices is (011) 44 2392 496000. We also conduct operations in Chicago, Fremont, Sacramento and San Jose, in the United States; in Seremban, Malaysia; in Singapore; in Wuxi and Shanghai, in China; and in Manchester, in the United Kingdom. As of November 30, 2003, we had 771 employees in five countries. Our Internet address is www.xyratex.com. Information contained on our Web site is not a part of this prospectus.

The Offering

Shares we are offering	4,000,000 common shares
Shares selling shareholders are offering	2,956,522 common shares
Shares to be outstanding after this offering	28,163,242 common shares
Use of proceeds
We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital, to repay outstanding indebtedness and for possible acquisitions of businesses, products and technologies. The proceeds from the offering of common shares to be sold by the selling shareholders will be paid to those shareholders. We will not receive any of the proceeds from the sale of those shares.
NASDAQ National Market Symbol	XRTX

        The amounts set forth above are based on the number of shares outstanding as of June 23, 2004 after giving effect to:

  •
  the transactions by which Xyratex Ltd will become our new Bermuda parent company; and

  •
  the exchange of the existing class A preferred ordinary shares, class B preferred ordinary shares and class C ordinary shares of Xyratex Group Limited for common shares of Xyratex Ltd.

  •
  the exercise of Xyratex Ltd share options and related purchase of 135,066 common shares

        These amounts do not include:

  •
  1,276,888 common shares subject to outstanding Xyratex Ltd share options;

  •
  up to 5,632,648 common shares available for future grant or issuance under our Approved Plan and our 2004 Plan; and

  •
  1,043,478 common shares that the underwriters have the option to purchase from the selling shareholders solely to cover over-allotments.

Summary Consolidated Financial Information

        The following summary consolidated financial information is for Xyratex Group Limited, our parent company prior to the consummation of the transactions by which Xyratex Ltd will become our new Bermuda parent company. The summary consolidated financial information for the fiscal years ended November 30, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements of Xyratex Group Limited appearing elsewhere in this prospectus and which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The summary consolidated financial information for the years ended November 30, 2000 and 1999 have been derived from the unaudited consolidated financial statements of Xyratex Group Limited, which have been prepared in accordance with U.S. GAAP. The summary consolidated financial information for the three months ended February 29, 2004 and February 28, 2003 is derived from the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus and, in the opinion of management, includes all adjustments, consisting only of normal recurring entries, that are necessary for a fair presentation of our financial position and results of operations for these periods. You should read this information together with the financial statements and related notes and the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Three Months Ended
	February 29,	February 28,	Year Ended November 30,
	2004	2003	2003	2002	2001	2000		1999
	(unaudited)	(unaudited)				(unaudited)		(unaudited)
	(US dollars in thousands)
Consolidated Statement of Operations Data:
Revenues:
Storage and Network Systems	$69,592	$47,342	$221,714	$177,783	$117,697	$64,077		$33,312
Storage Infrastructure	49,693	38,899	112,055	74,749	57,197	49,310		50,247

Total revenues	119,285	86,241	333,769	252,532	174,894	113,387		83,559
Gross profit	28,910	19,524	73,059	53,774	47,108	39,720		21,057
Operating expenses:
Research and development:
Development arrangement(1)	(6,000)	—	—	7,800	—	—		—
Non cash equity compensation(2)	—	—	2,428	—	—	—		—
Other	7,950	5,467	29,797	22,424	19,313	17,675		18,792

Total research and development	1,950	5,467	32,225	30,224	19,313	17,675		18,792

Selling, general and administrative:
Non cash equity compensation(2)	—	—	54,143	—	—	—		—
Other	6,358	4,316	22,426	17,448	15,480	23,106		22,199

Total selling, general and administrative	6,358	4,316	76,569	17,448	15,480	23,106		22,199

Loss (gain) on derivative financial instruments	—	—	—	(1,763)	138	140		—
Other costs(2)	1,424	—	11,625	2,771	334	1,936		5,051
Operating income (loss)	19,178	9,741	(47,360)	5,094	11,843	(3,137)		(24,985)
Net income (loss) from continuing operations	17,871	9,432	(35,815)	4,962	9,689	32,649	(3)	(31,251)
Net income (loss)	$17,871	$8,993	($56,194)	$1,636	$5,177	$13,549		$93,795 (4)

(1)
Relates to a loan of $6.0 million and other payments of $1.8 million associated with a development arrangement with a supplier. These payments were recorded as an expense in the year ended November 30, 2002 as it was believed that repayment was dependent on the successful efforts of the related research and development. In February 2004, this supplier was acquired by another company. Based on the financial position of the acquiror, we believe that the $6.0 million loan is collectible. Accordingly, we have reduced operating expenses by $6.0 million in the three months ended February 29, 2004. However, it is not possible to predict whether the payment of $1.8 million will have any significant future benefit.

(2)
In accordance with U.S. GAAP, we were required to record a non-cash equity compensation expense of $57.3 million in continuing operations (of which $0.7 million is included in gross profit) and $19.9 million in discontinued operations in the year ended November 30, 2003 in connection with a transaction in which funds managed by HgCapital acquired a significant shareholding in Xyratex Group Limited. The expense resulted from the removal of transferability restrictions on the shares sold to funds managed by HgCapital. We also recorded expenses of the transaction totaling $11.6 million in our 2003 fiscal year. In the three months ended February 29, 2004 other costs consisted of $1.4 million in professional fees incurred in preparation for this offering.

(3)
Includes a gain of $40.5 million on the sale of shares of Teleplan International NV in April 2000 that were received as a portion of the consideration for the sale of a discontinued operation in our 1999 fiscal year. See note (4) below.

(4)
Includes a gain of $117.6 million from the sale of a discontinued operation to Teleplan International NV. Total consideration was $135.5 million of which $72.8 million was in cash and the remainder was in shares of Teleplan International NV.

	As of February 29, 2004
	Actual	As adjusted(1)
	(unaudited)
	(US dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,810	$33,830
Working capital	24,952	58,972
Total assets	134,285	164,305
Short-term borrowings and acquisition note payable(2)	6,000	2,000
Long-term debt(2)	14,000	—

Total debt	20,000	2,000
Total shareholders' equity	$40,770	$88,790

(1)
Adjusted to give effect to the transactions described under "Our New Bermuda Parent Company" as if they had occurred on the date of the offering, and as further adjusted to give effect to the receipt of the net proceeds from the sale of 4,000,000 common shares in this offering, based on an offering price of $14.00 per share, after deducting underwriters' discounts and commissions, estimated offering expenses payable by us, and the repayment of $17.0 million of outstanding indebtedness. In March 2004 a $1.0 million instalment payment was made on our outstanding indebtedness, and the as adjusted column reflects this payment in addition to the assumed payment of $17.0 million.

(2)
Includes short-term borrowings and long-term debt as of February 29, 2004 totaling $18.0 million secured by substantially all of our assets. The acquisition note payable amounting to $2.0 million is subject to a bank guarantee.

RISK FACTORS

        You should carefully consider each of the risks described below and all of the other information in this prospectus before deciding to invest in our common shares.

Risks Related to Our Business and Our Industry

        Sales to a small number of customers represent a substantial portion of our revenues. The loss of any major customers could significantly harm our financial condition.

        We derive a substantial portion of our revenues from a relatively small number of customers. Our top customers by revenue are Network Appliance, Seagate Technology and Western Digital. In our 2003 fiscal year, sales to these customers accounted for 45%, 22% and 11% of our revenues, respectively. These customers accounted for 86% of our revenues in the three months ended February 29, 2004. It is likely that a small number of customers will continue to account for a substantial portion of our revenues in the future. If we were to lose one of our major customers, experience any material reduction in orders from any of these customers or experience a deterioration in our relationships with these customers, our financial condition could be significantly harmed.

        Our customers operate in an industry that experiences frequent volatility. If any of our top customers were to suffer financial difficulties, whether as a result of downturns in the markets in which they operate or otherwise, our financial condition could be significantly harmed.

        The markets in which we operate are cyclical and a reduction in customer demand in any particular financial period could significantly harm our financial condition.

        Customer demand is cyclical in the technology industry in general, and the disk drive production equipment market in particular. One reason for the particular variability in demand for these products is that, for our customers, the decision to invest in new or upgraded production facilities is a strategic decision that involves a significant commitment of their financial resources. A customer's decision is dependent upon several factors, including its financial condition, the condition and obsolescence of its existing production facilities, the expected demand for its products and general confidence in its business. Our revenues are likely to continue to reflect the cyclical nature of the technology industry.

        Demand for our disk drive production equipment products is also linked to developments in the disk drive market. The market for disk drives has historically experienced periods of production over-capacity which have in turn led to the deterioration of market prices for data storage products. The confidence of our customers to invest in new disk drive production equipment does not usually recover until supplies of disk drives are reduced or new technologies are introduced. Future over-capacity in the disk drive market could result in a significant decrease in demand for our products, and this could significantly harm our financial condition.

        Because original equipment manufacturers comprise a substantial portion of our customer base, we have limited control over the volume and pricing of our products, which could significantly harm our financial condition.

        We sell our Storage and Network Systems products exclusively to original equipment manufacturers, or OEMs, and our Storage Infrastructure products directly to disk drive manufacturers. As a result, the quantity of products that we sell is significantly affected by our OEM customers' volume requirements, over which we have little control. We are subject to continued pricing pressures from our customers, particularly our OEM customers. If these volume requirements decrease or pricing pressures increase, our financial condition could be significantly harmed.

        Our operating results are subject to substantial quarterly and annual fluctuations, our period to period comparisons are not necessarily meaningful and we may not meet the expectations of public market analysts and investors.

        Our revenues in any quarter are substantially dependent upon customer orders in that quarter. We attempt to project future orders based in part on estimates from our major customers. For this purpose, arrangements with major customers will usually include the estimated future volume requirements of that customer. Our customers' estimated requirements are not always accurate and we therefore cannot predict our quarterly revenues with any degree of certainty.

        Our typical pricing model is based on several variables (including overall volume of products ordered and the type and cost of components) which also makes it difficult for us to accurately predict future revenues. In addition, we regularly develop new products. Revenues from new products are difficult for us to predict accurately. Any delay in the development of new products could further complicate revenue predictions and result in a reduction in our expected revenues.

        Our quarterly operating results have fluctuated significantly in the past, as shown in the table below.

Quarter	Revenues	Net Income (Loss) from Continuing Operations
	(unaudited) (US dollars in thousands)
First Quarter 2002	$48,703	$(2,049)
Second Quarter 2002	60,281	1,150
Third Quarter 2002	65,377	4,552
Fourth Quarter 2002	78,171	1,309
First Quarter 2003	86,241	9,432
Second Quarter 2003	75,445	4,463
Third Quarter 2003	72,720	2,762
Fourth Quarter 2003	99,363	(52,472)
First Quarter 2004	$119,285	$17,871

        In addition, we may derive a significant portion of our revenues in each quarter from a small number of relatively large orders. If one or more of our major customers decides to defer a purchase order in any given quarter, this is likely to result in reduced total revenues for that quarter. Accordingly, comparisons of our quarterly results of operations or other period to period comparisons are not necessarily meaningful and should not be relied on as an indication of our future performance.

        Our quarterly and annual revenues and results of operations may also fluctuate significantly if one or more of the risk factors identified in this prospectus occurs and, depending upon the timing of that event, may have a disproportionate effect in any given quarter or year. In addition, it is possible that some future results of operations may be below the expectations of public market analysts and investors.

        Our market is highly competitive and we may not be able to compete effectively.

        We operate in markets that are highly competitive and subject to rapid change and that are significantly affected by new product introductions and other market activities of industry participants. We expect competition to persist and intensify in the future. Our principal sources of competition include:

  •
  companies providing storage subsystems and components to OEMs, including Adaptec Inc., Dot Hill Systems Corp. and Engenio;

  •
  in-house development efforts by existing and potential customers, particularly in the storage infrastructure market; and

  •
  collaborations between in-house development teams and emerging technology companies.

        In addition, we face potential competition from new entrants including our current technology suppliers.

        Some of our current and potential competitors may have longer operating histories, lower operating costs, or greater financial, technical, marketing or other resources than we do and we cannot assure you that we will have the resources to compete successfully in the future. In addition, some of our competitors have the resources to enable them to adopt aggressive pricing policies to gain market share or to shift production to lower cost regions. If we are unable to compete successfully against our current and future competitors, we could experience profit margin reductions or loss of market share, which could significantly harm our financial condition.

        Our competitors may consolidate or form alliances with each other in the future. The successful consolidation of two or more of our competitors could result in the combination of their resources and technological capabilities. This could result in a more formidable competitor with improved access to a wider customer base and improved economies of scale and could result in the loss by us of significant market share. In addition, any future consolidation between any of our competitors and any of our suppliers could result in increased costs for the supply of components from that supplier or the need to find an alternative source for the supply of those components. If we are not able to find an alternative supplier then our ability to manufacture our products at acceptable prices or to deliver our products on time could be impaired. Moreover, future consolidation between any of our competitors and any of our customers could result in a decrease in the volume of purchases from that customer or the loss of that customer altogether. Industry consolidation within the markets in which we operate could adversely affect our revenues and negatively impact our competitive position.

        The success of our business depends on the continued high growth of the volume of digital information and the market for data communication networks. If this growth does not occur at the rate anticipated our business may be significantly harmed.

        Virtually all of our products find application in data storage and in the establishment and operation of data communication networks. If the growth that we and others have forecasted in the data storage and data communication networking markets does not occur at the rate we expect, our business may be significantly harmed.

        Claims by third parties that we infringe their intellectual property or that patents on which we rely are invalid could significantly harm our financial condition, and the enforcement of our intellectual property rights may be expensive and could divert valuable company resources.

        We operate in an industry characterized by frequent disputes over intellectual property. Third parties have in the past asserted, and in the future may assert, patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and make claims that our products and technologies infringe their intellectual property, which could result in infringement lawsuits being filed against us. Any claims, whether made directly against us or through the indemnification arrangements we often enter into with our customers, could result in costly litigation, divert the attention of our technical and management personnel from operating our business, cause product shipment delays, or prevent us from making or selling certain products. In addition, we cannot assure you that we would prevail in any litigation related to infringement claims against us. Generally, our liability insurance does not cover claims of this type. Moreover, as a result of these sorts of claims, we could be required to enter into royalty or licensing agreements which, if available, may not be available on commercially reasonable terms. We expect that providers of storage products will increasingly be subject to infringement claims as the number of products and competitors increases.

        We may also need to assert claims against others in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others, and we cannot be sure that we would prevail in any future litigation. Any litigation of this nature, whether or not determined in our favor or settled by us, would be costly and could divert valuable company resources. The enforcement by third parties of their intellectual property rights against us or the failure to successfully protect our intellectual property rights could significantly harm our financial condition.

        The markets for our products are characterized by frequent technological innovation. If we do not successfully develop new products in a timely manner our future operating results and competitive position could be significantly harmed.

        The markets for our products are characterized by rapid technological change, frequent new product introductions and technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards, such as communication protocols. The rapid rate of technological change in the markets in which we operate also results in the commoditization of some of the products that we make. We cannot assure you that the design of future products will be completed as scheduled, that we will not experience difficulties that delay or prevent successful development, introduction, marketing and licensing of new products, or that any new products that we may introduce will achieve market acceptance or commercial success. In addition, the introduction of products based on new technologies and new industry standards could render our existing products obsolete and unmarketable and could devalue our previous investment in research and development. If we do not successfully develop new products in a timely manner our future profitability and competitive position could be significantly harmed. As a result of rapid technological changes, we may have to exit markets in which we operate. If we cannot manage the impact of the disruption on our existing customer base, our financial condition could be harmed.

        We are dependent on single source suppliers and limited source suppliers for certain key components.

        Our manufacturing process depends on the availability and timely supply of components which meet our specifications and quality demands. Some of the components that we integrate into our own products are highly specialized and may only be available from a single source or a limited number of suppliers. In particular, we depend on Solectron Corporation as our sole source supplier for the provision of electronic circuit boards. Our reliance on Solectron reduces our control over the manufacturing process, exposing us to risks including reduced control over quality assurance, increased production costs and reduced product supply. If we fail to manage effectively our relationship with Solectron, or if Solectron experiences delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be impaired and our competitive position and reputation could be damaged. Moreover, if any of our suppliers were to cancel or materially change their commitments to us or fail to meet the quality or delivery requirements needed to satisfy customer demand for our products, we could lose time-sensitive orders, be unable to develop or sell some products cost-effectively or on a timely basis, if at all, and have significantly decreased revenues, margins and earnings, which would have a material adverse effect on our business. In addition, our suppliers may go out of business or may cease production of components, and it can take a substantial period of time to qualify a new supplier of components. Moreover, we obtain these components through purchase order arrangements and do not have long-term supply agreements in place with our suppliers.

        We are heavily dependent on our proprietary technology and our competitors may gain access to this technology.

        We depend heavily on our proprietary technology and rely on a combination of patent, copyright and trade secret laws to protect our intellectual property and expertise. We also attempt to protect our trade secrets and other proprietary information through confidentiality agreements with our customers, suppliers and employees and through other security measures. Despite these efforts, we cannot assure you that others will not gain access to our trade secrets or that we can fully protect our intellectual property. In addition, effective trade secret protection may be unavailable or limited in certain countries in which we operate. Nor can we guarantee that our competitors will not independently develop comparable technologies. We cannot rely on our patents to provide us with any significant competitive advantage. Failure to protect our proprietary rights could significantly harm our financial condition.

        Our products are complex and may contain defects that are detected only after deployment in complex networks and systems.

        Our products are highly complex and are designed to form part of larger complex networks and systems. Defects in our products, or in the networks and systems of which they form a part, may directly or indirectly result in:

  •
  costs associated with the remediation of any problems attributable to our products;

  •
  loss of or delays in revenues;

  •
  loss of customers;

  •
  failure to achieve market acceptance and loss of market share;

  •
  increased service and warranty costs; and

  •
  increased insurance costs.

        Defects in our products could also result in legal actions by our customers for property damage, injury or death. Product liability claims could exceed the level of insurance coverage that we have obtained to cover defects in our products. Any significant uninsured claims could significantly harm our financial condition.

        We may not be able to effectively manage our anticipated growth and the expansion of our operations.

        We are currently experiencing a period of strong growth which has placed, and will continue to place, significant demands on our management, operational, engineering and financial resources. In particular, there is a risk that the need to manufacture increasing volumes of products in order to meet large orders may temporarily affect our ability to control quality in the production process and our ability to deliver products on time. Our ability to effectively manage growth and expansion will also require us to continue to implement and improve our operational, financial and management information systems and research and development processes, to train and manage our employees and to continue to develop, maintain and expand our supplier and customer relationships. Any failure to manage this growth effectively could significantly harm our financial condition.

        Our future growth depends in part on our successfully identifying and executing acquisitions, joint ventures and strategic relationships.

        Our growth strategy may involve acquisitions, strategic alliances or joint ventures. For example, in February 2004, we acquired the business of ZT Automation LLC, a company located in Fremont, California, which develops and sells magnetic disk media handling automation technology for use in the disk drive production process. These transactions involve certain risks resulting from the difficulties of integrating employees, operations, technologies and products. We may incur significant acquisition, administrative and other costs in connection with these transactions, including costs related to the integration of acquired or restructured businesses. For example, the consideration for the acquisition of ZT Automation LLC included up to $20.4 million which is principally contingent upon future revenues generated by this business. In order to successfully integrate acquired operations into our business we may be required to expend significant funds, incur debt or assume liabilities, any of which could negatively affect our operations. In addition, the successful integration of acquired operations may also require substantial attention from our senior management, which may limit the amount of time available to be devoted to the day-to-day operations of our business or the execution of our business strategy. There can be no assurances that any of the businesses we acquire can be successfully integrated or that they will perform well once integrated. Additionally, we may be required to record expenses for write-downs of good will or other intangible assets associated with our acquisitions.

        We have a long and unpredictable sales cycle.

        Our products are technically complex and we typically supply them in high quantities to a small number of customers. Many of our products are also tailored to meet the specific requirements of individual customers, and are often integrated by our customers into the systems and products that they sell. Factors that affect the length of our sales cycle include:

  •
  the time required for testing and evaluating our products before they are deployed;

  •
  the size of the deployment; and

  •
  the degree of system configuration necessary to deploy our products.

        As a result, our sales cycle may take up to 18 months, and the length of our sales cycle is frequently unpredictable. In addition, the emerging and evolving nature of the market for the products that we sell may lead prospective customers to postpone their purchasing decisions. We invest resources and incur costs during this cycle that may not be recovered if we do not successfully conclude sales.

These factors lead to difficulty in matching revenues with expenses, and to increased expenditures which together may contribute to declines in our results of operations and our share price.

        We operate in the United States, Asia and the United Kingdom and we cannot predict the impact that risks typically associated with conducting business internationally will have on our business.

        We have operations in the United States, Asia and the United Kingdom, and we market and sell our products throughout the world. As a result, we are exposed to risks typically associated with conducting business internationally, many of which are beyond our control. These risks include:

  •
  significant currency fluctuations between the U.S. dollar (in which our revenues are principally denominated) and the U.K. pound (in which certain of our costs are denominated);

  •
  complexities of managing our operations in the United States, the United Kingdom and Malaysia;

  •
  uncertainty owing to the overlap of different legal regimes, a possibly disadvantageous legal position due to the application of foreign law as well as problems in asserting contractual or other rights across international borders, for example, warranty claims against suppliers and claims for payment against customers;

  •
  potentially adverse tax consequences, such as transfer pricing arrangements between the countries in which we operate;

  •
  potential tariffs and other trade barriers;

  •
  unexpected changes in regulatory requirements, particularly in Malaysia;

  •
  the burden and expense of complying with the laws and regulations of various jurisdictions; and

  •
  the impact of a seasonal re-occurrence of an outbreak of severe acute respiratory syndrome, or SARS, on our employees, particularly in China.

        The occurrence of any of these events could significantly harm our financial condition.

        Malaysian governmental restrictions on the free transferability of foreign currencies from Malaysia could prevent our Malaysian subsidiary from paying dividends to us.

        Our Malaysian subsidiary manufactures a large proportion of our Storage Infrastructure products. This subsidiary recorded revenues of $100 million in our 2003 fiscal year. In 1998, the Malaysian government introduced restrictions on the free transferability of foreign currencies from Malaysia with a view to protecting the external value of the Malaysian currency. These restrictions, which are still in force, have not constituted an impediment to the regular transfer of money from our Malaysian subsidiary to us. We cannot assure you that the Malaysian transfer restrictions on foreign currency will not be altered in such a way as to restrict the transfer of foreign currency from our Malaysian subsidiary to us. In that event, our Malaysian subsidiary could be partially or entirely unable to pay dividends to us, which in turn could significantly harm our financial condition.

        We have experienced operating losses in the past and there can be no assurance that we will be profitable in the future. We do not currently anticipate paying any dividends on our common shares.

        We recorded an operating loss of $47.4 million in our 2003 fiscal year and operating income of $5.1 million and $11.8 million in each of our 2002 and 2001 fiscal years, respectively. We expect to continue to incur significant product development, administrative and sales and marketing expenses as well as costs associated with potential future acquisitions. Thereafter we will need to generate significant revenues in order to maintain profitability. We cannot assure you that we can sustain or increase operating income on a quarterly or annual basis in the future. Furthermore, we will incur a non-cash compensation expense in connection with this offering that will lead to an operating loss under U.S. GAAP in our 2004 fiscal year. You should see "Risks Related to the Offering—We have incurred and, upon the consummation of this offering, we will incur significant compensation expense related to equity incentives to our employees and we may incur significant compensation expense in the future" and our discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Equity Compensation Expense" for more details. We currently intend to retain all available earnings generated by our operations to develop and grow our business and we do not currently anticipate paying any dividends on our common shares.

        We may be required to re-establish some portion of an allowance for bad debt associated with our $6.0 million loan to Chaparral Network Storage Inc., which would have a negative effect on our earnings.

        As part of an alliance arrangement with Chaparral Network Storage Inc., in our 2002 fiscal year we loaned $6.0 million in connection with the development of components to be included in certain of our products. Since Chaparral had a history of operating losses and negative equity at the time of entering into the arrangement, we believed that their ability to repay the loan would depend on the successful efforts of the research and development arrangement. Accordingly, we provided a bad debt allowance for the full amount of this note receivable with an offsetting charge recorded to research and development expense. Chaparral was recently acquired by Dot Hill Systems Corp, and based on our assessment of the financial position of Dot Hill, we have revised our estimates of the expected future cash flows associated with the loan and have reversed the entire amount of the bad debt allowance against the loan. If the actual cash flows associated with the loan differ from our estimates, we may have to re-establish some portion of the bad debt allowance which would have a negative impact on our earnings.

        We are dependent upon hiring and retaining highly qualified management and technical personnel.

        We operate in the storage and networking technology markets. Our key management and technical staff are located in the United Kingdom and in California. In both of these locations there is strong competition for the highly qualified management and technical personnel with experience in our markets that we need to run our business and to develop new technologies and products. In California, in particular, the rate of turnover of key personnel in our markets is high. Our future success depends in part on our continued ability to hire and retain well-qualified technical personnel. We also rely heavily on our senior management and their ability to maintain relationships with our key customers. Many of our senior managers would be difficult to replace. In addition, we do not maintain key-person life insurance on any member of our senior management. The loss of any of our key management or technical personnel could significantly harm our financial condition.

        We may incur expenses related to obsolescence or devaluation of unsold inventory, or to reserves necessary to protect us against future write-offs of unsold inventory.

        Failure by us to accurately estimate product demand could cause us to incur expenses related to obsolescence or devaluation of unsold inventory. Due to the nature of our sales arrangements and supply and production arrangements, we may carry a significant amount of unsold inventory. As part of our internal controls, we have comprehensive inventory controls which include management approval for significant inventory purchases and monthly reviews of inventory levels and obsolescence. Historically our costs related to obsolescence have been less than 0.5% of revenues. However, if we fail to accurately estimate product demand, this inventory may lose value or become obsolete before it is sold. This may require us to increase our reserves for obsolete inventory which could significantly harm our financial condition.

        If our Malaysian subsidiary ceases to receive favorable tax treatment by the Malaysian government we may be subject to tax liability that could significantly harm our financial condition.

        A large proportion of our revenues are recorded by our Malaysian subsidiary, which benefits from tax incentives granted by the Malaysian government, currently in force until 2007. Our favorable tax treatment in Malaysia is dependent upon meeting certain requirements set out by the Malaysian authorities and demonstrating to both the Malaysian and the U.K. tax authorities that transactions between the relevant parties take place on an arm's-length basis. However, the existing tax treaty between Malaysia and the United Kingdom is due to expire in 2005, which may result in the elimination of these benefits. The loss of these tax benefits could increase our tax liabilities for past, current and future years, which could significantly harm our financial condition.

        Geopolitical military conditions, including terrorist attacks and other acts of war, may materially and adversely affect the markets on which our common shares trade, the markets in which we operate, our operations and our financial condition.

        Terrorist attacks and other acts of war, and any response to them, may lead to armed hostilities and such developments would likely cause instability in financial markets. Armed hostilities and terrorism may directly impact our facilities, personnel and operations which are located in the United States and internationally, as well as those of our customers and suppliers. Furthermore, severe terrorist attacks or acts of war may result in temporary halts of commercial activity in the affected regions, and may result in reduced demand for our products. These developments could have a material adverse affect on our business and the trading price of our common shares.

        We could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws.

        In October 2000, we demerged our business from Havant International Holdings Limited. Simultaneously with the demerger, one of our subsidiaries transferred its property management business to a newly formed company called Havant International Limited. In connection with this transfer, we retained all potential future liabilities arising prior to the demerger relating to certain real property transferred to Havant International Limited. Liabilities relating to violations of environmental laws could arise in the future in relation to the property transferred to Havant International Limited and any real property on which we operate.

        Our operations inside and outside the United States are subject to laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. We could incur substantial costs, including clean-up costs, fines and civil or criminal sanctions, third-party property damage or personal injury claims if we were to violate or become liable under environmental laws or become non-compliant with environmental permits required at our facilities.

Risks Related to the Offering

        Future sales of our common shares may cause our share price to decline.

        If our shareholders sell substantial amounts of our common shares in the public market following this offering, the market price of our common shares could decline. Based on shares outstanding as of June 23, 2004, upon completion of this offering we will have 28,163,242 if the underwriters do not exercise their over-allotment option, and 28,215,355 common shares if the underwriters exercise their over-allotment option in full common shares outstanding. All of the common shares sold in this offering will be freely tradable in the public market.

        In addition, if the underwriters do not exercise their over-allotment option 1,276,888 shares reserved for issuance pursuant to outstanding options and 5,632,648 shares available for grant under our existing share plans and if the underwriters exercise their over-allotment option in full 1,224,775 shares reserved for issuance pursuant to outstanding options and 5,643,071 shares available for grant under our existing share plans as of June 23, 2004 will become eligible for sale in the public market once permitted by provisions of various vesting agreements, lock-up agreements and any applicable exemptions under the Securities Act, as applicable.

        We, our officers and directors, and the majority of our existing shareholders have entered into the lock-up agreements described in "Underwriting."

        If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

        We have incurred and, upon the consummation of this offering, we will incur significant compensation expense related to equity incentives to our employees and we may incur significant compensation expense in the future.

        In accordance with U.S. generally accepted accounting principles, or U.S. GAAP, we were required to record a non-cash equity compensation expense from continuing operations of $57.3 million in our 2003 fiscal year related to the private equity transaction with HgCapital, which we completed in September 2003. The compensation expense reflected the difference between the price that funds managed by HgCapital paid for the shares purchased in connection with the transaction and the amount which the employees that sold shares to HgCapital originally paid for those shares.

        We will incur further equity compensation expense upon consummation of this offering of approximately $180 million. This equity compensation expense is associated with the historical grants of class A preferred ordinary shares, share options and other equity incentives awarded to our employees, and reflects the difference between the offering price and the original amount paid by our employees for their remaining shares or the exercise price for any unexercised options that they hold. U.S. GAAP requires that compensation expense for awards of shares, share options and other equity-based awards be measured on the first date that the number of shares that an employee is entitled to receive and the option or purchase price is known, referred to as the final measurement date.

        Approximately $44 million of this compensation expense relates to share options and other equity-based awards whose value is subject to continuing variability based on the difference between the option or purchase price, if any, and the quoted market price of our shares at the end of each fiscal quarter, until a final measurement date. As a result, the compensation expense we will be required to report with respect to these share options will be adjusted to take into account future variations of our share price. We cannot predict the amount of this adjustment or this compensation expense in future periods.

        This compensation expense will be recorded as cost of revenues, research and development expense or selling, general and administrative expense, in accordance with the function of the relevant employee, or as discontinued operations for certain ex-employees. We accordingly expect to record a substantial operating and net loss for the interim period immediately following consummation of this offering and for our 2004 fiscal year.

        In fiscal quarters subsequent to this offering we expect to record further equity compensation charges related to our share awards which are not subject to variability. We anticipate incurring a further compensation expense in a total amount of approximately $3 million over the next four years, associated with the vesting of these share awards.

        We may grant additional equity incentive awards, or modify outstanding awards, which could result in increased compensation expense which could significantly harm our financial condition.

        Fluctuations in the price and volume of shares of technology companies could result in the volatility of our share price.

        We are a storage and networking technology company. Stock markets generally have recently experienced extensive price and volume fluctuations, and the market prices of securities of technology companies in particular have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. These market fluctuations could result in extreme volatility in the price of our common shares. You should also be aware that price volatility may be more pronounced if the trading volume of our common shares is low.

        Prior to this offering, there has not been a market for our common shares and the price of our common shares may fluctuate and decline below the initial public offering price.

        After this offering an active trading market in our common shares might not develop or continue. The initial public offering price for the common shares has been determined by negotiations between us and the underwriters and may not be representative of the price that will prevail in the open market. The public market may not agree with or accept this valuation, in which case you may not be able to sell your common shares at or above the initial offering price. The market price of our common shares may fluctuate significantly in response to various factors, some of which are beyond our control, such as announcements of innovations and discoveries or new products by us or our competitors, developments concerning intellectual property rights and regulatory approvals, changes in estimates of our financial performance or changes in recommendations by securities analysts.

        We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively. This could affect our profitability and cause our share price to decline.

        Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We currently intend to use the net proceeds for general corporate purposes, including capital expenditures and working capital, to repay outstanding indebtedness and for possible acquisitions of businesses, products and technologies. We have not yet finalized the amount of net proceeds that we will use specifically for each of these purposes. We may use the net proceeds for corporate purposes that do not improve our profitability or increase our market value, which could cause our share price to decline.

        As a new investor, you will incur substantial dilution as a result of this offering and future equity issuances, and as a result, our share price could decline.

        The initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common shares. As a result, investors purchasing common shares in this offering will incur immediate dilution of $11.10 per share. This dilution is due in large part to earlier investors in our company having paid substantially less than the initial public offering price when they purchased their shares. The exercise of outstanding options and future equity issuances, including any additional shares issued in connection with possible acquisitions, will result in further dilution to investors.

        Our principal shareholders and management own a significant percentage of our company and will be able to exercise significant influence over our company, and their interests may differ from those of our other shareholders.

        After this offering, our executive officers and directors and principal shareholders and their affiliated entities will together control approximately 51.3% of our common shares if the underwriters do not exercise their over-allotment option and 48.8% of our common shares if the underwriters exercise their over-allotment option in full. This percentage includes 32% of our common shares if the underwriters do not exercise their over-allotment option and 30.6% if the underwriters exercise their over-allotment option in full held by funds managed by HgCapital. Accordingly, these shareholders, if they act together, will continue to have significant influence over our affairs and HgCapital, acting alone, will continue to have significant influence over our affairs. They may exercise this influence by voting at a meeting of the shareholders in a manner that advances their best interests and not necessarily those of other shareholders. This concentration of ownership also could have the effect of delaying or preventing a change in control of our company or otherwise discouraging a potential acquirer from attempting to obtain control of us.

        Xyratex Ltd is incorporated in Bermuda and, as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States.

        Xyratex Ltd, which will become our new parent company, is incorporated under the laws of Bermuda and a substantial portion of our assets and all of our directors and officers are located outside the United States. As a result, it may not be possible for the holders of our common shares to effect service of process upon us or our directors or officers within the United States or to enforce against us or our directors or officers in the United States court judgments based on the civil liability provisions of the securities laws of the United States. In addition, there is significant doubt as to whether the courts of Bermuda would recognize or enforce judgments of United States courts obtained against us or our directors or officers based on the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, there is also significant doubt as to whether the courts of Bermuda would be prepared to entertain an original action in Bermuda based on those laws. We have been advised by our United States and Bermuda legal advisors that the United States and Bermuda do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States based on civil liability, whether or not based on United States federal or state securities laws, would not be automatically enforceable in Bermuda.

        Bermuda law differs from the laws in effect in the United States and may afford less protection to shareholders.

        Holders of our common shares may have more difficulty in protecting their interests than would shareholders of a corporation incorporated in a jurisdiction of the United States. Xyratex Ltd, which will become our new parent company, is a Bermuda company and, accordingly, is governed by the Companies Act 1981 of Bermuda, as amended. The Companies Act differs in certain material respects from laws generally applicable to United States corporations and shareholders, including:

  •
  Interested director transactions: Under the terms of our bye-laws, any director, or any director's firm, partner or any company with whom any director is associated, may act in a professional capacity for the company, other than as auditor, and such director or such director's firm, partner or such company is entitled to remuneration for professional services. Our bye-laws require that a director who is directly or indirectly interested in a proposed contract or arrangement declare the nature of that interest as required by the Companies Act 1981, but after such a declaration, unless disqualified by the Chairman of the relevant board meeting, such director may vote in respect of any contract or proposed contract or arrangement in which he or she is interested and may be counted in the quorum at such meeting. United States companies are generally required to obtain the approval of a majority of disinterested directors or the approval of shareholders before entering into any transaction or arrangement in which any of their directors has an interest, unless the transaction or arrangement is fair to the company at the time it is authorized by the company's board of directors or shareholders.

  •
  Business combinations with interested shareholders: United States companies in general may not enter into business combinations with interested shareholders, namely certain large shareholders and affiliates, unless the business combination has been approved by the board of directors in advance or by a supermajority of shareholders or the business combination meets specified conditions. Under Bermuda law, and under our bye-laws, our board of directors may approve certain business combinations with interested shareholders without the need for a shareholder vote although certain business combinations, such as amalgamations, an arrangement under Bermuda law whereby two corporate entities combine and continue as a combined corporate entity but where neither of the original corporate entities cease to exist, usually require shareholder approval.

  •
  Shareholder suits: The circumstances in which a shareholder may bring a derivative action in Bermuda are significantly more limited than in the United States. In general, under Bermuda law, derivative actions are permitted only when the act complained of is alleged to be beyond the corporate power of the company, is illegal or would result in the violation of the company's memorandum of association or bye-laws. In addition, Bermuda courts would consider permitting a derivative action for acts that are alleged to constitute a fraud against the minority shareholders or, for instance, acts that require the approval of a greater percentage of the company's shareholders than those who actually approved them.

  •
  Limitations on directors' liability: Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or in the right of the company, against any director, except with respect to claims or rights of action arising out of the fraud or dishonesty of a director. This waiver may have the effect of barring certain claims against directors arising under U.S. federal securities laws. In general, United States companies may limit the personal liability of their directors as long as they acted in good faith and without knowing violation of law.

        We have provisions in our bye-laws that may discourage a change of control.

        Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

  •
  a classified board of directors with staggered three-year terms;

  •
  the ability of our board of directors to determine the rights, preferences and privileges of our preference shares and to issue the preference shares without shareholder approval; and

  •
  the need for an affirmative vote of the holders of not less than 66% of our voting shares for certain business combination transactions which have not been approved by our board of directors.

        These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.

        We may be required to take significant actions that are contrary to our business objectives to avoid being deemed an investment company as defined under the U.S. Investment Company Act of 1940.

        The U.S. Investment Company Act of 1940 contains substantive regulations with respect to investment companies including restrictions on their capital structure, operations, transactions with affiliates, and other matters which may be incompatible with our operations.

        As a company engaged primarily and directly in the business of the design and manufacture of data storage and networking hardware, we believe that we are not an investment company as that term is defined in the U.S. Investment Company Act of 1940. However, following this offering, a large amount of our assets will be in cash or cash equivalents. Generally, a company must register under the Investment Company Act and comply with its regulations if the value of its investment securities exceeds 40% of the value of its assets or if it holds itself out as being primarily engaged in the business of investing, owning or holding securities. Under an alternative test, a company is not required to register under the Investment Company Act if not more than 45% of the value of its total assets consists of, and not more than 45% of its net income is derived from, securities other than United States government securities and securities of majority-owned subsidiaries and companies primarily controlled by it.

        We may need to take certain actions to avoid the requirement to register as an investment company. For example, we may be compelled to acquire additional income or loss-generating assets that we might not otherwise have acquired or be forced to forego opportunities to acquire interests in companies that would be important to our strategy. In addition, we may need to sell some assets which are considered to be investment securities. We may also be forced to invest our cash in instruments that are not considered investment securities, but which yield less than alternatives that might be considered investment securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations" and "Business," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

        Our net proceeds from the sale of 4,000,000 common shares in this offering will total approximately $48.0 million and after deducting underwriting discounts and commissions and estimated offering expenses, which are payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital and for possible acquisitions of businesses, products and technologies. We also intend to use a portion of the net proceeds to repay indebtedness of $17.0 million currently outstanding under our term loan with HSBC Bank plc, which accrues interest at a floating rate of LIBOR plus a margin of between 0.75% and 1.25%. The amounts we have borrowed under the term loan were used to fund the repurchase of our then outstanding ordinary shares in connection with the 2003 investment in Xyratex Group Limited by funds managed by HgCapital.

        The amounts that we actually expend for working capital will vary significantly depending on a number of factors, including future revenue growth, if any, and the amount of cash that we generate from operations. As a result, we will retain broad discretion over the allocation of the net proceeds of this offering. We also may use a portion of the net proceeds for the acquisition of businesses, products and technologies. We have no current agreements or commitments for material acquisitions of any businesses, products or technologies.

        The proceeds from the offering of common shares to be sold by the selling shareholders will be paid to those shareholders. We will not receive any of the proceeds from the sale of those shares.

DIVIDEND POLICY

        We do not anticipate paying any cash dividends on our common shares in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Any future determination to pay dividends would be subject to the provisions of Bermuda law and be at the discretion of our board of directors and will depend upon then existing conditions, including our financial condition, results of operations and business prospects, capital requirements, legal and regulatory considerations and such other factors as our board of directors deems relevant.

CAPITALIZATION

        The following table sets forth the debt and capitalization:

  •
  as of February 29, 2004, for Xyratex Group Limited, our parent company prior to the transactions establishing Xyratex Ltd as our new Bermuda parent company, as described in "New Bermuda Parent Company"; and

  •
  as of February 29, 2004, for Xyratex Group Limited, as adjusted to give effect to the transactions establishing Xyratex Ltd as our new Bermuda parent company as if those transactions had occurred on that date and as further adjusted to give effect to the receipt of the net proceeds from the sale of 4,000,000 common shares in this offering after deducting underwriter discounts and commissions, estimated offering expenses payable by us, and the repayment of $17.0 million of outstanding indebtedness using proceeds from this offering.

        You should read this table in conjunction with "Use Of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

	As of February 29, 2004
	Actual	As adjusted
	(unaudited)	(unaudited)
	(US dollars in thousands)
Short-term borrowings and acquisition note payable(1)	$6,000	$2,000
Long-term debt(1)	14,000	—

Total debt	20,000	2,000

Total shareholders' equity	40,770	88,790

Total capitalization	$60,770	$90,790

        The following table sets forth the cash and capitalization of Xyratex Ltd as of February 29, 2004:

As of February 29, 2004
(US dollars)
Total shareholders' equity	$2

Total capitalization	$2

(1)
Includes short-term borrowings and long-term debt as of February 29, 2004 totaling $18.0 million secured by substantially all of our assets. The acquisition note payable amounting to $2.0 million is subject to a bank guarantee. In March 2004 a $1.0 million instalment payment was made on our outstanding indebtedness, and the as adjusted column reflects this payment in addition to the assumed payment of $17.0 million using proceeds from the offering.

DILUTION

        If you invest in our common shares, your interest will be diluted to the extent of the difference between the public offering price per common share and the pro forma net tangible book value per common share upon the completion of this offering.

        The net tangible book value of Xyratex Group Limited as of February 29, 2004 was $32.7 million. Assuming that the transactions described under "Our New Bermuda Parent Company" had taken place on February 29, 2004, our net tangible book value would have been $32.7 million. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of common shares outstanding.

        After giving effect to (i) the transactions establishing our new Bermuda parent company, and (ii) the sale of 4,000,000 common shares offered by us in this offering and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of February 29, 2004, would have equaled approximately $2.90 per common share. This represents an immediate increase in the net tangible book value of $1.53 per share to our existing shareholders and an immediate dilution in net tangible book value of $11.10 per share to new investors of common shares in this offering. The following table summarizes this per share dilution:

Initial public offering price per share		$14.00
Net tangible book value per share of Xyratex Group Limited, assuming the transactions by which Xyratex Ltd will become our new parent company had taken place as of February 29, 2004	$1.37
Increase per share attributable to this offering	$1.53

Pro forma net tangible book value per share after this offering		$2.90

Dilution in pro forma net tangible book value per share to new investors		$11.10

        The following table summarizes on a pro forma basis, as of June 23, 2004, the differences between our directors and executive officers as a group and new investors with respect to the number of shares issued by us, the total consideration paid and the average price per share paid.

	Shares Purchased	Total Consideration	Average Price Per Share
Directors and executive officers as a group (14 persons)(1)	4,716,896	$3,068,785.08	$0.65

New investors	6,956,522	$97,391,308.00	$14.00

(1)
All of the shares purchased by directors and executive officers listed in this table consisted of Xyratex Group Limited class A preferred ordinary shares or class C ordinary shares at the time of purchase and were purchased for U.K. pounds sterling. We have provided the purchased shares figures in terms of Xyratex Ltd common shares based on the conversion ratios of 1.036378 Xyratex Ltd common shares for each Xyratex Group Limited class A preferred ordinary share and 1.071671 Xyratex Ltd common shares for each class C ordinary share that will apply upon the effectiveness of the scheme of arrangement pursuant to which Xyratex Ltd will become our parent company. For a discussion of how the conversion ratios have been derived please see "Description of Share Capital". In addition, for illustrative purposes we have in the table expressed the total consideration paid for the shares purchased by directors and executive officers and the average price per share in U.S. dollars on the basis of £1.00=$1.5906 based on the average noon buying rate for U.K. pounds sterling in New York from January 1, 1994 to June 1, 2004 as certified by the New York Federal Reserve Bank for customs purposes. For purposes of the table, we have also assumed that any shares sold by directors and executive officers consisted of the shares most recently acquired at the time of the sale.

        The discussion and tables above exclude 5,605,617 of our common shares available for future grant or issuance under our option plans.

        The discussion and tables above also exclude 1,411,954 common shares subject to outstanding Xyratex Ltd share options with a weighted average exercise price of $7.07 per share. For purposes of deriving the weighted average exercise price per share, where the exercise price of an existing Xyratex Group Limited option is denominated in U.K. pounds sterling we have expressed the exercise price in U.S. dollars on the basis of £1.00=$1.8359 based on the noon buying rate for U.K. pounds in New York on June 1, 2004 as certified by the New York Federal Reserve Bank for customs purposes. In addition, the exercise price for options over 60,000 of these common shares is determined by the offering price per share in this offering.

SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA

        The following selected historical financial data is for Xyratex Group Limited, our parent company prior to the consummation of the transactions by which Xyratex Ltd will become our new Bermuda parent company.

        The selected historical consolidated statement of operations data presented below for the fiscal years ended November 30, 2003, 2002 and 2001, and the selected historical consolidated balance sheet data as of November 30, 2003 and 2002, have been derived from the audited consolidated financial statements of Xyratex Group Limited, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, and which have been audited by PricewaterhouseCoopers LLP, independent accountants, as indicated in their report included elsewhere in this prospectus. The selected historical consolidated statement of operations data for the three months ended February 29, 2004 and February 28, 2003 and the selected historical consolidated balance sheet data as of February 29, 2004 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring entries, that are necessary for a fair presentation of our financial position and results of operations for these periods. You should read this information in conjunction with the consolidated financial statements and notes thereto included elsewhere in this prospectus.

        The selected historical consolidated statement of operations data presented below for the fiscal years ended November 30, 2000 and 1999, and the selected historical consolidated balance sheet data as of November 30, 2001, 2000 and 1999, have been derived from the unaudited consolidated financial statements of Xyratex Group Limited, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. Xyratex Group Limited was formed in August 2000 for the purpose of acquiring subsidiaries containing the data storage and network technology business of Havant International Holdings Limited as part of a demerger of that company. For the periods until October 31, 2000, the date of the demerger, the selected historical financial data represent the results of operations and financial position of Havant International Holdings Limited. The remaining businesses of Havant International Holdings Limited were transferred to another newly formed company, Havant International Limited, and these businesses are presented as discontinued operations for periods prior to November 1, 2000.

        The selected pro forma financial data is derived from unaudited pro forma combined financial information included elsewhere in this prospectus. The pro forma combined financial information has been prepared to reflect the acquisition by Xyratex of the business of ZT Automation LLC in February 2004 as if it occurred on December 1, 2002. The pro forma information combines information from the individual financial statements of Xyratex and ZT Automation LLC for this date and period with certain pro forma adjustments. The pro forma financial statements do not purport to represent our results of operations or financial position for any future period or as of any date.

	Three Months Ended
				Year Ended November 30,
	February 29, 2004	February 29, 2004	February 28, 2003
				2003	2003	2002	2001	2000	1999
	(US dollars and amounts in thousands, except per share data)
	Unaudited pro forma	Unaudited	Unaudited	Unaudited pro forma				Unaudited	Unaudited
Consolidated Statement of Operations Data:
Revenues:
Storage and Network Systems	$69,592	$69,592	$47,342	$221,714	$221,714	$177,783	$117,697	$64,077	$33,312
Storage Infrastructure	54,487	49,693	38,899	136,283	112,055	74,749	57,197	49,310	50,247

Total revenues	124,079	119,285	86,241	357,997	333,769	252,532	174,894	113,387	83,559

Cost of revenues:
Non cash equity compensation(1)	—	—	—	690	690	—	—	—	—
Other	93,868	90,375	66,717	277,570	260,020	198,758	127,786	73,667	62,502

Total cost of revenues	93,868	90,375	66,717	278,260	260,710	198,758	127,786	73,667	62,502

Gross profit	30,211	28,910	19,524	79,737	73,059	53,774	47,108	39,720	21,057

Operating expenses:
Research and development:
Development arrangement(2)	(6,000)	(6,000)	—	—	—	7,800	—	—	—
Non cash equity compensation(1)	—	—	—	2,428	2,428	—	—	—	—
Other	8,588	7,950	5,467	32,385	29,797	22,424	19,313	17,675	18,792

Total research and development	2,588	1,950	5,467	34,813	32,225	30,224	19,313	17,675	18,792

Selling, general and administrative:
Non cash equity compensation(1)	—	—	—	54,143	54,143	—	—	—	—
Other	6,849	6,358	4,316	24,390	22,426	17,448	15,480	23,106	22,199

Total selling, general and administrative	6,849	6,358	4,316	78,533	76,569	17,448	15,480	23,106	22,199

Loss (gain) on derivative financial instruments	—	—	—	—	—	(1,763)	138	140	—
Other costs(1)	1,424	1,424	—	11,625	11,625	2,771	334	1,936	5,051

Total operating expenses	10,861	9,732	9,783	124,971	120,419	48,680	35,265	42,857	46,042

Operating income (loss)	19,350	19,178	9,741	(45,234)	(47,360)	5,094	11,843	(3,137)	(24,985)

Interest income (expense), net(3)	949	848	(116)	(279)	(209)	(923)	(882)	(1,082)	(2,538)
Gain on sale of investments	—	—	—	—	—	—	—	40,483 (4)	—

Income (loss) from continuing operations before income taxes	20,299	20,026	9,625	(45,513)	(47,569)	4,171	10,961	36,264	(27,523)

Provision (benefit) for income taxes	2,240	2,155	193	(11,117)	(11,754)	(791)	1,272	3,615	3,728

Net income (loss) from continuing operations	18,059	17,871	9,432	(34,396)	(35,815)	4,962	9,689	32,649	(31,251)

Income (loss) from discontinued operations		—	(254)		(20,194)	(3,326)	(4,512)	(19,100)	7,483
Gain (loss) from sale of discontinued operations		—	(185)		(185)	—	—	—	117,563 (5)

Net income (loss)		$17,871	$8,993		($56,194)	$1,636	$5,177	$13,549	$93,795

Net earnings (loss) from continuing operations per class B ordinary and preferred ordinary share (basic and diluted)(6)	$1.63	$1.61	$5.08	($9.22)	($9.60)	$2.67	$5.22	$16.01	($14.06)
Net earnings (loss) per class B ordinary and preferred ordinary share (basic and diluted) (6)		$1.61	$4.85		($15.07)	$0.88	$2.79	$6.64	$42.21
Pro forma basic net earnings (loss) per common share from continuing operations(7)	$0.84	—	—	($1.55)	—	—	—	—	—
Pro forma diluted net earnings (loss) per common share from continuing operations(7)	$0.79	—	—	($1.55)	—	—	—	—	—
Cash dividend per class A, B and C ordinary share	—	—	—	—	—	—	—	$3.85	$1.78
Cash dividend per class A, B and C ordinary share in U.K. pounds	—	—	—	—	—	—	—	£2.50	£1.10

(1)
In accordance with U.S. GAAP we were required to record a non-cash equity compensation expense of $57.3 million in continuing operations and $19.9 million in discontinued operations in the year ended November 30, 2003 in connection with a transaction in which funds managed by HgCapital, acquired a significant shareholding in Xyratex Group Limited. The expense resulted from the removal of transferability restrictions on the shares sold to funds managed by HgCapital. We also recorded expenses of the transaction totaling $11.6 million in our 2003 fiscal year. In the three months ended February 29, 2004, we incurred costs of $1.4 million in preparation for this offering.

(2)
Relates to a loan of $6.0 million and other payments of $1.8 million associated with a development arrangement with a supplier. These payments were recorded as an expense in the year ended November 30, 2002 as it was believed that repayment was dependent on the successful efforts of the related research and development. In February 2004, this supplier was acquired by another company. Based on the financial position of the acquiror, we believe that the $6.0 million loan is collectible. Accordingly, we have reduced operating expenses by $6.0 million in the three months ended February 29, 2004. However, it is not possible to predict whether the payment of $1.8 million will have any significant future benefit.

(3)
Interest income for the three months ended February 29, 2004 includes interest accrued on the $6.0 million loan described in footnote (2) above.

(4)
Represents a gain on the sale of shares of Teleplan International NV in April 2000 that were received as a portion of the consideration for the sale of a discontinued operation in our 1999 fiscal year. See note (4) below.

(5)
Represents a gain from the sale of a discontinued operation to Teleplan International NV. Total consideration was $135.5 million of which $72.8 million was in cash and the remainder was in shares of Teleplan International NV.

(6)
Based on the weighted average (in thousands) of 11,099, 1,856, 3,730, 1,856, 1,856, 2,039 and 2,222 class B ordinary and preferred ordinary shares outstanding for the three months ended February 29, 2004, the three months ended February 28, 2003 and the years ended November 30, 2003, 2002, 2001, 2000 and 1999 respectively. The computation of earnings per share does not include our outstanding class A ordinary and preferred ordinary shares and class C ordinary shares, which are subject to transferability restrictions that lapse on the earlier of an initial public offering or a sale or liquidation of Xyratex Group Limited. Under U.S. GAAP, these shares are not treated as outstanding when computing net earnings per share.

(7)
The weighted average number of common shares (in thousands) used in the calculation of basic and diluted earnings per common share for the year ended November 30, 2003 and the three months ended February 29, 2004 assumes the conversion of the class A and B ordinary and preferred ordinary shares, and the class C ordinary shares to common shares occurred on December 1, 2002. The computations for the weighted average shares outstanding used in the calculation of pro forma basic and diluted earnings (loss) per common share from continuing operations are included in footnote (E) in the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

	As of February 29,	As of November 30,
	2004	2003	2002	2001	2000	1999
	(unaudited)				(unaudited)	(unaudited)
	(US dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,810	$2,008	$455	$694	$3,958	$3,566
Working capital	24,952	14,275	7,351	5,880	(3,841)	(6,813)
Total assets	134,285	111,271	76,663	64,739	64,989	199,159
Short-term borrowings and current portion acquisition note payable	6,000	4,133	4,763	5,081	827	35,801
Long-term debt and acquisition note payable, net of current portion	14,000	15,000	7,850	7,112	764	3,125

Total debt	20,000	19,133	12,613	12,193	1,591	38,926

Total shareholders' equity	$40,770	$19,001	$8,962	$8,636	$3,459	$123,076

Number of shares issued and outstanding:
Class B preferred ordinary shares	11,099	11,099	—	—	—	—
Class A preferred ordinary shares	10,188	8,845	—	—	—	—
Class A ordinary shares	—	—	7,166	7,579	7,579	9,507
Class B ordinary shares	—	—	1,856	1,856	1,856	2,222
Class C ordinary shares	2,576	—	—	—	—	—
Class C ordinary shares	—	—	12,850	13,479	13,479	6,987

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma financial statements give effect to (i) the acquisition by us of the business of ZT Automation LLC as of February 23, 2004 in a transaction accounted for as a purchase, (ii) the related financing of this purchase and (iii) the assumed conversion of our class A and B ordinary and preferred ordinary shares, and our class C ordinary shares to Xyratex Ltd common shares.

        The unaudited pro forma condensed combined statements of operations for the three months ended 29 February, 2004 and the year to November 30, 2003 is based on the individual statements of operations of Xyratex Group Limited and ZT Automation LLC and combines the results of operations of Xyratex Group Limited and of ZT Automation LLC as if the acquisition occurred on December 1, 2002. The operations of ZT Automation LLC for the month ended December 31, 2003 resulting in revenues and net income from continuing operations of $2.8 million and $0.6 million respectively have been included in the pro forma statement of operations for both the year ended November 30, 2003 and the three months ended February 29, 2004. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Xyratex Group Limited and ZT Automation LLC included elsewhere in this prospectus.

        The pro forma adjustments are described in the accompanying notes and are based on available information and assumptions that our management believes are reasonable. The pro forma financial statements do not purport to represent our results of operations or financial position for any future period or as of any date. The pro forma financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical consolidated financial statements and the related notes for the year ended November 30, 2003 and three months ended February 29, 2004 and ZT Automation LLC's historical consolidated financial statements and the related notes for the year ended December 31, 2003, each contained in this prospectus.

Three Months ended February 29, 2004

	Xyratex Group Limited historical for the three months ended February 29, 2004	ZT Automation LLC historical for the period from December 1, 2003 to February 22, 2004	Pro forma adjustments		Pro forma combined
	(US dollars and amounts in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations
Revenues	119,285	4,794	—		124,079
Cost of revenues	90,375	3,157	336	(A)	93,868

Gross profit	28,910	1,637	(336)		30,211

Operating expenses:
Research and development—development arrangement	(6,000)	—	—		(6,000)
Research and development—other	7,950	638	—		8,588
Selling, general and administrative	6,358	646	(155	)(B)	6,849
Other costs	1,424	—	—		1,424

Total operating expenses	9,732	1,284	(155)		10,861

Operating income	19,178	353	(181)		19,350
Interest income, net	848	1	100	(C)	949

Income from continuing operations before income taxes	20,026	354	(81)		20,299

Provision for income taxes	2,155	—	85	(D)	2,240

Net income from continuing operations	17,871	354	(166)		18,059

Net earnings per class B preferred ordinary share—basic and diluted:
Net income from continuing operations	1.61	—	—		1.63
Weighted average class B preferred ordinary shares used in computing net earnings per share: Basic and diluted	11,099	—	—		11,099
Basic net earnings per common share from continuing operations	—	—	—		0.82
Diluted net earnings per common share from continuing operations	—	—	—		0.77
Weighted average common shares used in computing net earnings per share:(E)
Basic	—	—	—		22,185
Diluted	—	—	—		23,374

Year ended November 30, 2003

	Xyratex Group Limited historical for the year ended November 30, 2003		ZT Automation LLC historical for the year ended December 31, 2003	Pro forma adjustments		Pro forma combined
	(US dollars and amounts in thousands, except for per share data)
Unaudited Pro Forma Condensed Combined Statement of Operations
Revenues	—	$333,769	$24,228	—		$357,997
Cost of revenues—non cash equity compensation	690
Cost of revenues—other	260,020	260,710	16,092	1,458	(A)	278,260

Gross profit		73,059	8,136	(1,458)		79,737

Operating expenses:
Research and development—non cash equity compensation	2,428	—	—	—		—
Research and development—other	29,797	32,225	2,588	—		34,813

Selling, general and administrative—non cash equity compensation	54,143	—	—	—		—
Selling, general and administrative—other	22,426	76,569	1,964	—		78,533

Other costs	—	11,625	—	—		11,625

Total operating expenses	—	120,419	4,552	—		124,971

Operating income (loss)	—	(47,360)	3,584	(1,458)		(45,234)
Interest expense, net	—	(209)	(110)	40	(C)	(279)

Income (loss) from continuing operations before income taxes	—	(47,569)	3,474	(1,418)		(45,513)
Provision (benefit) from income taxes	—	(11,754)	—	637	(D)	(11,117)

Net income (loss) from continuing operations	—	(35,815)	3,474	(2,055)		(34,396)

Net earnings (loss) per class B ordinary and preferred ordinary share—basic and diluted:
Net income (loss) from continuing operations	—	$(9.60)	$—	$—		$(9.22)
Weighted average class B ordinary and preferred ordinary shares (in thousands) used in computing net earnings per share: Basic and diluted	—	3,730	—	—		3,730
Net earnings (loss) per common share—basic and diluted:
Net income (loss) from continuing operations	—	—	—	—		$(1.54)
Weighted average common shares used in computing basic and diluted net earnings per share(E)	—	—	—	—		22,331

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
(US dollars and amounts in thousands unless otherwise stated)

        The pro forma statements of operations have been prepared to reflect the acquisition of the business of ZT Automation LLC for an aggregate purchase price of $8,575 including $2,000 which is deferred for one year. Contingent consideration of up to $20,400, which is dependent upon future performance, will be recorded as part of the purchase price only when the contingency is resolved, with a corresponding increase to goodwill. The pro forma statement of operations does not include adjustments for the $155 increase in fair value of inventories since these would not have a continuing impact on operations. Pro forma adjustments are made to reflect:

  (A)
  The amortization of certain identifiable intangible assets resulting from the purchase price allocation of the net assets acquired in the acquisition, assuming amortization periods as follows:

	Valuation	Amortization Period
Existing technology	$3,000	4 years
Core technology	$700	4 years
Non-competition agreements	$400	3 years
Order backlog	$400	1 year

    See note 6 to the unaudited condensed consolidated financial statements of Xyratex Group Limited for further information regarding the preliminary allocation of the purchase price.

  (B)
  Adjustment to eliminate non-recurring legal expenses of $155 incurred by ZT Automation LLC exclusively in connection with the acquisition.

  (C)
  The adjustment consists of (1) a reduction of interest income of $56 and $14 in the year ended November 30, 2003 and the three months ended February 29, 2004 respectively, calculated at approximately 1% on Xyratex Group Limited's cash and cash equivalents of $5,585 used in the acquisition of the business of ZT Automation LLC and (2) a reduction in interest expense of $96 and $114 related to the assumed repayment of weighted average outstanding debt of $3,852 and $18,186 in the year ended November 30, 2003 and the three months ended February 29, 2004 using proceeds from the offering. The weighted average interest rate applied to the weighted average outstanding debt is 2.5% for both periods.

  (D)
  The U.K. and U.S. income tax expense arising on the ZT Automation LLC business and the adjustments above at an average rate of 31%. ZT Automation LLC operated as a partnership and as a consequence no income tax expense was recorded in that entity's financial statements. We have therefore adjusted for the income tax expense that would be recorded were ZT Automation LLC to have been acquired on December 1, 2002.

  (E)
  The weighted average number of common shares used in the calculation of basic and diluted earnings per common share for the year ended November 30, 2003 and the three months ended February 29, 2004 assumes the conversion of the class A and B ordinary and preferred ordinary shares, and the class C ordinary shares to common shares occurred on December 1, 2002 using the conversion ratios set forth below. The calculation of diluted earnings per share for the year ended November 30, 2003 excludes the effect of stock options to purchase an average (in thousands) of 1,978 class A preferred ordinary shares since such shares would be anti-dilutive.

    The computations for the weighted average shares outstanding used in the calculation of basic and diluted earnings (loss) per common share from continuing operations are as follows:

	Year ended November 30, 2003
	Weighted average shares outstanding	Conversion Ratio	Common Shares
Class A ordinary shares	5,713	1.036378	5,921
Class A preferred ordinary shares	1,792	1.036378	1,858
Class B ordinary shares	1,480	1.036378	1,534
Class B preferred ordinary shares	2,250	0.945	2,126
Class C ordinary shares(1)	10,245	1.036378	10,617

Weighted average common shares			22,056
Common shares whose proceeds will be used to retire debt			275

Total weighted average common shares—basic and diluted			22,331

	Three months ended February 29, 2004
	Weighted average shares outstanding	Conversion Ratio	Common Shares
Class A preferred ordinary shares	9,199	1.036378	9,534
Class B preferred ordinary shares	11,099	0.945	10,488
Class C ordinary shares(1)	806	1.071671	864

Weighted average common shares			20,886
Common shares whose proceeds will be used to retire debt			1,299

Total weighted average common shares—basic			22,185
Dilutive effect of stock options			1,189

Total weighted average common shares—diluted			23,374

    (1)
    The conversion ratio for class C ordinary shares outstanding for the year ended November 30, 2003 differs from the conversion ratio for class C ordinary shares outstanding for the three months ended February 29, 2004 since all class C ordinary shares outstanding at September 17, 2003 along with all class A and B ordinary shares were converted to class A preferred ordinary shares on a one-for-one basis. Accordingly, the same conversion ratio is used for all shares that were converted to class A preferred ordinary shares. No new class C ordinary shares were issued until the quarter beginning December 1, 2003.

    The numerator in the calculation of basic and diluted earnings per common shares excludes a one-time estimated equity compensation expense of $180 million which we expect to incur when the transferability restrictions on the class A preferred ordinary shares and the class C ordinary shares lapse. When the transferability restrictions lapse, the number of shares that an employee is entitled to receive as well as the option or purchase price are known. Prior to this date the number of shares or options that an employee is entitled to receive is not known since an employee cannot sell or transfer the shares or options to a third party or require us to repurchase the shares or options. We have excluded this charge from the unaudited pro forma condensed combined statement of operations since it is not expected to have a continuing impact on earnings. Had this charge been recorded, it would have increased the basic and diluted net loss per common share for the year ended November 30, 2003 as follows:

Net loss from continuing operations	$(1.54)
Non cash equity compensation	(8.10)

Net loss from continuing operations including non cash equity compensation	$(9.64)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following commentary together with the "Selected Historical Consolidated Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading provider of modular enterprise-class data storage subsystems and storage process technology. We design, develop and manufacture enabling technology that provides our customers with data storage products to support high-performance storage and data communication networks. We operate in two business segments: Storage and Network Systems and Storage Infrastructure. Our Network and Storage Systems products address a large segment of the external network storage market and include redundant arrays of independent/inexpensive disk technology, commonly referred to as RAID, and less complex storage subsystems. Our Storage Infrastructure products include disk drive production test systems, process automation and servo track writers. We have nearly quadrupled our revenues from $83.6 million in our 1999 fiscal year to $333.8 million in our 2003 fiscal year.

        We sell our Storage and Network Systems products exclusively to OEMs and our Storage Infrastructure products directly to disk drive manufacturers. We have operations in the United States, Asia and Europe. In our 2003 and 2002 fiscal years, sales to our top three customers accounted for 78% and 74% of our revenues, respectively. For the three months ended February 29, 2004, sales to our top three customers accounted for 86% of our revenues. We form long-term strategic relationships with our customers, which include Network Appliance, Seagate Technology and Western Digital. In our 2003 fiscal year sales to these customers accounted for 45%, 22% and 11% of our revenues, respectively. We enter into joint development projects with our key customers and suppliers in order to research and introduce new technologies and products. As of February 29, 2004, we had over 100 customers.

        We typically enter into arrangements with our largest customers and provide them with products based on purchase orders executed under these arrangements. Due to the complexity of our products, we provide almost all of our products on a build-to-order basis. These arrangements often include estimates as to future product demand but do not typically specify minimum volume purchase requirements. The prices of our products are generally agreed to in advance and are based on a pre-negotiated pricing model. The pricing model may specify certain product components and component costs as well as anticipated profit margins. The pricing model also typically contemplates variations in the unit selling price based on volumes, the quality and cost of components used, and the manner of assembly. Most often, the pricing model contemplates a lower unit selling price as volumes increase.

Acquisitions, Disposals and Reorganizations

        Immediately prior to the closing of this offering, and to facilitate the listing of our common shares on the NASDAQ National Market, Xyratex Ltd, a Bermuda company, will become the parent company of our business. This will be effected through the exchange by Xyratex Group Limited shareholders of their shares in Xyratex Group Limited for common shares of Xyratex Ltd.

        In February 2004, we acquired the business of ZT Automation LLC, a company located in Fremont, California, which develops and sells magnetic disk media handling automation technology for use in the disk drive production process, for a maximum total consideration of $29.0 million, which consists of $6.6 million of initial consideration and $22.4 million of deferred consideration

($20.4 million of which is dependent on future revenue generated by this business). We anticipate funding this acquisition through cash on hand and cash generated from operations.

        In March 2003, we sold our digital broadcast technology business to management of that business for proceeds of $0.3 million. The operating results, net assets and cash flows of this business have been categorized as discontinued operations in the consolidated financial statements included elsewhere in this prospectus. Net losses from these discontinued operations were $0.3 million, $3.3 million and $4.5 million for our fiscal years ended November 30, 2003, 2002 and 2001 respectively.

        On September 17, 2003, funds managed by HgCapital, a European private equity firm, acquired a 56% shareholding in Xyratex Group Limited. As part of this transaction, we reacquired and cancelled outstanding ordinary shares at a cost of $18.9 million funded by a new term loan from HSBC. Also in connection with this transaction, we made a number of changes to the rights of our ordinary shares and made payments to professional advisors and exiting management, totalling $6.9 million, and issued new shares to funds managed by HgCapital in compensation for expenses incurred by them in connection with the share purchase which amounted to $4.7 million. In addition, in connection with this transaction we were required to record equity compensation expense of $57.3 million and $19.9 million as part of continuing and discontinued operations, respectively, in our 2003 fiscal year.

Revenues

        We derive revenues primarily from the sale of our Storage and Network Systems products and our Storage Infrastructure products.

        Our Storage and Network Systems products consist primarily of storage subsystems which address three market segments through our OEM customers, Network Attached Storage or NAS, Storage Area Networks or SAN and, more recently, Nearline storage. We have seen strong growth in the NAS segment over the past two fiscal years, particularly through Network Appliance, our main customer addressing this marketplace. Our revenue from the SAN segment has shown more limited growth, but we believe this rate of growth has been in line with the rate of growth in the SAN market.

        Our Storage Infrastructure revenues are derived from the sale of disk drive manufacturing process equipment directly to disk drive manufacturers and we have seen growth in these revenues, primarily through sales to Seagate and Western Digital. We supply three main product lines in this segment, production test systems, servo track writers and, following our acquisition of the business of ZT Automation LLC, we now supply Automation Technology. Revenues from these products are subject to significant fluctuations, particularly from quarter to quarter, as they are dependent on the capital investment decisions of our customers.

        As described above, the unit prices we obtain from our major customers will typically vary with volumes. As products become more mature, prices will generally decline, partly reflecting reduced component costs. We also regularly introduce new products which are likely to incorporate additional features or new technology and these products will generally command a higher unit price. Average unit prices will also vary with the mix of customers and products. In the last three fiscal years we have not seen an overall trend in our unit prices.

        Revenues from product sales are recognized once delivery has occurred, provided that there is persuasive evidence that a delivery arrangement exists, the price for the delivered product is fixed or determinable, and it is reasonably certain that the revenue will be collected. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer. For sales that include customer-specified acceptance criteria, revenues are recognized after the acceptance criteria have been met. In addition, some of our sales contracts provide that a certain percentage of payments is to be made in advance of product delivery, in which case we record these payments as deferred revenue until the product is actually delivered.

        Some of our arrangements for the sale of products require non-refundable payments from our customers for research and development during the product development phase, which is known as non-recurring engineering. Revenues for non-recurring engineering under these contracts have been recognized upon the achievement of agreed project milestones and amounted to $0.9 million in the three months ended February 29, 2004, $1.7 million in our 2003 fiscal year, $1.4 million in our 2002 fiscal year and $4.3 million in our 2001 fiscal year. We expect that future levels of non-recurring engineering expenditure will be similar to that recorded in our 2003 fiscal year.

        For the three months ended February 29, 2004 and in our fiscal years ended November 30, 2003, 2002 and 2001, we derived 58%, 66%, 70% and 67%, respectively, of our revenues from the sale of Storage and Network Systems products. Our overall sales to customers located in the United States have increased as a percentage of revenues in recent years, primarily reflecting the increase in sales of our Storage Infrastructure products in the United States.

        We believe that both of our business segments present the opportunity for growth in the near-term. The worldwide economic slowdown experienced in recent years slowed the growth in sales of our products as consumers reduced their information technology spending and this consequently reduced the demand from our major customers. We have seen indications that this trend is reversing itself.

Costs of Revenues and Gross Profit

        Our costs of revenues consist primarily of the costs of the materials and components used in the assembly and manufacture of our products, including disk drives, electronic cards, enclosures and power supplies. Other items included in costs of revenues include salaries, bonuses and other labor costs for employees engaged in the component procurement, assembly and testing of our products, warranty expenses, shipping costs, depreciation of manufacturing equipment and certain overhead costs. Our gross margins change primarily as a result of fluctuations in our product mix. Our gross margins also change as a result of changes to product pricing, manufacturing volumes and costs of components. Our gross margins for our Storage and Network Systems products tend to be lower than the margins of our other products. To the extent our revenues from our Storage and Network Systems products continue to grow relative to our other products and services, we expect that our gross profit will decrease as a percentage of revenues. Our gross margins in this segment improved in our 2003 fiscal year and we will seek to continue to improve our gross margins in this business segment by delivering higher value-added products to our customers.

Research and Development

        Our research and development expenses include expenses related to product development, engineering, materials costs and salaries, bonuses and other labor costs for our employees engaged in research and development. Research and development expenses include the costs incurred in designing products for our OEM customers, which often occurs prior to their commitment to purchase these products. These expenses have increased over the last three years, reflecting our continuing commitment to developing products based on advanced technologies and designs. We expense research and development costs as they are incurred. As of February 29, 2004, approximately 30% of our employees were engaged in our research and development activities. We anticipate that this level of research and development commitment will continue.

        Due to the level of competition in the markets in which we operate and the rapid changes in technology, our future revenues are heavily dependent on the improvements we make to our products and the introduction of new products. During our 2003 fiscal year, through a total of approximately 30 separate projects, our research and development expenses included approximately $7.0 million related to improving existing products, $10.0 million to meet customer specific requirements and $11.0 million related to entering new markets, such as an investment in silicon-based switch architecture.

Selling, General and Administrative

        Selling, general, and administrative expenses include expenses related to salaries, bonuses and other labor costs for senior management and sales, marketing, and administrative employees, market research and consulting fees, commissions to sales representatives, information technology costs, other marketing and sales activities and exchange gains and losses arising on the retranslation of U.K. pound denominated assets and liabilities. Excluding equity compensation expenses, in recent years, our expenses for sales, general and administrative functions have declined as a percentage of our revenues. As our business continues to grow, we expect this trend to continue.

Provision for Income Taxes

        We are subject to taxation in the United Kingdom, the United States and Malaysia. In recent years, we have experienced net operating results which comprise a profit in Malaysia, and losses in the United Kingdom and the United States. Substantially all of our Malaysian operations benefit from "high-tech pioneer" status which provides us with a zero tax rate provided that we meet certain requirements. This status is due to expire in March 2007 and to the extent we repatriate profits from Malaysia to the United Kingdom they may be subjected to U.K. taxation upon the expiry of the international tax treaty between Malaysia and the United Kingdom in December 2005. As of November 30, 2003, we had a loss carryforward of $31.4 million in the United Kingdom and $12.2 million in the United States. Our projections for taxable income in the United Kingdom have increased significantly as a result of the contribution of increasing revenues from our Storage and Networking Systems products and also of changes to our transfer pricing arrangements between our U.K. and Malaysian subsidiaries. The change to our internal transfer pricing arrangements follows external pricing changes for our Storage Infrastructure products which are manufactured in Malaysia. As a result a valuation allowance relating primarily to the U.K. loss carryforwards was released in our 2003 fiscal year, which resulted in an income tax benefit of $13.7 million. Utilization of the loss carryforward in the United States is likely to be significantly restricted as a result from the change in share ownership in connection with the HgCapital investment, described above. We have recorded a full valuation allowance against the deferred tax asset relating to these U.S. loss carryforwards. Utilization of the U.K. loss carryforward may be restricted by future changes in the share ownership of our company.

        We have recorded a tax benefit or low tax charges relative to our taxable income over our last three fiscal years. This was primarily due to the existence of net operating losses in the United Kingdom, a zero tax rate for substantially all of our income in Malaysia and in our 2003 fiscal year the reversal of a U.K. related valuation allowance as described above. The reversal of the U.K. related deferred tax valuation allowance will result in us recording a significantly increased income tax expense in our 2004 fiscal year. In addition, the benefits of the zero Malaysian tax rate may reduce significantly upon the expiry of the international tax treaty between Malaysia and the United Kingdom in December 2005. We would therefore expect to see a further increase in our income tax expense in our 2006 fiscal year.

Equity Compensation Expense

        In accordance with U.S. generally accepted accounting principles, or U.S. GAAP, we were required to record a non-cash equity compensation expense of $57.3 million from continuing operations and $19.9 million from discontinued operations in our 2003 fiscal year related to the private equity transaction with HgCapital, described above. The compensation expense followed the removal of transferability restrictions on the shares held by employees which were sold to Xyratex Group Limited and funds managed by HgCapital. The removal of the transferability restrictions triggered a final measurement date for the share awards under U.S. GAAP as described below. The compensation expense is calculated as the difference between the price paid by Xyratex Group Limited and funds managed by HgCapital for the 11.2 million shares purchased in connection with the transaction (totaling $80.0 million) and the amount which the employees that sold shares to funds managed by

HgCapital originally paid for those shares (totaling $2.8 million). This expense has been included in cost of revenues, research and development expense or selling, general and administrative expense, in accordance with the function of the employee or ex-employee that sold shares, except that part of this expense which relates to employees that were employed in discontinued operations has been included in loss from discontinued operations.

        We will incur further equity compensation expense upon consummation of this offering of approximately $180 million. This equity compensation expense is associated with the historical grants of class A preferred ordinary and class C ordinary shares totaling 9.8 million shares, and 3.7 million unexercised share options and other equity incentives awarded to our employees. The expense is calculated as the difference between the offering price and the original amount paid by our employees for the 9.8 million shares or the exercise price for the 3.7 million unexercised options that they hold after giving effect to the conversion of the shares to common shares. The amount paid for these shares and the exercise price for these options totals $17 million. U.S. GAAP requires that compensation expense for awards of shares, share options and other equity-based awards be measured on the first date that the number of shares that an employee is entitled to receive and the option or purchase price is known, referred to as the final measurement date. The final measurement date for grants of Xyratex Group Limited's class A preferred ordinary shares as well as some of the share options will be the consummation date of this offering since the transferability restrictions associated with the shares will lapse on that date. When the transferability restrictions lapse, the number of shares that an employee is entitled to receive as well as the option or purchase price are known. Prior to this date the number of shares or options that an employee is entitled to receive is not known since an employee cannot sell or transfer the shares or options to a third party or require us to repurchase the shares or options.

        This compensation expense will be recorded as cost of revenues, research and development expense or selling, general and administrative expense, in accordance with the function of the relevant employee, or as discontinued operations for certain ex-employees. We accordingly expect to record a substantial operating and net loss for the interim period immediately following consummation of this offering and for our 2004 fiscal year.

        Approximately $39 million of this compensation expense relates to (1) 3.4 million share options whose value is subject to continuing variability based on the difference between the option exercise price (totaling $10.7 million) and the quoted market price of our shares at the end of each fiscal quarter, until a final measurement date, as discussed above, has been determined and (2) six thousand phantom shares. The 3.4 million share options relate to our U.K. share option plans and are subject to continuing variability because the option holders have an obligation to reimburse us for our U.K. employer's tax liability, which is determined based on the option's intrinsic value at the time of exercise. The employee's obligation to reimburse us for the tax liability creates a variable exercise price for the employee. As a result, the compensation expense we will be required to report with respect to these share options and phantom shares will be adjusted to take into account future variations of our share price. We also have unvested options that are subject to variability and may result in additional compensation expense as they vest.

        Following this offering we intend to review our U.K. share option plans and, if possible, amend them to statutorily transfer our U.K. tax liability to the employee, which would eliminate the need for these adjustments at the end of each quarterly period.

        In fiscal quarters subsequent to this offering we expect to record further equity compensation charges related to 0.3 million share awards and 0.3 million option awards which are not subject to variability. We anticipate incurring further compensation expense totaling approximately $3 million. The $3 million is calculated based on the unvested portion of the options and shares less any amounts paid for the shares or the exercise price for the options after giving effect to the conversion of the shares to common shares. The amount paid for these shares and the exercise price for these options totals $2.2 million. The $3 million will be recognized over the next four years, in accordance with the vesting of these share awards.

Results From Continuing Operations

        The following table sets forth, for the periods indicated, selected operating data as a percentage of revenues.

	Three Months Ended
	February 29	February 28	Year Ended November 30,
	2004	2003	2003	2002	2001
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	75.8	77.4	78.1	78.7	73.1
Gross profit	24.2	22.6	21.9	21.3	26.9
Operating expenses:
Research and development:
Development arrangement	(5.0)	—	—	3.1	—
Non cash equity compensation	—	—	0.7	—	—
Other	6.7	6.3	8.9	8.9	11.0
Selling, general and administrative:
Non cash equity compensation	—	—	16.2	—	—
Other	5.3	5.0	6.7	6.9	8.9
Loss (gain) on derivative financial instruments	—	—	—	(0.7)	0.1
Other costs	1.2	—	3.5	1.1	0.2
Operating income (loss)	16.1	11.3	(14.2)	2.0	6.8
Net income (loss) from continuing operations	15.0%	10.6%	(10.7)%	1.9%	5.5%

Three Months Ended February 29, 2004 Compared to Three Months Ended February 28, 2003

  Revenues

        Our revenues increased to $119.3 million in the three months ended February 29, 2004 from $86.2 million for the three months ended February 28, 2003, an increase of 38.3%. The increase in revenues was attributable to increased sales of both our Storage and Network Systems and Storage Infrastructure products.

        Revenues from sales of our Storage and Network System products increased to $69.6 million in the three months ended February 29, 2004 from $47.3 million in the three months ended February 28, 2003, an increase of 47.0%. Of this increase, management estimates that $13.0 million related to growth in sales of our storage subsystem products addressing the NAS market segment and management estimates that $10.0 million was contributed by new products incorporating low-cost disk drives which address the newly emerging Nearline storage market segment. The Nearline storage segment addresses the growing trend of replacing magnetic tape systems with disk storage systems for faster back-up and retrieval processes. We believe the growth in demand in the NAS segment reflects an improved business environment and the incorporation of advanced switching capability into certain of our products.

        Revenues from sales of our Storage Infrastructure products increased to $49.7 million in the three months ended February 29, 2004 from $38.9 million for the three months ended February 28, 2003, an increase of 27.7%. This included an increase of $20.0 million in sales of production test systems and a decline of $10.3 million in sales of servo track writers. The increase in the sales of production test systems reflected the requirements of our major customers for additional manufacturing capacity, partly to support their new product introductions. The requirement for these products was particularly high in the first quarter of both our 2004 and 2003 fiscal years. Revenues from these products are expected to be at a lower level in the remaining quarters of our 2004 fiscal year. Sales of servo track writers were higher in the first fiscal quarter of 2003 partly because of equipment replacement by one of our major customers. As described above, our revenues from our Storage Infrastructure products are subject to significant quarterly fluctuations resulting from our major customers' capital expenditure decisions.

  Cost of Revenues and Gross Profit

        Our cost of revenues increased to $90.4 million in the three months ended February 29, 2004 from $66.7 million for the three months ended February 28, 2003, an increase of 35.5%. The increase in cost of revenues was primarily related to our growth in revenues. Our gross profit increased to $28.9 million in the three months ended February 29, 2004 from $19.5 million for the three months ended February 28, 2003, an increase of 48.1%. As a percentage of revenues our gross profit increased to 24.2% in the three months ended February 29, 2004 from 22.6% for the three months ended February 28, 2003, reflecting increased margins for both our Storage and Network Systems (to 18.5% in the three months ended February 29, 2004 from 16.6% in the three months ended February 28, 2003) and Storage Infrastructure products (to 32.3% in the three months ended February 29, 2004 from 30.0% in the three months ended February 28, 2003). These increases result primarily from approximately $1.7 million of component cost reductions.

  Research and Development

        Our total research and development expense decreased to $2.0 million in the three months ended February 29, 2004 from $5.5 million for the three months ended February 28, 2003, a decrease of 64.3%. In the three months ended February 29, 2004, our total research and development expense included a $6.0 million development arrangement benefit which partially offset $7.9 million of other research and development expense. In the three months ended February 28, 2003, our total research and development expense was comprised only of other research and development expense.

  Development Arrangement

        In our 2002 fiscal year, as part of an alliance arrangement with a supplier, Chaparral Network Storage Inc, we loaned $6.0 million and paid other amounts totaling $1.8 million in connection with the development of RAID controller components to be included in certain of our products. Because we believed that the repayment of these amounts was dependent on the successful efforts of the related research and development, the amounts were recorded as expense in 2002.

        In February 2004, Dot Hill Systems Corp acquired Chaparral and, based on the financial position of Dot Hill, we believe that the $6.0 million loan plus $0.9 million of accrued interest is collectible. Accordingly, we have recorded a reduction in research and development expenses and interest costs for these amounts in the three months ended February 29, 2004. We do not believe that the other payment of $1.8 million will have any significant future benefit.

  Other Research and Development

        Other research and development expenses increased to $7.9 million in the three months ended February 29, 2004 from $5.5 million for the three months ended February 28, 2003, an increase of 45.4%. The increase in the three months ended February 29, 2004 primarily reflected increased investment of approximately $1.0 million in a number of projects to enhance and test the technology content of our storage subsystems, particularly for our RAID product line. In addition, $0.9 million of this increase relates to the development of silicon-based switch architecture following the purchase of related intellectual property in 2002.

  Selling, General and Administrative

        Our selling, general and administrative expense increased to $6.4 million in the three months ended February 29, 2004 from $4.3 million for the three months ended February 28, 2003, an increase of 47.3%. The increase in our selling, general and administrative expense generally reflects the growth in our business including $0.6 million attributable to an increase in the number of employees engaged in sales and marketing activities in support of actual and planned growth in the number of OEM customers. The increase also includes $0.7 million increase in the exchange loss on the retranslation of U.K. pound net liabilities.

  Other Costs

        In the three months ended February 29, 2004 we incurred costs of $1.4 million in preparation for this offering consisting of professional fees.

  Interest Income (Expense), Net

        We recorded net interest income of $0.8 million in the three months ended February 29, 2004 compared to a net interest expense of $0.1 million in the three months ended February 28, 2003. The interest income relates primarily to the recognition of $0.9 million interest accrued on the loan made to a supplier as part of the development arrangement as described above.

  Provision for Income Taxes

        We recorded a provision for income taxes of $2.2 million in the three months ended February 29, 2004 and $0.2 million for the three months ended February 28, 2003. For the three months ended February 28, 2003 a full valuation allowance had been recorded against the deferred tax asset relating principally to U.K. net operating loss carryforwards and therefore the provision included only taxable income related to our Malaysian and U.S. operations. During the three months ended February 29, 2004, the provision for income taxes increased compared with the prior period by $3.1 million due to an increase in income from continuing operations before income taxes in the three months ended February 29, 2004 and by $1.4 million as a result of a reduction in the valuation allowance in the United Kingdom in the three months ended February 28, 2003 due to the utilization of net operating loss carry forwards which reduced tax expense in the three months ended February 28, 2003. The increase in tax expense was partially offset by $1.8 million due to the fact that the $6.0 million benefit relating to the development arrangement with a supplier did not give rise to a tax provision and the inclusion of an exchange gain of $1.1 million on the U.K. pound denominated deferred tax asset in the three months ended February 29, 2004.

  Net Income (Loss) from Continuing Operations

        Net income from continuing operations amounted to $17.9 million for the three months ended February 29, 2004 compared to $9.4 million for the three months ended February 28, 2003. This increase resulted from the factors described above including, in particular, the increase in our revenues and gross margins in both of our operating segments, the benefit relating to the development arrangement with a supplier offset by the increase in operating expenses, and the other costs.

Fiscal Year Ended November 30, 2003 Compared to Fiscal Year Ended November 30, 2002

  Revenues

        Our revenues increased to $333.8 million in our 2003 fiscal year from $252.5 million for our 2002 fiscal year, an increase of 32.2%. The increase in revenues was attributable to increased sales of both our Storage and Network Systems and Storage Infrastructure products.

        Revenues from sales of our Storage and Network Systems products increased to $221.7 million in our 2003 fiscal year from $177.8 million in our 2002 fiscal year, an increase of 24.7%. This increase was primarily attributable to an increase in sales of products for the NAS market segment of approximately $37.0 million, largely driven by an increase in sales to Network Appliance. We believe revenues in our 2003 fiscal year benefitted from the incorporation of advance switching capability into certain of our products.

        Revenues from sales of our Storage Infrastructure products increased to $112.1 million in our 2003 fiscal year from $74.7 million for our 2002 fiscal year, an increase of 49.9%. This increase resulted from an increase of $22.2 million in sales of production test systems and an increase of $15.1 million in sales of servo track writers. These increases reflect an increase in the requirements of both our major customers in this segment for manufacturing capacity to support new product introductions and growth in demand for their products. A major contributor to the high growth in demand for their products was a consolidated in the disk drive industry. A $9.8 million increase in sales to Seagate Technology partly reflected the fact that volume shipments of our automated disk drive production test product, and a new servo track writer product, commenced in the third fiscal quarter of our 2002 fiscal year and continued throughout our 2003 fiscal year. A $29.2 million increase in sales to Western Digital followed a $10.6 million decline in sales to that customer in 2002.

  Cost of Revenues and Gross Profit

        Our cost of revenues increased to $260.7 million in our 2003 fiscal year from $198.8 million for our 2002 fiscal year, an increase of 31.2%. The increase in cost of revenues was primarily related to our growth in revenues from our 2002 fiscal year to our 2003 fiscal year. Our gross profit increased to $73.1 million in our 2003 fiscal year from $53.8 million for our 2002 fiscal year, an increase of 35.9%. Also on this basis, as a percentage of revenues our gross profit increased to 21.9% in our 2003 fiscal year from 21.3% for our 2002 fiscal year. This increase primarily resulted from increased margins (to 17.4% in our 2003 fiscal year from 15.8% in our 2002 fiscal year) on our Storage and Network Systems products offset by a reduction in margins (to 30.7% in our 2003 fiscal year from 34.3% in our 2002 fiscal year) on our Storage Infrastructure products shipped. In addition, the increased proportion of our Storage Infrastructure products increased the overall gross margin by 0.6%. The increase in margins on our Storage and Network Systems products was a result of a number of interrelated factors, the most significant being new product introductions, particularly the introduction of a new subsystem enclosure in 2002. The reduction in gross margins for our Storage Infrastructure products resulted primarily from unit price reductions totaling $1.8 million in our 2003 fiscal year, pursuant to contractual arrangements with our customers and in light of the overall increase in the volume of our Storage Infrastructure products shipped. Our overall gross margin was also favorably improved by $3.6 million of component cost reductions.

  Research and Development

        Our total research and development expense increased to $32.2 million in our 2003 fiscal year from $30.2 million for our 2002 fiscal year, an increase of 6.6%. In our 2003 fiscal year, our total research and development expense was comprised of $2.4 million of equity compensation expense and $29.8 million of other research and development expense. In our 2002 fiscal year, our total research and development expense was comprised of $7.8 million of development arrangement expense and $22.4 million of other research and development expense.

  Development Arrangement

        As described above, in our 2002 fiscal year, as part of an alliance arrangement with a supplier, we made payments totaling $7.8 million in connection with the development of components to be included in certain of our products.

  Other Research and Development

        Other research and development expenses increased to $29.8 million in our 2003 fiscal year from $22.4 million for our 2002 fiscal year, an increase of 32.9%. The increase of other research and development expenses in our 2003 fiscal year included approximately $4.0 million related to the development of silicon-based switch architecture following the purchase of related intellectual property in 2002. In addition we increased investment in our storage subsystems by approximately $5.0 million through a number of projects including incorporating advanced switching capability into our storage enclosures (the SBOD product line), a number of products incorporating low-cost disk drives to address the emerging Nearline storage market segment and enhancements to the technology included in the RAID product line. This increased investment in the development of our storage subsystems included the reallocation of resources totaling approximately $1.4 million from a network test product.

  Selling, General and Administrative

        Our total selling, general and administrative expense increased to $76.6 million in our 2003 fiscal year from $17.4 million for our 2002 fiscal year. In our 2003 fiscal year, our total selling, general and administrative expense was comprised of $54.1 million of equity compensation expense and $22.4 million of other selling, general and administrative expense. In our 2002 fiscal year, our total selling, general and administrative expense was comprised of only other selling, general and administrative, and no equity compensation, expense. Our other selling, general and administrative expense increased to $22.4 million in our 2003 fiscal year from $17.4 million for our 2002 fiscal year, an increase of 28.5%. The increase in our other selling, general and administrative expense was primarily attributable to the expansion of our operations including $1.8 million related to an increase in the number of employees engaged in sales and marketing activities to support and expand our OEM customer base. In addition, $1.6 million related to an increase in compensation paid for annual performance bonuses in 2003, relating to the growth in our business. Our other selling, general and administrative expenses were net of $0.1 million and $1.5 million in our 2003 and 2002 fiscal years, respectively, received from Havant International Limited for the provision of administrative services.

  Loss (Gain) on Derivative Financial Instruments

        As a result of designating all forward foreign currency contracts as qualifying for hedge accounting with effect from September 1, 2002, no loss or gain on these financial instruments is recorded in the income statement for our 2003 fiscal year. The increase in fair value that resulted in the gain of $1.8 million in our 2002 fiscal year resulted from the decline in value of the U.S. dollar as compared to the U.K. pound.

  Other Costs

        Our other costs increased to $11.6 million in our 2003 fiscal year from $2.8 million in our 2002 fiscal year. We incurred other costs of $11.6 million in our 2003 fiscal year in connection with the private equity transaction with HgCapital, described above. We incurred costs of $2.8 million in our 2002 fiscal year related to a proposed initial public offering on the NASDAQ National Market, which was withdrawn in July 2002 due to unfavorable equity market conditions. Both amounts primarily relate to fees paid to our professional advisors.

  Interest Expense, Net

        Our net interest expense decreased to $0.2 million in our 2003 fiscal year from $0.9 million in our 2002 fiscal year, following debt repayments of $12.5 million in our 2003 fiscal year that resulted from positive operating cash flows.

  Provision (Benefit) for Income Taxes

        We recorded an income tax benefit of $11.8 million in our 2003 fiscal year and $0.8 million for our 2002 fiscal year. The benefit in our 2003 fiscal year included a $13.7 million reversal of the valuation allowance taken against a deferred tax asset following the expectation of utilization of the U.K. net operating loss carryforwards. The benefit in our 2002 fiscal year was primarily attributable to a tax refund receivable in 2002 of $1.6 million for taxes paid in 2000 related to a gain on disposal of an investment in 2000.

  Net Income (Loss) from Continuing Operations

        Net loss from continuing operations amounted to $35.8 million for our 2003 fiscal year compared to net income of $5.0 million for our 2002 fiscal year. The net loss primarily resulted from equity compensation expense totaling $57.3 million and expenses of $11.6 million relating to the HgCapital investment, both described above. The effect of these expenses was partially offset by other factors described above, including, in particular, the increase in our revenues, the reversal of the deferred tax valuation allowance of $13.7 million and payments related to the development arrangement with one of our suppliers, and other costs in our 2002 fiscal year.

  Loss from Discontinued Operations

        Loss from discontinued operations was $20.2 million for our 2003 fiscal year compared to a loss of $3.3 million for our 2002 fiscal year. The loss from discontinued operations includes a loss from our discontinued digital broadcast technology business of $0.3 million in 2003 compared to $3.3 million in 2002. The digital broadcast technology business was sold to management of the digital broadcast technology business in 2003. Additionally, the loss from discontinued operations in 2003 includes an amount of $19.9 million of non-cash equity compensation related to the removal of transferability restrictions on ordinary shares sold to funds managed by HgCapital in 2003 and held by employees and former employees of discontinued businesses. Accordingly the charge is included in discontinued operations.

Fiscal Year Ended November 30, 2002 Compared to Fiscal Year Ended November 30, 2001

  Revenues

        Our revenues increased to $252.5 million in our 2002 fiscal year from $174.9 million for our 2001 fiscal year, an increase of 44.4%. The increase in revenues was attributable to increased sales of both our Storage and Network Systems and Storage Infrastructure products.

        Revenues from sales of our Storage and Network Systems products increased to $177.8 million in our 2002 fiscal year from $117.7 million in our 2001 fiscal year, an increase of 51.1%. The increase in Storage and Network Systems revenues was primarily attributable to an increase in sales to Network Appliance reflecting the fact that our 2002 fiscal year was the first full year of shipments to this customer.

        Revenues from sales of our Storage Infrastructure products increased to $74.7 million in our 2002 fiscal year from $57.2 million in our 2001 fiscal year, an increase of 30.7%. Sales of production test systems and servo track writers increased by $19.0 million and $2.8 million respectively. This was offset by a decline of $3.9 million in sales of a discontinued product line. A $32.5 million increase in sales of production test systems and servo track writers to Seagate resulted primarily from the commencement in 2002 of volume shipments of our automated disk drive production test product and a new servo track writer product. This was offset by a $10.6 million decline in sales of production test systems to Western Digital.

  Cost of Revenues and Gross Profit

        Our cost of revenues increased to $198.8 million in our 2002 fiscal year from $127.8 million for our 2001 fiscal year, an increase of 55.5%. The increase was primarily related to our growth in revenues. Our gross profit increased to $53.8 million in our 2002 fiscal year from $47.1 million for our 2001 fiscal year, an increase of 14.2%. As a percentage of revenues, our gross profit decreased to 21.3% in our 2002 fiscal year from 26.9% for our 2001 fiscal year. This decline in gross margin resulted from a decline in the gross margins for both business segments (to 15.8% in our 2002 fiscal year from 20.3% for our 2001 fiscal year for our Storage and Network Systems segment and to 34.3% in our 2002 fiscal year from 40.5% for our 2001 fiscal year for our Storage Infrastructure segment). The decline in gross margin for our Storage Infrastructure products resulted primarily from lower gross margins associated with the higher volumes. The gross margin for our Storage and Network Systems products was higher in our 2001 fiscal year as a result of higher prices resulting from lower volumes for the new products introduced in 2000.

  Research and Development

        Our total research and development expense increased to $30.2 million in our 2002 fiscal year from $19.3 million for our 2001 fiscal year, an increase of 56.5%. In our 2002 fiscal year, our total research and development expense was comprised of $7.8 million of development arrangement expense and $22.4 million of other research and development expense. In our 2001 fiscal year, our total research and development expense was comprised of $19.3 million of other research and development, and no equity compensation, expense.

  Development Arrangement

        As described above, in our 2002 fiscal year, as part of an alliance arrangement with a supplier, we made payments totaling $7.8 million in connection with the development of components to be included in certain of our products.

  Other Research and Development

        Other research and development expenses increased to $22.4 million in our 2002 fiscal year from $19.3 million for our 2001 fiscal year, an increase of 16.1%. The increase generally reflects the growth of our business and, in particular, an increased investment of approximately $3.0 million in our Storage and Network Systems segment including the development of an increased range of products for the NAS and SAN market segments and a major upgrade of our storage subsystem enclosure.

  Selling, General and Administrative

        Our selling, general and administrative expenses increased to $17.4 million in our 2002 fiscal year from $15.5 million for our 2001 fiscal year, an increase of 12.7%. This increase was primarily attributable to the expansion of our operations and also reflects a $0.7 million increase in legal expenses including $0.5 million related to the development arrangement with a supplier. Our other selling, general and administrative expenses were net of $1.5 million and $2.0 million in our 2002 and 2001 fiscal years, respectively, received from Havant International Limited for the provision of administrative services.

  Loss (Gain) on Derivative Financial Instruments

        Changes in fair value of foreign exchange contracts resulted in a gain of $1.8 million in our 2002 fiscal year compared to a loss of $0.1 million for our 2001 fiscal year. The increase in fair value that resulted in the gain in our 2002 fiscal year was the result of the decline in value of the U.S. dollar as compared to the U.K. pound. The relative values of these currencies did not change significantly in our 2001 fiscal year.

  Other Costs

        Our other costs increased to $2.8 million in our 2002 fiscal year from $0.3 million for our 2001 fiscal year. Other costs in our 2002 fiscal year related to fees and expenses related to a proposed initial public offering on the NASDAQ National Market, described above. Other costs in our 2001 fiscal year related to fees and expenses related to a proposed initial public offering and listing on the Neuer Markt in Frankfurt, Germany. Total costs of the proposed Neuer Markt offering amounted to $2.3 million and the offering was withdrawn in February 2001 due to unfavorable equity market conditions.

  Interest Expense, Net

        Our average debt for each of our fiscal years 2002 and 2001 was similar, and, as a result, our net interest expense remained substantially the same at $0.9 million in both our 2002 and 2001 fiscal years.

  Provision (benefit) for Income Taxes

        Our tax benefit in our 2002 fiscal year included a $1.6 million tax refund receivable in 2002 for taxes paid in 2000 related to a gain on disposal of a business in 2000. Excluding this benefit, the provision for income taxes was $0.8 million in our 2002 fiscal year and $1.3 million for our 2001 fiscal year, reflecting the taxable income for our operations in Malaysia and for certain of our operations in the United States during the periods.

  Net Income (Loss) from Continuing Operations

        Net income from continuing operations decreased to $5.0 million in our 2002 fiscal year from $9.7 million for our 2001 fiscal year. This decrease was primarily attributable to an increase in research and development expenditure related to the supplier development arrangement, noted above, and other costs related to the proposed initial public offering on the NASDAQ National Market, partially offset by an increase in gross profit relating to sales of both our Storage and Network Systems and Storage Infrastructure products, the effect of which was limited by lower gross margins.

  Loss from Discontinued Operations

        Loss from discontinued operations was $3.3 million for our fiscal year 2002 compared to a loss of $4.5 million for our 2001 fiscal year. The loss from discontinued operations relates to our discontinued digital broadcast technology business which was sold to management of the digital broadcast technology business in 2003.

Quarterly Results of Operations

        The following table sets forth, for the periods indicated, data regarding our revenues, operating expenses and net income (loss). We derived this data from our unaudited consolidated financial statements and, in the opinion of management, this data includes all adjustments, consisting only of normal recurring entries, that are necessary for a fair presentation of our financial position and results of operations for this period. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

	Three Months Ended
	February 29, 2004	November 30, 2003	August 31, 2003	May 31, 2003	February 28, 2003	November 30, 2002	August 31, 2002	May 31, 2002	February 28, 2002
	(unaudited)
	(US dollars in thousands)
Revenues	$119,285	$99,363	$72,720	$75,445	$86,241	$78,171	$65,377	$60,281	$48,703

Cost of revenues—non cash equity compensation	—	690	—	—	—	—	—	—	—
Cost of revenues—other	90,375	77,242	56,852	59,209	66,717	63,777	51,027	47,169	36,785

Gross profit	28,910	21,431	15,868	16,236	19,524	14,394	14,350	13,112	11,918

Operating expenses:
Research and development—development arrangement	(6,000)	—	—	—	—	—	550	3,750	3,500
Research and development—non cash equity compensation	—	2,428	—	—	—	—	—	—	—
Research and development—other	7,950	10,529	7,380	6,421	5,467	6,420	4,945	5,819	5,240
Selling, general and administrative—non cash equity compensation	—	54,143	—	—	—	—	—	—	—
Selling, general and administrative—other	6,358	8,210	4,809	5,091	4,316	5,070	4,138	4,098	4,142
Loss (gain) on derivative financial instruments	—	—	—	—	—	—	(409)	(2,141)	787
Other costs	1,424	11,625	—	—	—	2,771	—	—	—

Total operating expenses	9,732	86,935	12,189	11,512	9,783	14,261	9,224	11,526	13,669

Operating income (loss)	19,178	(65,504)	3,679	4,724	9,741	133	5,126	1,586	(1,751)
Interest expense (income), net	848	15	(32)	110	116	273	295	189	166

Income (loss) before income taxes	20,026	(65,519)	3,711	4,614	9,625	(140)	4,831	1,397	(1,917)
Provision (benefit) for income taxes	2,155	(13,047)	949	151	193	(1,449)	279	247	132

Net income (loss) from continuing operations	$17,871	$(52,472)	$2,762	$4,463	$9,432	$1,309	$4,552	$1,150	$(2,049)

        Our operating results have varied on a quarterly basis during our history. We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which we do not control. Factors that may affect our operating results include: the loss of significant customers; the size, timing and fluctuations of customer orders; the timing and market acceptance of product introductions or enhancements; increased competition and negative pricing pressures; and growth of the market for data communication networks.

        For a more detailed discussion of the factors that may affect our revenues, operating results and the market price of our common shares, see "Risk Factors" beginning on page 8.

Liquidity and Capital Resources

        We have financed our operations since our management buy-out in 1994 primarily through cash flow from operations, sales of non-core businesses and bank borrowings.

        Net cash provided by operating activities was $6.3 million for the three months ended February 29, 2004. Net cash provided by operating activities was $19.8 million, $8.8 million and $0.6 million for our fiscal years ended November 30, 2003, 2002 and 2001 respectively.

        Operating cash flows throughout the period from December 1, 2000 to February 29, 2004 have been affected by underlying revenue growth. This together with the related increases in cost of sales and operating expenses has generally resulted in an increased requirement for working capital. In particular, as described in the discussion below, this has resulted in operating cash out flows related to increases in accounts receivable and inventories partly offset by increases in accounts payable, employee compensation and benefits payable and other accrued liabilities.

        Cash provided by operating activities of $6.3 million for the three months ended February 29, 2004 resulted primarily from net income from continuing operations after excluding non-cash charges of $1.2 million for depreciation and a gain of $6.0 million related to the recognition of a supplier note receivable. The supplier note receivable relates to amounts we expect to collect in connection with a loan which had been written off in our 2002 fiscal year. Increases in accounts payable and other accrued liabilities of $2.8 million and $2.4 million respectively together with decreases in accounts receivable and deferred income taxes of $1.9 million and $1.8 million respectively also contributed to cash provided by operating activities. The increases in accounts payable and other accrued liabilities resulted primarily from growth in the business and the accrual of the costs of this offering, respectively. The decrease in accounts receivable and deferred income taxes resulted primarily from the timing of payments by our major customers and the usage of U.K. net operating loss carryforwards, respectively. These positive effects on cash flows were partially offset by increases in inventories and prepaid expenses and other current assets of $2.3 million and $2.5 million respectively and decreases in employee compensation and benefits payable and deferred revenue of $4.4 million and $7.0 million respectively. The increases in inventories and prepaid expenses results primarily from underlying sales growth and prepaid expenses of this offering, respectively. The decrease in employee compensation and benefits payable resulted primarily from the payment of 2003 fiscal year bonuses. The decrease in deferred revenue resulted from a reduction in orders on hand from a major customer where payments are made in advance of shipment. Future payment terms with this customer are expected to result in these advance payments remaining at a significantly lower level.

        Cash provided by operating activities of $19.8 million in our 2003 fiscal year resulted primarily from net income from continuing operations after excluding non-cash charges of $57.3 million, $5.0 million, $4.7 million and $1.6 million for non-cash equity compensation, depreciation, private equity costs and payments paid by an employee benefit trust, respectively. In addition, $9.2 million of cash provided by operating activities in our 2003 fiscal year was due to an increase of deferred revenue related to a change in contractual payment terms in our 2003 fiscal year with one of our major customers. Increases in accounts payable, employee compensation and benefits payable and other accrued liabilities of $5.2 million, $4.8 million and $4.0 million respectively also contributed to cash provided by operating activities. The increase in these items resulted primarily from underlying sales growth and payments made by an employee benefit trust. These increases were partially offset by increases in inventory and accounts receivable of $9.8 million and $7.8 million respectively, and decreases in income taxes payable and deferred income tax of $1.5 million and $12.9 million respectively. The increase in inventory and accounts receivable are consistent with underlying sales growth as well as a build up of inventory in anticipation of high levels of shipments of Storage Infrastructure products in the first fiscal quarter of 2004. The decrease in income tax payable is primarily due to payments in our 2003 fiscal year of Malaysian withholding tax liabilities related to prior fiscal years. The increase in deferred tax assets is due to a reversal of the valuation allowance for net operating loss carryforwards related to operations in the United Kingdom. In addition, a

$1.2 million repayment of a customer advance and a $1.3 million payment to a related party resulted in operating cash outflows.

        Cash provided by operating activities of $8.8 million in our 2002 fiscal year resulted primarily from net income from continuing operations after excluding non-cash charges of $4.0 million for depreciation. Increases in accounts payable, accrued compensation and other accrued liabilities of $7.6 million, $1.5 million and $1.8 million respectively also contributed to cash provided by operating activities. The increase in these items resulted primarily from underlying sales growth and an increase in employee bonuses. An increase of $1.6 million in income taxes payable relating primarily to a refund of U.K. income taxes also resulted in an operating cash inflow. These increases were partially offset by increases in inventory, accounts receivable, and prepaid expenses and other current assets of $4.3 million, $5.1 million, and $3.1 million respectively. The increases in inventory and accounts receivable result primarily from underlying sales growth and an increase in other current assets resulted from a gain on forward foreign currency contracts. A $1.3 million decrease in deferred revenue also resulted in an operating cash outflow.

        Cash provided by operating activities of $0.6 million in our 2001 fiscal year resulted primarily from net income from continuing operations after excluding non-cash charges of $3.2 million for depreciation. Increases in accounts payable and accrued compensation and benefits of $9.5 million and $1.6 million respectively together with a $4.9 million decrease in prepayments and other accrued assets also contributed net cash inflow from operating activities. The increase in accounts payable resulted primarily from underlying sales growth, the increase in accrued compensation and benefits resulted from a payment made by the employee benefit trust and the decrease in prepaid expenses and other current assets related primarily to payments resulting from the demerger of our previous holding company. These cash inflows were partially offset by a $10.1 million decrease in deferred revenue relating mainly to an advance payment from a customer in our 2000 fiscal year. Increases in accounts receivable and inventories and a decrease in income taxes payable of $8.7 million, $6.2 million and $3.6 million respectively also partially offset the cash provided by operating activities. The increase in accounts receivable and inventory resulted primarily from underlying sales growth. The decrease in income taxes payable related to a tax liability resulting from a sale of an investment in our 2000 fiscal year.

        Net cash used in investing activities was $6.9 million in the three months ended February 29, 2004 and comprised $5.6 million in respect of the initial consideration for the acquisition of the business of ZT Automation LLC and $1.3 million related to capital expenditure. A further $2.0 million initial consideration for this acquisition is payable in February 2005 and additional amounts of consideration of up to $20.4 million are payable based principally on a percentage of revenue generated by this business in the three years ending on December 31, 2006, calculated as 21.5% of cumulative revenue in excess of $19.0 million.

        Net cash used in investing activities was $5.3 million in our 2003 fiscal year, $4.6 million in our 2002 fiscal year and $5.2 million in our 2001 fiscal year, substantially all of which related to capital expenditure.

        Our capital expenditures relate to purchases of equipment such as tooling, production lines, test equipment and computers. We do not anticipate any significant changes in the nature or level of our capital expenditures and currently have no material commitments for capital expenditures.

        Net cash provided by our financing activities was $2.4 million in the three months ended February 29, 2004 and $10.5 million in our 2001 fiscal year. Net cash used in our financing activities was $12.1 million in our 2003 fiscal year and $1.6 million in our 2002 fiscal year.

        Net cash provided by financing activities in the three months ended February 29, 2004 includes proceeds of $3.6 million related to the issuance of ordinary shares to employees and directors in respect of share options and other share awards. This was partially offset by the first quarterly repayment of $1.0 million under our HSBC term loan associated with the private equity transaction with HgCapital.

        Net cash used in financing activities for our 2003 fiscal year amounted to $12.1 million. This principally related to payments of $18.9 million to repurchase ordinary shares associated with the private equity transaction with HgCapital and repayments of short-term and long-term borrowings under our HSBC credit facilities totaling $12.5 million using surplus cash from operating cash inflows. This was partially offset by new borrowings of $19.0 million under our HSBC term loan.

        Net cash used in our financing activities for our 2002 fiscal year amounted to $1.6 million, principally reflecting cash used to make a $2.0 million repurchase of shares from an employee benefit trust which were not required for employee share options.

        Net cash provided by our financing activities for our 2001 fiscal year amounted to $10.5 million, principally reflecting short-term borrowings of $4.3 million under our HSBC overdraft facility and long-term borrowings of $7.1 million under our HSBC revolving line of credit. We increased our long-term and short-term borrowings in our 2001 fiscal year to fund the operating and investing expenditure described above.

        As of February 29, 2004, our principal sources of liquidity consisted of multi-currency credit facilities with HSBC and $3.8 million in cash and cash equivalents. The HSBC credit facilities include the remaining $18.0 million of a $19.0 million term loan used to fund the repurchase of shares as part of the private equity transaction with HgCapital, described above. This loan is repayable in equal quarterly installments over approximately five years. The facilities also include a revolving line of credit which expires in September 2008, and a short-term overdraft facility. The revolving line of credit is for an aggregate principal amount of up to $10.0 million and bears interest at a rate of between 0.75% and 1.25% above LIBOR. The overdraft facility is for an aggregate principal amount of up to approximately $15.0 million and bears interest at a rate equal to 1.0% above LIBOR. As of February 29, 2004, we had no debt outstanding under our overdraft facility or revolving line of credit, but had used $2.0 million to provide a guarantee in respect of the deferred consideration for the acquisition of the business of ZT Automation LLC. As of February 29, 2004, we therefore had $13.0 million in cash available under the HSBC overdraft credit facility. The HSBC credit facilities provide for a security interest on substantially all of our assets.

        Our future financing requirements will depend on many factors, but are particularly affected by the rate at which our revenues and associated working capital requirements grow, changes in the payment terms with our major customers and suppliers of disk drives, and quarterly fluctuations in our revenues. Additionally, our cash flow could be significantly affected by any acquisitions we have made or might choose to make or alliances we have entered or might enter into. As described above, in connection with the acquisition of the business of ZT Automation LLC we will be required to make payments of deferred consideration of up to $22.4 million of which $20.4 million is payable over approximately three years based on the revenue generated by this business. In connection with the development arrangement with Chaparral, as described above, we have recorded a receivable including accrued interest of $6.9 million which is due for payment in May 2005 and May 2008. We believe that our existing cash balances, our credit facilities with HSBC, and the net proceeds of this offering will be sufficient to meet our cash requirements at least through the next 24 months. We cannot assure you that additional equity or debt financing will be available to us on acceptable terms or at all.

Contractual Obligations

        The following table sets forth our contractual obligations as of November 30, 2003 that may affect our liquidity over the next five years:

	Payments due by Period
	Total	Less than 1 year	1–3 years	4–5 years	After 5 years
	(US dollars in thousands)
Long-term borrowings	$19,000	$4,000	$12,000	$3,000	$—
Operating lease commitments	18,128	3,255	8,489	4,687	1,697
Purchase commitments	87,935	87,935	—	—	—

Total contractual cash obligations	$125,063	$95,190	$20,489	$7,687	$1,697

        As of February 29, 2004, there have been no material changes to our contractual cash obligations.

        We have no ongoing commercial commitments, such as lines of credit, guarantees or standby purchase orders that would affect our liquidity over the next five years.

        We have not engaged in off-balance sheet financing.

        In connection with our February 2004 acquisition of the business and assets of ZT Automation LLC, we may have to pay amounts of up to $20.4 million over a three-year period based principally on future revenue of the acquired business. In addition we assumed short-term purchase commitments of $2.9 million as part of this acquisition.

Quantitative and Qualitative Disclosure About Market Risk

        The principal market risks (i.e., the risk of loss arising from adverse changes in market rates and prices) to which we are exposed are foreign exchange rates and interest rate on debt.

        The following risk management discussion and the estimated amounts generated from analytical techniques are forward-looking statements of market risk assuming certain market conditions occur. Our actual results in the future may differ materially from these projected results due to actual developments in the global financial markets.

Foreign Exchange Rates

        The functional currency for all our operations is U.S. dollars and the majority of our revenues and cost of revenues are denominated in U.S. dollars. A significant proportion of our non-U.S. dollar operating expenses relate to our Malaysian and U.K. operations' payroll and other expenses. Since September 1998, the value of the Malaysian Ringgit has been pegged to the U.S. dollar. We manage our U.K. pound exchange rate exposure through the use of forward foreign currency exchange contracts. By using these forward foreign currency exchange contracts, increases or decreases in our U.K. pound operating expenses resulting from changes in the exchange rate are partially offset by realized gains and losses on the forward foreign currency exchange contracts. We do not hold derivative financial instruments for trading purposes.

        The forward foreign exchange contracts we held as of November 30, 2003 were designated as qualifying for hedge accounting. To the extent that these forward exchange contracts do not match exactly our U.K. pound expenses, a change in the fair value of the derivative instrument resulting from a change in the U.S. dollar to the U.K. pound exchange rate may not completely offset the foreign currency exchange rate exposure of our U.K. pound operating expenses, discussed below. At November 30, 2003 we had $4.0 million net U.K. pound denominated assets. A hypothetical 10% movement in exchange rates at November 30, 2003 would have impacted our net earnings by approximately $0.4 million.

        From August 31, 2003 until February 29, 2004, the U.S. dollar fell by approximately 15% relative to the U.K. pound. The effect on our recorded net income has been significantly reduced because we hedge the majority of our exposure to this movement. We have forward foreign exchange contracts which hedge the majority of this exposure to our U.K. pound operating expenses for approximately twelve months from November 30, 2003. Excluding other factors affecting our operating expenses, after this period we will face an increase in operating expenses of approximately $6.0 million on an annual basis relating to this historical movement in exchange rates. This amount will rise or fall with future movement in the U.S. dollar relative to the U.K. pound.

        We are exposed to credit (or repayment) risk through our use of forward foreign exchange contracts. If the counter-party to one of the forward foreign exchange contracts to which we are party fails to fulfill its performance obligations under the contract, our credit risk will equal the positive market value of the contract. When the fair market value of a forward foreign exchange contract is positive, this indicates that the counter-party owes us money, thus creating a repayment risk. When the fair market value of a forward foreign exchange contract is negative, we owe the counter-party, and therefore we assume no repayment risk. In order to minimize credit risk in forward foreign exchange contracts, we enter into transactions with high-quality counter-parties, such as financial institutions, that satisfy our established credit approval criteria. Forward foreign exchange contracts are executed only on the basis of standardized agreements.

        Since November 30, 2003, there has not been a material change to our market exposure related to foreign exchange rates.

Interest Rates

        We manage our debt and overall financing centrally using a combination of short and long-term bank borrowings with variable interest rates. We do not have any fixed interest rate borrowings and do not hedge our exposure to interest rate fluctuations through the use of derivative instruments. We intend to use the net proceeds from this offering for general corporate purposes, including capital expenditures and working capital, to repay outstanding indebtedness and for possible acquisitions of businesses, products and technologies.

        For the year ended November 30, 2003 we had average variable rate borrowings of approximately $19.0 million. A hypothetical 1% change in interest rates during our fiscal year 2003 would have impacted our net interest expense by approximately $0.2 million.

        Since November 30, 2003, there has not been a material change to our market risk exposure related to interest rates.

Accounting Policies

Critical Accounting Policies

        The discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Note 2 of the notes to our consolidated financial statements describes our significant accounting policies and is an essential part of our consolidated financial statements. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and disclosures.

        We believe the following to be critical accounting policies. By "critical accounting policies" we mean policies that are both important to the portrayal of our financial condition and financial results and require critical management judgments and estimates about matters that are inherently uncertain. Although we believe that our judgments and estimates are appropriate, actual future results may differ from our estimates.

Inventory Reserves

        Inventories are valued at the lower of standard cost, which approximates actual cost computed on a first-in, first-out basis, or market value. We establish reserves against our inventories that are equal to the difference between the cost of inventory and its estimated market value. We are required to make estimates about future customer demand for our products, taking into account historical patterns, order backlog, changes in technology, projected sales based on economic conditions and growth prospects, and market acceptance of current and future products. A failure to correctly estimate these conditions or uncertainty in the future outlook for the economy and our industry, or other failure to estimate correctly, could result in additional inventory losses in excess of the reserves established and determined to be appropriate as of the balance sheet date.

Warranty Reserves

        We record warranty reserves for the estimated cost of product warranty obligations for manufacturing defects in our products. These reserves are estimated based on expected warranty costs taking into account historical failure rates and the related warranty costs incurred. Warranty reserves are recorded as a cost of revenues and are estimated at the time of sale. While we have active programs in place to monitor the quality of products sold as well as failure rates for those products, some of our products are complex and may contain defects that are detected only after deployment in complex networks and systems. If actual failure rates differ from management estimates due to a decrease in the quality or design of materials and components or a decrease in the effectiveness of our monitoring programs, actual costs may differ from the amounts covered by our reserves and therefore may affect future earnings. In the event that we can no longer reliably estimate our product warranty liabilities at the time of sale, as a result of uncertainties or otherwise, this will have a material adverse impact on our recognition of revenue and earnings in future periods.

Income Taxes

        We have recorded a $4.3 million valuation allowance against the deferred tax asset balance of $17.9 million due to the likelihood that, based on management's judgment and assumptions, this portion of the balance will not be realized. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance. Should we determine that we will, more likely than not, be able to realize a greater or lesser proportion of our deferred tax assets in the future, whether this determination was the result of changes in our judgment, assumptions or estimates, or due to uncertainties or otherwise, an adjustment to the deferred tax assets would increase or decrease income in the period such determination was made.

Development Arrangement

        In the year ended November 30, 2002, we entered into an alliance arrangement with Chaparral Network Storage Inc in which we loaned $6.0 million in connection with the development of components to be included in certain of our products. The loan accrues interest at 8% per annum and is repayable to us by one installment of $3.0 million plus accrued interest on May 15, 2005 with the balance due on May 15, 2008. Since Chaparral had a history of operating losses and negative equity at the time of entering into the arrangement, we believed that their ability to repay the loan would depend on the successful efforts of the research and development arrangement. Accordingly, we provided a full bad debt allowance for this note receivable with an offsetting charge recorded to research and development expense. Additionally, we did not recognize any interest income associated with the loan in the years ended November 30, 2003 or 2002. During the first quarter of 2004, Chaparral was acquired by Dot Hill Systems Corp. Based on our assessment of the financial position of Dot Hill, we have revised our estimates of the expected future cash flows associated with the loan and has reversed the entire amount of the bad debt allowance against the loan and accrued interest during the quarter ended February 29, 2004. If the actual cash flows associated with the loan differ from our estimates, we may have to re-establish some portion of the bad debt allowance which would have a negative effect on earnings.

Recent Accounting Pronouncements

        In December 2002, the Financial and Accounting Standards Board, or FASB, issued FAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("FAS 148"). This standard amends FAS 123, "Accounting for Stock-Based Compensation" ("FAS 123"), to provide alternative methods of transition to FAS 123's fair value of accounting for stock-based employee compensation. It also amends the disclosure provisions with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. FAS 148's amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The disclosures required by FAS 148 have been included in the financial statements. We intend to continue to account for employee stock-based compensation based on the provisions of the Accounting Principles Board, or APB, Opinion No. 25.

        In May 2003 FAS 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity"("FAS 150") was issued. FAS 150 clarifies the definition of a liability, as currently defined under FASB Concepts Statement No. 6 "Elements of Financial Statements" as well as other items. The statement requires that financial instruments having certain obligations, which can or must be settled by issuing equity or cash should be classified and measured as a liability. This statement will be effective for us beginning December 1, 2004. We currently have no financial instruments which would qualify under the provisions of FAS 150.

        In May 2003, the FASB's Emerging Issues Task Force ("EITF") finalized EITF 00-21, "Revenue Arrangements with Multiple Deliverables." The issue addresses certain aspects of the accounting by a vendor for arrangements that involve more than one deliverable, or unit of accounting, and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. Under the prospective method of adoption, EITF 00-21 is effective for revenue arrangements entered into during fiscal periods beginning after June 15, 2003. We have early adopted EITF 00-21 in the financial statements. The adoption had no impact on the financial statements.

        In December 2003, the FASB issued revised FASB Interpretation 46 ("FIN 46-R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." FIN 46-R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46-R apply to variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. FIN 46-R applies to those entities that are considered special purpose entities, no later than as of the end of the first reporting period that ends after December 15, 2003. We have adopted FIN 46-R for all periods presented in the financial statements and has determined that the employee benefit trust is a variable interest entity. We have also determined that we are not the primary beneficiary of the employee benefit trust. We do not have any other material variable interest entities.

BUSINESS

Overview

        We are a leading provider of modular enterprise-class data storage subsystems and storage process technology. We design, develop and manufacture enabling technology that provides our customers with data storage products to support high-performance storage and data communication networks. We operate in two business segments: Storage and Network Systems and Storage Infrastructure. Our Storage and Network Systems products address a significant segment of the external network storage market and include redundant arrays of independent/inexpensive disks technology, commonly referred to as RAID, and less complex storage subsystems. RAID storage subsystems consist of multiple disk drives together with a controller device that manages access to data stored on the disk drives. The controller manages access to the data so that if a disk drive fails, other disk drives in the RAID subsystem can be used to recover data that was lost from the affected disk drive. Using data published by International Data Corporation, or IDC, an independent research company, on the Network Attached Storage, or NAS, market structure in 2002, we estimate that our customer base has a leadership position with over 35% market share. Our Storage Infrastructure products include disk drive production test systems, process automation and servo track writers. We believe that over 45% of all disk drives shipped worldwide are processed utilizing either our servo track writer or final test and qualification systems. We have nearly quadrupled our revenues from $83.6 million in our 1999 fiscal year to $333.8 million in our 2003 fiscal year.

        We have over 20 years of experience in research and development relating to disk drives, storage systems and high-speed communication protocols. This experience has enabled us to establish long-term, strategic relationships with our customers. We believe we have been first to market with several data storage system and test equipment products that complement our customers' core competencies and objectives. For example, we were first to market with an automated test process solution for the disk drive manufacturing industry and first-to-market with the introduction of a switch to replace the traditional Fibre Channel loop architecture in a storage subsystem. Our storage subsystem and test and process equipment products enable our customers to improve asset utilization, reduce capital costs and better focus on their value-added objectives.

        We sell our Storage and Network Systems products exclusively to original equipment manufacturers or OEMs, and our Storage Infrastructure products directly to disk drive manufacturers. We have manufacturing, research and development and sales operations in the United States, Asia and Europe. We form long-term strategic relationships with our customers, which include Network Appliance, Seagate Technology and Western Digital. We enter into joint development projects with our key customers and suppliers in order to research and introduce new technologies and products. As of December 31, 2003, we had over 100 customers.

        We believe we derive significant advantages from the technology synergies and requirements across our Storage and Network Systems and Storage Infrastructure business segments. Both segments require the integration of many types of high-speed disk drive technologies into a range of high-density, high-availability, scalable solutions.

Industry Overview

        The last decade has seen a dramatic increase in the volume of data that is being captured, processed, stored and manipulated as digital information. This information is generated from many sources, including critical business applications, e-mail communications, the Internet and multimedia applications, which have collectively fueled an increase in demand for data storage capacity. Additionally, regulatory requirements and company policies requiring data preservation are expanding the use of storage resources in enterprise environments. According to IDC, worldwide disk storage was approximately 575 petabytes (a unit of measurement equal to one million gigabytes of information) in 2002 and is expected to reach 4,399 petabytes in 2007, representing a compound annual growth rate of 51.9%.

        Enterprise data is considered to be among an organization's most valued asset and an important source of intellectual capital. Enterprises are spending an increasing percentage of their overall budget on storage related hardware, software and services. According to IDC, worldwide storage spending is expected to increase from $53.1 billion in 2002 to $68.7 billion in 2007.

        In addition to the rapid growth of data, enterprises face the challenge of managing the accessibility, prioritization and protection of data in a cost-efficient manner. The realization that not all data is of equal value is driving a proliferation of storage and networking technologies developed to address different data management requirements. These technologies include:

  •
  High-Speed Network Interface Connections to Hosts or Servers: Storage Area Networks, or SANs, are moving from a legacy base of one gigabit and two gigabit Fibre Channel to four gigabit and ten gigabit Fibre Channel. The convergence of networking and storage technology is continuing, offering additional internet protocol, or IP, storage options, such as 10 Gigabit Ethernet and iSCSI for the host connections. Gigabit Ethernet is also widely deployed within the NAS market and we believe will follow the IP storage roadmaps.

  •
  High-Speed Connections from Remote Storage Controllers to Storage Subsystems: These connections are following the enterprise disk drive connection roadmap and we believe will move to higher speeds and new interfaces, such as four gigabit Fibre Channel and serial attached SCSI, or SAS.

  •
  High-Speed Disk Drive Interface Connections: Disk drives are maintaining the historic trend of delivering ever faster connections speeds and new interfaces, such as four gigabit Fibre Channel, SAS and serial ATA, or SATA.

        The emergence of new high-speed, low-cost, storage technologies, such as SATA and iSCSI, combined with more costly, higher performance enterprise storage technologies, such as Fibre Channel and SCSI, have created completely new storage system architectures and markets that have yet to fully emerge. For example, IDC expects Nearline and Content Addressable Storage (CAS) disk storage systems using ATA or Serial ATA drives will increase by a compound annual growth rate of 21.2% from 2003–2007. The Nearline segment addresses the growing trend of replacing magnetic tape systems with disk storage systems for faster back-up and retrieval processes. The CAS segment is specifically targeted at the unique storage requirements in support of long-term data storage driven by new legislation, e.g. images of signed cheques, etc. Additionally, according to IDC, disk storage based on the iSCSI protocol is projected to grow from less than $100 million in 2003 to $1.9 billion in 2007.

        A proliferation of technologies has emerged to address the complex requirements of network storage. These changes have led to an increase in technology outsourcing by leading OEMs. This enables them to provide a broad range of network storage solutions while maintaining a focus on their core technologies.

        The proliferation of new applications that enable the electronic distribution of media-rich content, such as digital music and video, is also fueling a rapid increase in the use of disk drive technologies to manage consumer driven storage demand. New disk drive markets include digital video recorders, digital music players, gaming consoles and home networking, in addition to traditional personal computer, or PC, related markets. Non-PC applications of disk drives, such as in the consumer electronics segments, are projected to grow at a compound annual growth rate of 37% between 2003 and 2007, according to Gartner Dataquest, an independent research group.

Storage and Network Systems Market

        The increasing amount of data that needs to be stored and accessed with the appropriate level of flexibility and reliability presents a significant challenge to data storage system design. The fundamental challenge faced by information technology managers is to effectively manage the high-growth rate of data and to make that data available across their organizations in a reliable and scalable fashion. The advent of RAID and other networked storage technologies have helped address many of the complexities associated with the management of increased amounts of data.

        Due to their high levels of performance and reliability, RAID storage systems have become the prevailing technology for businesses where data availability is of critical importance. RAID systems consist of multiple disk drives and a controller device that manages data on the disk drives. The controller directs access to the data so that if a disk drive fails, other disk drives in the RAID system can be used to recover data that was lost from the affected disk drive. When a RAID controller recognizes a failing or failed component, it will redirect data to a standby component, transmit data via an alternate path or utilize an alternative resource. In less critical applications, the level of fault tolerance which RAID provides may not be required and storage needs can often be satisfied with JBOD storage systems. JBOD, which stands for "just a bunch of disks," is an externally attached storage system that integrates multiple disk drives. JBODs incorporate redundant system components, such as power and cooling, but lack the disk drive redundancy of RAID. While RAID and JBOD technologies are well accepted industry standards, the increasing categorization of data, and resulting development of tailored storage system solutions, has driven a significant increase in the complexity of delivering RAID and JBOD technology across multiple storage system product segments.

        Increased complexity makes it difficult for information technology professionals to manage data, make data available to users, store data reliably, and control all of the costs related to data storage. Networked data storage, including SANs and NAS, provide solutions to these data management issues by combining the benefits of data storage and networking technologies. A SAN connects multiple computer servers to a shared pool of storage resources using a dedicated high-performance network. A NAS system is an external storage system that is directly attached to a local area network, or LAN, which allows all computer terminals on the LAN to have access to the data stored on that external disk storage system. Networked data storage often incorporates RAID technology. Networked storage offers numerous benefits, including the ability to share data across an organization using different computing systems, simplified management through centralized administration of multiple storage devices, and scalability by allowing the number of storage devices on a network to be increased without interrupting data access. The networked storage market is one of the fastest growing segments of information technology as companies migrate their storage environments away from direct server-attached architectures. According to IDC, the market for networked storage systems, including NAS and fabric SANs, is estimated to grow from $7.8 billion in 2003 to $12.5 billion by 2007, representing a compound annual growth rate of 12.5%, compared to a projected compound annual growth rate of 4.0% over the same period in the overall external storage systems market.

        These storage networks enable the widespread distribution of data and provide easier access to shared information. However, they also place a strain on the ability of enterprises to manage business-critical data. Furthermore, the mission-critical nature of much enterprise data has placed a premium on data management software applications that provide reliability, availability and scalability in complex heterogeneous computing environments. As a result, major OEMs are increasingly allocating internal resources and developing strategies to provide software and service solutions to address this opportunity while developing strategic relationships with storage subsystem vendors to outsource increasingly complex hardware subsystem requirements.

        We design, develop and manufacture storage subsystems that support a range of modular, high-speed communication technologies and performance specifications. Our modular design approach enables us to tailor our storage subsystems to meet the specific price and performance objectives of our customers. As storage and networking protocols continue to proliferate, we believe the strategic importance of our modular storage subsystems architecture will increase.

Storage Infrastructure Market

        The projected increase in demand for data storage is expected to foster an increase in the volume and density of disk drives manufactured to store this information. In addition, the emergence of non-PC disk drive applications, such as gaming consoles, digital video recorders and other consumer electronic devices, is creating new disk drive markets and demand for products with a variety of physical shapes or form factors. Gartner Dataquest projects that the total volume of disk drives shipped will increase from 250.3 million units in 2003 to approximately 387.5 million units by 2007, representing a compound annual growth rate of 11.5%. We believe that, in order to maintain and grow disk drive output, manufacturers will need to increasingly invest in disk drive automation and process test equipment. The market for disk drive test equipment is largely driven by a combination of the growth in the areal density of disk drives (as measured by data bits per square inch), disk drive unit shipments, and the emergence of new form factors and interface protocols.

        Servo track writing and final disk drive testing are two standard steps that disk drive manufacturers perform in order to produce disk drives. Servo track writing is the process of laying down magnetic patterns on the surface of the disks. These patterns are used to define the location of circular tracks on which data is stored. The final test process stresses disk drives under extreme temperature and voltage environments and scans the surface of the disk to locate and isolate faults. These processes require considerable production time and are costly for disk drive manufacturers. As the capacity of each disk drive increases, as measured by areal density, so too does the number of tracks on each disk and hence production time. According to Gartner Dataquest, the average disk drive capacity was 57.6 gigabytes per drive in 2003 and is forecasted to grow to over 300 gigabytes per drive in 2007. This represents a compound aggregate growth rate of 51.2%.

        According to IDC in 2003, over the next few years hard disk drive vendors will redirect resources away from technology advancement and deployment and towards reducing operating expenditures through lower cost manufacturing, testing automation and standardizing processes. For example, automation testing equipment has enabled disk drive manufacturers to improve the overall efficiency of final test processes, generating cost and cash flow benefits and time-to-market advantages.

        We believe that as the number of interfaces and disk drive options continue to proliferate into a multitude of end-user applications, disk drive manufacturers will increasingly seek partners to provide process automation solutions to deliver cost efficiencies, time-to-market advantages and enable the prioritization of internal resources in order to achieve strategic objectives.

        We design, develop and manufacture process automation solutions that enable customers to test and produce highly reliable disk drives with greater efficiency and at a lower cost. In addition, our next-generation test systems allow our customers to load, test and unload each drive individually and asynchronously. Our asynchronous testing systems reduce the time required for processing disk drives, allowing for a more efficient use of capital equipment. Our test systems are integrated into our customers' manufacturing floor control systems and can be remotely monitored throughout the testing process. We have established long-term relationships with leading disk drive manufacturers, including Seagate Technology and Western Digital.

Our Competitive Strengths

        Disk drive technology is a fundamental building block of any network storage system. We believe our leadership in developing and providing high-density automation and disk drive test equipment, combined with our experience in developing high-density network storage subsystems, has uniquely positioned us to understand our customer needs and drive innovation in both our product segments. In particular, we believe that the following attributes of our business position us to take advantage of market opportunities:

Leadership in High-Growth Market Segments

        We are an established leader in key segments of the external storage and networking markets. We are the leading subsystem provider to OEMs in the NAS systems segment. We are also the leading independent supplier of disk drive production test and servo track writing process equipment to the disk drive industry. We estimate that over 45% percent of all disk drives shipped worldwide are processed through our technology in either the servo writer or final test and qualification processes. We are well positioned to become a leader in providing technology to OEMs in the Nearline storage segment. Nearline storage technology is the replacement of magnetic tape with disk drive storage subsystems. We have also established a significant market share as a provider to OEMs who operate in the low- to mid-range Fibre Channel SAN segment.

Excellence in Technology Innovation

        We are a leader in high-specification design of high-density, scalable, storage subsystems and automated process test equipment. We are also a leader in the development and integration of network communication protocols and switching technologies. As of November 30, 2003, we employed 240 research and development professionals, which represent approximately 30% of our total employees. Our position as a leader in providing networked storage subsystem technology and disk drive automation and process test equipment has enabled us to deliver innovative and first-to-market products that complement our customers' core competencies.

        Our history of innovation and first-mover positioning has contributed to our success in winning large OEM contracts and developing long-term customer relationships. For example, we recently announced new "switched bunch of disks," or SBOD, technology which offers substantial increases in performance, data availability and serviceability. We were the first to offer our OEM customers an SBOD storage enclosure in 2003.

        We are focused on providing stronger and more competitive RAID solutions to our OEM customers with greater flexibility and value-added features. To this end, we have and will continue to invest heavily in RAID products and technology.

        In 2002, we were first-to-market with a revolutionary high-density automated disk drive production test process. This process automation significantly increases the process efficiencies within the final test and qualification stages of disk drive production, and enhances the competitive positioning of our customer base.

Strategic Relationships with Technology Leaders

        We have established long-term strategic relationships with many of our customers including our three largest customers: Network Appliance, Seagate Technology and Western Digital. They rely on us to deliver high-quality products, which they often integrate into their branded product offerings or processes. We have successfully taken advantage of the trend towards technology outsourcing. We enter into joint development projects with our key customers and suppliers in order to research and introduce new technologies and products. By sharing intellectual and financial capital and resources with other technology leaders, we are able to provide our customers with high-performance and innovative products.

        We maintain a strict non-compete policy with our customer base in order to avoid any distribution or other conflicts. We believe we are the only OEM subsystem supplier that has never had a self-branded distribution channel. Additionally, we focus our software development in areas that complement our OEM customers, unlike some of our competitors. We believe this has been a critical success factor for our subsystem business.

Strong Revenue Growth and Performance

        We have increased our revenues from continuing businesses from $83.6 million in our fiscal year ended November 30, 1999 to $333.8 million in our fiscal year ended November 30, 2003, representing a compound annual growth rate of 41.4%. We have over five years of sustained annual revenue growth. During this time we continued to make heavy investments in research and development despite a difficult information technology spending environment. We believe that the diversity of our product portfolio and our OEM business model has contributed to our strong performance during the recent global technology recession.

        Since our establishment as an independent company in 1994, we have successfully grown businesses that we have subsequently divested for over $200 million in proceeds. This has enabled us to invest in our core business portfolio without external equity investments. As a result of valuable intellectual property and technical capabilities, our long-term established relationships with key customers, and our global supply and support infrastructure, we believe we are well positioned to continue our success.

Global Presence

        Our presence in the United States, Asia and Europe is essential to establishing and maintaining our customer relationships. All of our production facilities share common material planning and management systems and have integrated processes, which can be directed from any location. This enables responsive customer support and provides us with the flexibility to move manufacturing operations from one region to another in order to meet the logistics requirements of our customers. Our international presence also provides us with greater insight into market developments, local access to key suppliers and reduced production costs.

Growth Strategy

        Our objective is to enhance our leadership position in providing network disk storage subsystems and disk drive automation and process test equipment. Key elements of our strategy include:

Expanding Our Relationships with Our Key Customers and Attracting New Customers

        We have established key long-term relationships with several leading OEMs and disk drive manufacturers. We believe that our strategic relationships have enabled our customers to achieve time-to-market advantages and capital efficiencies, and to redirect their internal resources more efficiently into their core strategic value-added investment areas. Additionally, our leadership in both the storage subsystem and disk drive infrastructure markets provides us with insight into market trends and technologies that enables us to strengthen our strategic relationships and to expand our business. We will continue to focus our attention on our largest customers to seek new opportunities while continuing to provide them with advanced products. While we maintain our focus on our established customers, we selectively pursue relationships with new and emerging technology market leaders. We believe that the reputation we have developed through servicing our established customers enables us to attract and retain new customers.

Capitalizing On and Expanding Our Technical Expertise and Continuing to Introduce Innovative Products

        We have a consistent track record of introducing innovative products, including JBOD, SBOD and RAID storage subsystems, disk drive servo track writers and disk drive production testers. We will continue to leverage our technical expertise through ongoing investment in research and development, seeking both to enhance our current product offerings and develop new technologies and products. We expect to both develop products and technologies on our own and to form strategic relationships with our customers to meet their specific requirements. We believe that joint development projects will continue to enhance our ability to focus our research and development investment in areas of strategic importance. We will continue to develop the enabling technology for higher density and smaller disk drives. Technologies that we are focused on include emerging industry high-speed communication protocols, such as iSCSI, SATA, Advanced Switching, or AS, and next-generation Fibre Channel, SCSI and 10 Gigabit Ethernet. We are also focused on integrating optical technology into our products and assessing the technology requirements beyond ten gigabits per second so that we can continue to exploit opportunities with our customers in the future. From time to time we may also acquire companies which possess technologies that we believe are important to our strategic development.

Leveraging Our Resources and Intellectual Capital Across Our Businesses

        We seek to apply our intellectual capital and resources in several sectors within the data storage and networking markets. This allows us to effectively allocate our resources by directing them to the most promising projects. We also seek to identify and capitalize on emerging technology and trends.

        We believe there is significant synergy between our two business divisions with regards to system integration and testing of high-density disk drive solutions. For example, as new interfaces and disk drives are initially developed, our disk drive manufacturing customers need access to our process and test equipment. The development of disk drive process and test equipment gives us a significant time-to-market advantage on any new issues or technology requirements which may impact the development cycle for our storage subsystems products. This has contributed to our ability to provide storage subsystem solutions early in the life cycle of new disk drive technology and offer our customers significant time-to-market advantages.

Expanding Into Complementary Markets in Data Storage and Networking

        In addition to growing within our existing market, we constantly seek to exploit our technology to expand into complementary high-growth areas within the data storage and networking markets. For example, we have grown our leadership position in the disk drive process and test equipment market through a targeted joint development process within our customer base. We successfully expanded from shipping product in one segment of this market in 1998 to three market segments in 2003.

        Our strategy is also to make incremental technology acquisitions to deepen our penetration of existing markets and create the potential to grow our margins or to facilitate entry into new market segments supported by our existing customer base. We have been successful in implementing this strategy to create the synergistic business streams we have today and will continue to execute and expand this strategy in the future. For example, we acquired a large-scale crossbar switch architecture and related intellectual property in July 2002. The intellectual property consists of ten patent filings developed over the previous five years at substantial costs. Our OEM storage subsystems customers have identified several emerging opportunities for this technology beyond the traditional storage interconnects associated with the switches used in Fibre Channel or IP SANs or LANs. Our strategy is focused on developing the basic technology building blocks which will address the needs of networked storage systems, system area networking, grid computing and high-performance computing market segments. Another example of our acquisition strategy is our acquisition of the business of ZT Automation LLC in February 2004. The acquisition has provided us access to magnetic disk media handling automation technology used in the disk drive production process.

Our Products

        Our operations are divided into two business segments, Storage and Network Systems and Storage Infrastructure.

Storage and Network Systems

        We design, develop and manufacture modular, highly scalable, high-speed, high-density, reliable and flexible data storage. Our storage subsystems support a range of high-speed communication technologies and cost and performance specifications.

        Our modular subsystem architecture allows us to support many segments within the network storage market by enabling different specifications of storage subsystem designs to be created from a set of interlocking technology modules. The specific configuration of the embedded technology modules within any storage subsystem can be tailored to meet cost, performance, network connection interface, data protection and system availability requirements. Our configuration options include: a range of storage controller devices to protect and manage data; a range of connection options to attach to various high-speed networks; fail-safe internal power systems; and embedded switching technology to improve overall system reliability and performance.

        Our storage subsystems are internally managed by a range of software modules and features. These software modules can monitor the internal performance of the subsystem, create high-availability internal environments, communicate independently with remote service, support organizations and integrate seamlessly with our customer's controlling software and management technology through industry standard interfaces.

        Our storage subsystems address the challenge of effectively managing the increasing proliferation of both data and network technologies to ensure that data can be made available and shared across organizations in a reliable and scalable fashion.

        We sell our storage subsystems primarily to OEMs and work with them to design and configure our products to meet their specific price and performance objectives. Our storage subsystems are the underlying platforms for networked storage environments, which include NAS, Fibre Channel SAN, as well as emerging IP storage. We design and manufacture three product lines of storage subsystems:

        JBOD Subsystems.    Our JBOD subsystems are high-density storage enclosures that can be configured to specific applications, including changes to disk drive form factors and the number of drives per enclosure. This includes configurations of eight, twelve, 14 and 16 disk drives per enclosure. Our subsystems currently integrate high-speed Fibre Channel, low-cost SATA, ATA and enterprise-class SCSI protocol disk drives.

        SBOD Subsystems.    Our SBOD subsystems replace the Fibre Channel loop architecture in a traditional Fibre Channel JBOD with embedded switch technology. The SBOD's switched backplane is an embedded switch with integrated network monitoring capability. This offers substantial increases in performance, data availability and serviceability. Our embedded switch technology enables individual drive performance to be monitored so that any degradation of individual disk drives can be identified. Traditional Fibre Channel loop architectures do not offer this monitoring capability.

        RAID Subsystems.    Our RAID subsystems are highly reliable storage enclosures that offer data protection capability in the event of a drive failure. Our subsystems consist of a JBOD or SBOD integrated with one or more controller devices that manage data on disk drives. The controller directs access to the data so that if a disk drive fails other disk drives in the RAID system can be used to recover data that was lost from the affected disk drive. Our RAID subsystem can be configured to optimize performance, costs and data recovery time.

        Our modular approach minimizes the need for numerous different product designs and reduces the development time for a new configuration. Our storage subsystems may be configured to deliver varying combinations of size, storage capacity, communication protocol, RAID functionality, component redundancy and management software. Another benefit of the modular design of our products is that it enables end-users to easily scale their storage capacity by adding components and storage subsystems to their existing infrastructure.

        Our storage subsystems have integrated software modules which fall into two distinct categories, embedded software modules and high-level user-oriented programs.

        Embedded Software Modules.    The embedded software modules control and monitor the internal infrastructure of the storage subsystems enclosure. They perform basic monitoring tasks and are capable of providing detailed status reports on the enclosure's overall health and recent performance history. The embedded software modules:

  •
  control enclosure temperatures, communication chips, cooling fan speeds, status lights;

  •
  control operation of, manage and integrate the SBOD Fibre Channel embedded switch; and

  •
  report data for remote control software to control the enclosures using legacy interface standards, such as SCSI Enclosure Services, or SES, and SCSI Accessed Fault Tolerant Enclosure, or SAFTE, and emerging interface standards, such as Common Interface Module release 2.8 (CIM 2.8) and Storage Management Initiative Specification (SMI-S version 1.0.1).

        Emerging interface standards attempt to add more capability and better define the way devices behave and pass communications to each other, by improving device inter-operability, simplifying network management processes and standardizing and enhancing the device-level information within high-speed storage networks.

        High-Level User Oriented Programs.    The high-level user oriented software programs form a set of utility tools to manage and configure the data structures stored on the storage subsystems, setting the level of security and data protection for each logical data volume within the enclosure. Logical data volumes are a fixed amount of storage space, usually spread across many disk drives and are treated as independent physical storage units by the attached host operating systems. A logical data volume can be shared by many users with programmable access controls to provide a level of data security. The programs can run on a wide variety of computer operating systems including Windows, Linux and a variety of other Unix-based systems. The principal features of these programs include:

  •
  creating and maintaining logical data volumes within storage subsystems;

  •
  establishing permissions and rules to control access to data space within storage subsystems;

  •
  editing settings for speed, space, redundancy, fault tolerance and reliability within allocated data space within storage subsystems;

  •
  creating fast data recovery processes, such as mirrors and snapshots, in the event of software or hardware failures; and

  •
  managing and reporting processes for system errors and hardware failures.

        All these software tools integrate with and complement the expanded management and software features within our customer's overall management system architecture.

Storage Infrastructure

        We are the leading global independent provider of disk drive production test and servo-track writing equipment. Our Storage Infrastructure products enable our customers to test and produce highly reliable disk drives with greater efficiency and at a lower cost. Over the past several years, we have provided disk drive production equipment to leading disk drive manufacturers, including Hitachi Global Storage Technologies, Seagate Technology and Western Digital. Our Storage Infrastructure products cover all disk drive form factors, including 3.5 inch, 2.5 inch and 1.0 inch disk drives. These products include:

        Disk Drive Production Test Systems.    We design and manufacture fully automated process test systems which incorporate mechanical and electronic hardware and software that control the operating environment of disk drives during final qualification testing. This test process removes any magnetic defects from each drive during an extensive period of testing that can exceed 24 hours. Our test systems can be configured to meet the specific requirements of individual customers and can be integrated with our customers' technology. Our test systems are capable of testing a full range of disk drive protocols and form factors that are currently available on the market. Protocols include high-speed Fibre Channel, low-cost SATA, ATA and enterprise-class SCSI protocol disk drives.

        Servo Track Writers.    We design and manufacture both complete servo track writers and their key subassemblies, using a modular approach. Servo track writers are required in the production of all disk drives to write digitally generated magnetic reference patterns on the surface of the disks at a very high speed. These reference patterns are used to precisely define the position of data on the disk. Our products enable the two most significant methods of servo track writing: media writing and self servo writing. Media writing is a process in which a stack of disks is written with servo patterns and then individually assembled into a number of disk drives. In self servo writing, the pattern is written on the disk within the drive without using special external hardware.

        Our modular design approach enables us to provide a broad range of process equipment to a wide variety of segments of the disk drive markets, including the enterprise storage system, laptop and desk top personal computer, and the electronics segments. Our product options provide solutions supporting a range of disk drive physical shapes; high-speed disk drive interface connections; and high-density disk drive production process requirements. These options can be integrated with fully automated control and handling systems.

        These products provide disk drive manufacturers cost efficiencies, time-to-market advantages and enable them to prioritize their internal resources in order to achieve their strategic objectives.

Customers

        Our business is based on long-term strategic relationships with our customers. We have been successful in cultivating these relationships and have historically experienced a stable customer base. Our major customers are the OEMs who supply storage systems and networking products to the eventual end-user, and large corporations who supply components to those OEMs. Our strategy is to provide our products to leading OEMs and other companies that we anticipate will be future market leaders.

        We have over 100 customers, of which the top three customers are Network Appliance, Seagate Technology and Western Digital. In our 2003 fiscal year sales to these customers accounted for 45%, 22% and 11% of our revenues, respectively. During our fiscal year ended 2002, our top three customers accounted for 74% of our revenues. The loss of any of our top three customers could significantly harm our financial condition. We believe that since our separation from IBM in 1994, we have not lost a key customer to a competitor. Since 2002, we have established 21 new customer accounts during a constrained information technology spending environment.

Customer Contracts

        Our contractual relationships with our top three customers are governed by framework supply agreements. Actual sales and purchases of our products are made pursuant to individual purchase orders issued under the respective framework supply agreement. Our customers issue purchase orders for the supply of specified products on an as needed basis. Each framework supply agreement sets forth the general terms and conditions governing individual purchase orders, an initial minimum price list for each of our products and a form of forecasted supply schedule for the products to be supplied. The minimum price lists and forecasted supply schedules are non-binding. We frequently issue revised price lists and issue new forecasted supply schedules. The framework supply agreements also:

  •
  require us to notify the customer of engineering changes to our products;

  •
  provide that we retain intellectual property rights to our products and any improvements to our products and to all foreground intellectual property and technology;

  •
  grant the customer a nonexclusive, worldwide, license to use our intellectual property in the customer's product offerings; and

  •
  contain certain non-disclosure, confidentiality, assignment, termination, product and manufacturer's warranty and indemnification provisions.

Research and Development

        We have over 20 years of research and development experience in disk drive development, storage systems and high-speed communication protocols. We believe we have been first-to-market with several of our data storage subsystem and test and process equipment products that complement our customers' core competencies and objectives.

        Our research and development program is focused on the development of new and enhanced products that can support emerging communication protocols while continuing to accommodate legacy technologies. We believe that this focus positions us to capitalize on emerging technologies and standards, such as iSCSI, SAS, and AS, while continuing to support existing technologies, such as Fibre Channel, SCSI, SATA, ATA and both Gigabit Ethernet and 10 Gigabit Ethernet. We have also invested significantly in software and the design of programmable logic devices, such as Field Programmable Gate Arrays, or FPGA, and in the integration of switching technology into our range of storage subsystems. In 2002, we established a silicon design capability focused on large-scale crossbar switch architecture.

        We typically undertake between eight to ten significant research and development efforts each year, in addition to a number of smaller research and development projects. As of November 30, 2003, we were engaged in 15 research and development projects related to our Storage and Network Systems business and nine projects related to our Storage Infrastructure business. Approximately eight of these projects are focused on developing new technologies or applications and the remainder are focused on improving existing technologies or applications. We review the status of all of our active research and development projects semi-annually and make adjustments to the investment levels of these projects as needed.

        Over the past three fiscal years, in a constrained information technology spending environment, we have increased our research and development expenditures each year and have spent an aggregate of $81.8 million (including $2.4 million of equity compensation and $7.8 million in connection with a development arrangement with a supplier) during this period. We have consistently maintained approximately 30 percent of our employees in research and development during this period. These employees have an average of over ten years of experience in research and development.

        We believe that our future success will depend in part on our ability to continue to deliver advanced products and technologies to all of the markets we serve. We maintain close long-term relationships with industry-leading companies, including both customers and suppliers, in order to develop tailored products to meet specific customer requirements. We enter into joint development projects with our customers. Our close relationships with both customers and suppliers give us an insight into industry trends and the future needs of the industry which enables us to focus and prioritize our investment in future research and development.

        We carry out our research and development activities in our headquarters in Havant and Manchester, United Kingdom; Chicago, San Jose, and Fremont, United States; and Seremban, Malaysia.

Intellectual Property

        Our success is dependent upon our ability to develop and maintain the proprietary aspects of our technology and to operate without infringing the proprietary rights of others. We rely on a combination of patent, copyright, trademark and trade secret laws, and generally have intellectual property agreements governing our relationships with our customers, suppliers, employees and consultants. As of February 29, 2004, we had seven U.S. patents granted, 22 U.S. patents pending, 45 non-U.S. patents granted and 98 non-U.S. patents pending.

        We have documented internal processes for the management and protection of our intellectual property. These include standard forms for patent filing, design and trademark registration, employee and contractor supplier agreements, and non-disclosure agreements. We file patent applications when we consider patent protection to be the most appropriate and commercially practical means of protecting our intellectual property. We do not generally differentiate our products by their external design features, but we do register designs where we consider it appropriate. Many of our products are differentiated by their unique mechanical designs, which we have taken steps to protect under patent law. In addition, we have considerable expertise in the areas of very high-speed electronics and real-time data analysis software design.

        We sell our products primarily to OEMs who incorporate them into their own branded products. As a result, branding is not an important aspect of our business. However, we have registered the "Xyratex" trademark and other trademarks specific to certain of our products.

Manufacturing and Operations

        Our operational strategy is to provide production facilities in close proximity to our customer base. Our production facilities are based in Sacramento, United States; Seremban, Malaysia; and Havant, United Kingdom. These facilities share common material planning and management systems and integrated processes which are accessible from any location. This enables responsive customer support and provides us with the flexibility to move manufacturing operations from one region to another in order to meet the logistics requirements of our customers. Our production facilities also use common quality control processes which we believe help to ensure that all of our products, irrespective of their place of manufacture, meet the quality expectations of our customers.

        We have established strategic relationships with a number of key suppliers for the supply of our core components and subassemblies, including printed circuit board assemblies, RAID controller cards, power supplies and sheet-metal fabrication. Our production facilities are focused on material planning, high-level assembly operation, system testing and customer fulfillment activities.

        We have an agreement with Solectron Corporation, one of the largest third-party providers of customized integrated electronic manufacturing services, to manufacture electronic cards for use in our products. We purchase all of the electronics cards used in our products from third party vendors, but maintain card design and development expertise in-house. We work closely with Solectron and others in order to effectively manage our electronic card inventory, to control component costs, and to incorporate design upgrades. Our agreement with Solectron is a trading agreement which sets forth the basic terms of the supply arrangement but does not contractually commit us to order electronic cards from Solectron. We order electronic cards from Solectron through purchase orders, on as needed basis, as described in "Supply Arrangements" below. Our trading agreement with Solectron:

  •
  permits assignment of the trading agreement by us or Solectron with written consent.

  •
  provides that the trading agreement may be terminated in the event that Solectron becomes bankrupt or enters into receivership;

  •
  prohibits the disclosure of Xyratex confidential information to third parties and requires that Solectron obtain our prior approval before publicizing or advertising certain products;

  •
  contains product quality warranties that require electronic cards supplied by Solectron to comply with our specifications;

  •
  requires compliance with health and safety at work laws and regulations including laws and regulations relating to the control of hazardous substances;

  •
  stipulates ownership, use, quality, service and maintenance procedures relating to tooling owned by Xyratex that is used by Solectron and held at Solectron's site;

  •
  specifies the carriage and insurance costs to be paid in connection with the delivery of electronic cards and constituent parts; and

  •
  sets forth procedures for the provision of notice of the obsolescence of electronic cards or constituent parts.

Supply Arrangements

        We order parts from our suppliers through purchase orders, on an as needed basis. Each purchase order we issue specifies the component required and any related design specifications and the price for the component based on frequently updated price lists. In addition, with certain suppliers, we have also implemented trading agreements to clarify specific business practices and agreements between ourselves and the supplier. These trading agreements do not contractually commit us to order goods or services from these suppliers, nor do they restrict us from obtaining equivalent goods or services from other suppliers. The trading agreements also:

  •
  provide that we retain all rights to intellectual property developed or created for us by our suppliers;

  •
  grant the supplier the right to apply for patent protection on any invention developed by the supplier in connection with its supply of components to us and grant us a nonexclusive, worldwide, license to use any patents granted; and

  •
  contain assignment, termination and confidentiality provisions and quality warranties.

Sales and Marketing

        We market and sell our products primarily to leading OEMs and disk drive manufacturers, and to a small number of other companies. Our sales and marketing activities are actively supported by our senior business development managers and key individuals from our research and development team. Because these employees have an in-depth understanding of our products, we believe they are well positioned to provide support to sales and marketing activities and serve the needs of our customers. Our sales and marketing model also allows us to develop strategic relationships based on our technical know-how. Although we do not maintain a traditional sales and marketing group, we employ a number of sales representatives who support our sales activities in key markets by identifying potential new customers and managing our ongoing customer relations. We undertake certain targeted advertising, attend industry trade shows and participate in industry associations as part of our sales and marketing activities. As of November 30, 2003 we had 77 employees involved in direct sales and marketing activities.

        Our sales and marketing efforts focus on acquiring new customers and deepening our relationships with our existing customers. Our relationships with new customers frequently begin with supplying key technology components and develop into arrangements for the provision of more comprehensive technology solutions. Our sales cycle is typically long and in some cases it can take up to 18 months for our new customers to evaluate our technology and business.

        Our customers are primarily U.S. companies with global operations. We ship to their operations in the United States, Asia and Europe. The following table sets forth the percentage of our revenues generated from sales to customers in the United States, Asia and Europe, respectively, for the past three fiscal years.

	Year Ended November 30,
	2003	2002	2001
United States	60.9%	58.9%	57.7%
Asia	29.0%	28.3%	28.5%
Europe	10.1%	12.8%	13.8%

Competition

        The market for network and storage systems and storage infrastructure products is competitive, and we expect this competition to increase. To maintain and improve our competitive position, we must continue to develop and introduce, on a timely and cost-effective basis, new product features and applications that keep pace with technological developments and emerging industry standards, and that address the increasingly sophisticated needs of our customers. The principal competitive factors affecting the market for our products are:

  •
  early identification of emerging opportunities;

  •
  being first to market with emerging technologies;

  •
  complementing customer objectives without competing with customers;

  •
  providing cost-effective solutions;

  •
  maintaining high product performance and reliability;

  •
  continuously expanding product scalability, flexibility and ease of use;

  •
  delivering modular subsystem designs integrated with customer technology;

  •
  offering support for emerging high-speed communication protocols; and

  •
  increasing localized and responsive customer support on a worldwide basis.

        We believe that we compete favorably with respect to each of these factors and have gained significant market share in many of our targeted markets. We believe our success has been driven by our technological leadership, our significant investment in research and development, our ability to generate customer loyalty and our track record of anticipating market trends.

        We compete with companies active in providing storage subsystems and components to OEMs, including Adaptec Inc., Dot Hill Systems Corp. and Engenio. We face competition from internal development efforts of existing and potential customers. Such efforts can also be in collaborations with emerging technology companies. In addition, we face potential competition from new entrants including our current technology suppliers.

History and Development of Our Company

        Our business began as part of IBM in 1966. We conducted our business as a manufacturing and development operation until December 1994, at which time we separated from IBM in a management buy-out. During our period as part of IBM, we built up significant expertise in both data storage and networking technologies and their related markets.

        Following our management buy-out, we restructured our business through acquisitions, disposals, and organic investments to form our core global storage and network technology business. Through divestitures we have realized approximately $200 million of proceeds, of which $120 million has been returned to shareholders. These divestitures have also enabled us to make significant investments in research and development focused on building our core competencies of designing and delivering advanced storage and networking technologies and products.

        In March 2003, we sold our digital broadcast technology business to management of that business for proceeds of $0.3 million.

        In September 2003, we successfully completed a private equity transaction with HgCapital, a European private equity firm, pursuant to which HgCapital became one of our major shareholders. The transaction allowed several of our founders and our original venture capital partner to retire and certain of our shareholders to realize their investments by selling their shares.

        In February 2004, we acquired the business of ZT Automation LLC, a company located in Fremont, California, which develops and sells magnetic disk media handling automation technology for use in the disk drive production process.

        Immediately prior to the closing of this offering, and to facilitate the listing of our common shares on the NASDAQ National Market, Xyratex Ltd, a Bermuda company, will become the parent company of our business. Xyratex Ltd will become our parent company through ownership of the entire share capital of Xyratex Group Limited, the parent company of our business prior to the time of the offering.

        Xyratex Ltd will become our parent company by way of a scheme of arrangement under Section 425 of the Companies Act 1985 of the United Kingdom, pursuant to which the issued shares in Xyratex Group Limited will be cancelled in consideration of (i) the issue of common shares of Xyratex Ltd to the former shareholders of Xyratex Group Limited and (ii) the issue of new shares in Xyratex Group Limited to Xyratex Ltd. For more information regarding the transactions pursuant to which Xyratex Ltd will become our parent company, see "Our New Bermuda Parent Company." Xyratex Ltd was incorporated on April 10, 2002 and to date has had no operations.

Significant Subsidiaries

        Immediately prior to the closing of this offering Xyratex Ltd, a Bermuda company, will become the parent company of all of our subsidiaries. Xyratex Ltd will hold its ownership interests in our subsidiaries through Xyratex Group Limited, our parent company prior to the time Xyratex Ltd becomes our parent company. All of the subsidiaries of Xyratex Group Limited are wholly owned. The following table lists our significant subsidiaries:

Company	Country of Incorporation
Xyratex Technology Limited	United Kingdom
Xyratex International Inc.	United States
Xyratex (Malaysia) Sdn Bhd	Malaysia

Employees

        As of November 30, 2003, we employed 771 permanent employees worldwide, including a total of 418 employees in the United Kingdom, 136 employees in the United States and 217 employees in Southeast Asia. As of November 30, 2003, we employed an additional 267 temporary employees. We consider our highly qualified and motivated employees to be a key factor in our business success. Our future success will depend on our continued ability to attract, retain and motivate highly qualified engineering personnel, for whom competition is intense. Our employees are not represented by any collective bargaining organization and we have never experienced a work stoppage. We believe that our relations with our employees are good.

        The following table shows the number of employees as of the dates indicated:

	As of November 30,
	2003	2002	2001
Operations	360	304	220
Research and development	245	191	178
Sales, marketing and service	77	62	35
General and administration	89	87	98

Total	771	644	531

Total employees in the United States	136	88	90
Total employees in Asia	217	200	115
Total employees in the United Kingdom	418	356	326

Properties

        Our corporate offices and the center for our European research and development and production operations are located in Havant, United Kingdom, where we lease 66,000 square feet of office space and 17,000 square feet of manufacturing space. We also lease 2,000 square feet of office space in Manchester, United Kingdom.

        Our U.S. research and development operations occupy leased facilities in San Jose, California and we maintain production operations in Sacramento, California. In San Jose, we lease 11,000 square feet of office space and in Sacramento we lease 71,000 square feet of manufacturing space. We also lease 6,000 square feet of office space located in Chicago for research and development. In addition, following the acquisition of the business of ZT Automation LLC, we lease 10,500 square feet of office and warehouse space in Fremont, California and 5,300 square feet of office space in Singapore.

        In Asia, our production and research and development operations are located in a 72,000 square foot facility in Seremban, Malaysia, which we own. Approximately 12,000 square feet of this space is office space and the remaining 60,000 square feet is manufacturing space. We also lease 1,700 square feet of office space in Singapore, 1,500 square feet of office space in Shanghai, China and 2,000 square feet of office space in Wuxi, China, all for sales and customer support.

Legal Proceedings

        From time to time, we may become involved in legal proceedings relating to claims arising out of our operations in the normal course of business. In particular, others may assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business or make claims that we infringe their intellectual property.

        We are not currently a party to any litigation or arbitration proceedings, nor are we aware of any threatened or potential legal proceedings which could significantly harm our financial condition.

MANAGEMENT

Executive Officers and Directors

Management of Xyratex Ltd

        The following table sets forth certain information regarding the executive officers of Xyratex Ltd:

Name	Age	Position
Steve Barber	43	Chief Executive Officer
Richard Pearce	33	Chief Financial Officer
Steve Thompson	50	Chief Technology Officer
Matt Cornell	44	Executive Vice President
Paul Hannah	39	Executive Vice President
Paul Holmes	40	Executive Vice President
Will Leonard	43	Executive Vice President
Adam Wray	36	Executive Vice President

        Our executive officers and directors have been appointed in their respective roles in Xyratex Ltd since April 15, 2004, with the exception of Steve Barber, who was appointed as director of Xyratex Ltd in April 2002. In order to provide a more meaningful reflection of the actual length of time our directors and officers have served with us, we provide below the lengths of service of our executive officers and directors with respect to Xyratex Group Limited, our parent company prior to the consummation of the transactions by which Xyratex Ltd will become our new Bermuda parent company, and the predecessor companies of Xyratex Group Limited.

        Steve Barber is Chief Executive Officer and a Director of Xyratex Group Limited and its predecessor companies and a Director of Xyratex Ltd. Mr. Barber has served as Chief Executive Officer of Xyratex Group Limited since February 2003, having previously served as President of Xyratex Group Limited and its predecessor company from March 2002 and as Executive Vice President and Director of Business Development from October 2000. Prior to assuming these positions, Mr. Barber led the development of our warranty and repair business from a small U.K. based company to a global business with operations in Europe, the United States and Southeast Asia. Our warranty and repair business was sold to Teleplan in June 1999. Mr. Barber acted as a division president of Teleplan from June 1999 before leaving Teleplan and re-joining our business in October 2000. Mr. Barber was a member of the executive team that led our 1994 management buy-out from IBM and, prior to that, held a number of management positions with IBM. Mr. Barber holds a Bachelor of Science degree in electronic engineering from the University of Natal, Durban, South Africa. Mr. Barber also serves as a director on the boards of directors of several of our subsidiaries.

        Richard Pearce is our Chief Financial Officer. Mr. Pearce has served as Chief Financial Officer and a Director of Xyratex Group Limited since September 2003 and previously served as Treasurer and as Group Tax Manager of Xyratex Group Limited and its predecessor companies following our management buy-out from IBM in 1994. Mr. Pearce has played a significant role in material acquisition, divestiture and financing activities. Prior to joining Xyratex Group Limited, Mr. Pearce held a number of financial positions within IBM over a period of six years. Mr. Pearce is a member of the Chartered Institute of Management Accountants.

        Steve Thompson is our Chief Technology Officer. Mr. Thompson has served as Chief Technology Officer of Xyratex Group Limited and its predecessor companies since December 1999. Mr. Thompson has held several senior management positions within our company and was responsible for the initial business development of our Storage and Network Systems and Storage Infrastructure product lines. Mr. Thompson formerly worked for IBM, where he gained extensive experience in engineering and operational management in the United Kingdom and Japan, and, prior to that, for GEC Telecommunications. Mr. Thompson has a degree from Swansea University in computer technology.

        Matt Cornell is our Executive Vice President of Storage and Network Systems Business Development. Mr. Cornell has served as Executive Vice President of Storage and Network Systems Business Development of Xyratex Group Limited and its predecessor companies since December 1999. Mr. Cornell created, and has led the development of, our Storage and Network Systems business. His achievements include the development of competitive products, the establishment of successful ongoing business relationships with our key customers, the establishment of close relationships with our key technology providers and the establishment of sales channels in the United States, Europe and Asia. Mr. Cornell joined us in 1994 after working for IBM for ten years, and has held a number of engineering and product development management positions within our company and at IBM. Mr. Cornell has a Bachelor of Science degree in electrical and electronic engineering from the University of Trent, Nottingham.

        Paul Hannah is our Executive Vice President of Storage and Network Systems Operations. Mr. Hannah has served as Executive Vice President of Storage and Network Systems Operations of Xyratex Group Limited and its predecessor companies since December 1999. Mr. Hannah is responsible for procurement, logistics, engineering, manufacturing and fulfillment within our Storage and Network Systems business. Mr. Hannah has 17 years of experience in operational management, most recently with our company, and previously with IBM, STC Telecommunications and Black and Decker. Mr. Hannah has a Bachelor of Arts (honors) degree in business studies from Cleveland University.

        Paul Holmes is our Executive Vice President of Network Business Development. Mr. Holmes has served as Executive Vice President of Network Business Development of Xyratex Group Limited and its predecessor companies since December 2001. Prior to assuming this position, Mr. Holmes served as Executive Vice President of our Storage Infrastructure business and was responsible for establishing our Malaysian subsidiary and its manufacturing operations. Prior to that, Mr. Holmes held senior management positions with our company and with IBM in their materials, operations and quality organizations. Mr. Holmes has an MBA and a diploma in Management Studies from the Open Business School.

        Will Leonard is our Executive Vice President of Integrated Systems Business Development. Mr. Leonard has served as Executive Vice President of Integrated Systems Business Development since November 2002, and has held a variety of senior management positions in our company since our management buy-out from IBM in 1994. In his capacity as Executive Vice President of Integrated Systems Business Development, Mr. Leonard is responsible for developing and exploiting recently acquired integrated switch technology. Prior to joining our company, Mr. Leonard worked for IBM beginning in 1984, where he developed extensive experience in the development of storage and storage infrastructure products. Mr. Leonard began his career with British Aerospace in 1979 and holds an M.A. from the University of Cambridge.

        Adam Wray is our Executive Vice President of Storage Infrastructure. Mr. Wray has served as Executive Vice President of our Storage Infrastructure business since December 2001. Prior to this time, Mr. Wray served in several business management and engineering positions within our Storage Infrastructure business. In his 17 years of experience in the disk drive industry, Mr. Wray has held a variety of engineering and management appointments both at our company and at IBM. Over this time period, he has also spent two years in the IBM advanced manufacturing group in Japan, and one and a half years in Irvine, California in key customer account management and engineering management roles. Mr. Wray holds a Bachelor of Engineering degree from the Special Engineering Programme, Brunel University, London.

Management of Xyratex Group Limited

        The following table sets forth certain information regarding the executive officers of Xyratex Group Limited:

Name	Age	Position
Steve Barber	43	Chief Executive Officer
Richard Pearce	33	Chief Financial Officer
Steve Thompson	50	Chief Technology Officer
Matt Cornell	44	Executive Vice President
Paul Hannah	39	Executive Vice President
Paul Holmes	40	Executive Vice President
Will Leonard	43	Executive Vice President
Adam Wray	36	Executive Vice President

        Steve Barber. As above.

        Richard Pearce. As above.

        Steve Thompson. As above.

        Matt Cornell. As above.

        Paul Hannah. As above.

        Paul Holmes. As above.

        Will Leonard. As above.

        Adam Wray. As above.

Board of Directors of Xyratex Ltd

        The following table sets forth certain information regarding the directors of Xyratex Ltd:

Name	Age	Position
Ken Wilkie	55	Chairman
Andrew Sukawaty	48	Deputy Chairman
Steve Barber	43	Director
Nic Humphries	36	Director
Jonathan Brooks	48	Director
Ernest Sampias	53	Director
Steve Sanghi	48	Director

        Ken Wilkie is the Chairman of our board of directors. Mr. Wilkie has served as the Chairman of our board of directors since April 2002, having served as the Chairman of the board of directors of Xyratex Group Limited and its predecessor companies since May 1998 and having previously served as the Chief Executive Officer of Xyratex Group Limited and its predecessor companies since the management buy-out of our business from IBM in December 1994 until December 2002. Mr. Wilkie has 30 years of experience in the information technology industry and, prior to leading the management buy-out of our business from IBM, held a number of senior management positions with IBM. Mr. Wilkie is a member of the Chartered Institute of Management Accountants. Mr. Wilkie intends to stand down as Chairman and director on our board of directors and the board of directors of Xyratex Group Limited towards the end of 2004. At that time, we expect that Andrew Sukawaty, one of our independent directors and currently Deputy Chairman on our board of directors, will assume the role of Chairman of our board of directors and the board of directors of Xyratex Group Limited. Prior to Mr. Wilkie's retirement, we intend to have a majority of independent directors.

        Andrew Sukawaty is the Deputy Chairman of our board of directors. Mr. Sukawaty has been our Deputy Chairman since March 2004. Mr. Sukawaty is the senior independent director on our board. Mr. Sukawaty is chairman of the board of directors and chief executive officer of Inmarsat, the world-wide mobile satellite services provider. He is also the President of Cable Partners Europe LLC which invests, operates and manages cable television services throughout Europe. He is the deputy chairman of mmO2, a mobile telecommunications company; chairman of Telenet, a Belgian cable television operator; and a director of Powerwave Technologies. He has 23 years of experience in telecommunication in the United States and Europe, having previously held the offices of chief executive and president of Sprint PCS, chief executive officer of NTL, and chief operating officer of Mercury One2One. Mr. Sukawaty holds a B.A. from the University of Wisconsin and an MBA from the University of Minnesota.

        Steve Barber. As above.

        Nic Humphries has served as a member of Xyratex Group Limited's board directors since September 2003. Mr. Humphries was appointed as a director by Xtx Limited, the company through which funds managed by HgCapital own our shares, in accordance with the Articles of Association of Xyratex Group Limited. Mr. Humphries is a general partner of HgCapital, a European private equity investment firm, and has been Head of HgCapital's Technology Practice since July 2001. Prior to joining HgCapital, Mr. Humphries was Managing Director of the European business of Geocapital Partners, a technology venture capital firm, and Head of Technology and Telecoms at Barclays Private Equity. He has 13 years of experience in the venture capital and private equity industry and is a member of the boards of directors of several private technology companies. Mr. Humphries holds a Bachelor of Science degree in Electronic and Electrical Engineering from the University of Salford, was a U.K. National Engineering Scholar and is a Fellow of the Association of Chartered Certified Accountants.

        Jonathan Brooks has served as a director on our board of directors since May 1, 2004. For the past two years, Mr. Brooks has assisted several venture capital-backed private equity companies in financial and strategic management. Mr. Brooks is currently a director of Frontier Silicon Holdings Limited, a company which supplies semiconductor technology for use in digital radio and television applications. Between 1995 and 2002, Mr. Brooks was Chief Financial Officer and a director of ARM Holdings PLC, a company which listed on the London Stock Exchange and NASDAQ National Market in 1998. Prior to this, Mr. Brooks performed a variety of financial roles for the Accor Group S.A. in London and Paris. Mr. Brooks has nine years of experience in the technology sector. Mr. Brooks holds a Bachelors degree in economic and social science from the University of Wales and an MBA from the University of Manchester and is a member of the Chartered Institute of Management Accountants.

        Ernest Sampias has served as a director on our board of directors since May 1, 2004. Mr. Sampias was appointed Senior Vice President and Chief Financial Officer for McDATA on June 1, 2002. Mr. Sampias joined McDATA in September 2001 as Vice President Finance and Controller. Mr. Sampias has over 25 years of related experience in financial management roles. Prior to joining McDATA, Mr. Sampias was with US West for 15 years in several financial management positions. Mr. Sampias' last assignment for US West was as Vice President and Chief Financial Officer for US West DEX, which was the Yellow Pages Directory subsidiary of US West with annual revenues of $1.6 billion. Mr. Sampias also has financial management experience with Convergent Communications, Inc., Aerojet-General Corporation, and Nimbus, Inc. Mr. Sampias graduated from Indiana University with a Bachelors of Science degree in Business with distinction. Mr. Sampias holds a Masters degree in Taxation from DePaul University in Chicago. Mr. Sampias is a Certified Public Accountant and a member of the Financial Executives International organization.

        Steve Sanghi has served as a director on our board of directors since May 1, 2004. Mr. Sanghi currently serves as Director and President of Microchip Technology, Inc. since his appointment in August 1990, as CEO since October 1991, and as chairman of the board of directors since October 1993. Mr. Sanghi was previously the chairman of the board of Adflex Solutions, and a member of the board of directors of both Artisoft and Vivid Semiconductor. Mr. Sanghi worked for Intel Corporation from 1978 to 1988 in various engineering and management positions, including General Manager of Intel's programmable memory operation. Mr. Sanghi received a Bachelor of Science in Electronics and Electrical Communications Engineering from Punjab Engineering College in India in 1975 and holds a Masters degree in Electrical and Computer Engineering from the University of Massachusetts in Amherst, Massachusetts.

Board of Directors of Xyratex Group Limited

        The following table sets forth certain information regarding the directors of Xyratex Group Limited:

Name	Age	Position
Ken Wilkie	55	Chairman
Andrew Sukawaty	48	Deputy Chairman
Steve Barber	43	Director and Chief Executive Officer
Richard Pearce	33	Director
Nic Humphries	36	Director

        Ken Wilkie. As above.

        Andrew Sukawaty. As above.

        Steve Barber. As above.

        Richard Pearce. As above.

        Nic Humphries. As above.

        Our directors may be reached at the address of our San Jose facility in the United States or at our headquarters in Havant in the United Kingdom.

Board Committees

Xyratex Ltd

        Our bye-laws give our board of directors the authority to delegate its powers to a committee appointed by the board. Committees may consist partly or entirely of non-directors, except for the audit committee, nominations and governance committee and compensation committee, which must consist only of independent directors. Our committees are required to conduct meetings and take action in accordance with the directions of the board and the provisions of our bye-laws or the written charters establishing these committees.

        The Board has established a compensation committee which determines the remuneration of our directors and other executives. The compensation committee comprises Andrew Sukawaty, Jonathan Brooks and Steve Sanghi. The Board has also established an audit committee whose functions include reviewing the scope of internal controls, overseeing the company's auditors and reviewing the implementation by the executive directors of recommendations made by the company's auditors. The audit committee comprises Ernest Sampias, Jonathan Brooks and Steve Sanghi. In addition, the Board has established a nominations and governance committee, whose functions include identifying and selecting qualified candidates for Board membership and to ensure compliance with applicable governance requirements. The nominations and governance committee comprises Andrew Sukawaty, Ernest Sampias and Steve Sanghi.

Xyratex Group Limited

        As of the date of this prospectus, the articles of association of Xyratex Group Limited permit the board of directors to delegate its powers to a committee. Xyratex Group Limited currently has an audit committee, remuneration committee and share options committee. Following the consummation of this offering, these committees will be disbanded.

Director Compensation

Xyratex Ltd

        Our compensation committee, composed entirely of independent directors, determines the remuneration of our directors. We also reimburse directors for reasonable expenses incurred in attending meetings of the board, meetings of committees of the board and our general meetings. Xyratex Ltd was incorporated on April 10, 2002 and no compensation had been paid to the board of directors as of November 30, 2003. No compensation, save reasonable expenses incurred, will be paid to executive directors in respect of their role as a director.

Xyratex Group Limited

        We paid the board of directors of Xyratex Group Limited (consisting of 9 persons) an aggregate amount of $3,113,000 (of which $1,008,000 comprised salary, $72,000 comprised non-cash payments and $549,000 comprised bonus payments) for the fiscal year ending November 30, 2003. In addition, $1,484,000 of this amount comprised termination payments made to three directors who retired from the business during our 2003 fiscal year. In addition, during our fiscal year ended November 30, 2003 and from the end of that fiscal year until the date hereof, we have also awarded three members of our board of directors an aggregate of: 376,511 class C ordinary shares for no consideration; 187,500 class A preferred ordinary shares at a purchase price of £0.01 per share; 50,000 class A preferred ordinary shares for no consideration; and 200,000 class A preferred ordinary shares at £2.75 per share.

        Bonus payments made to members of the board of directors of Xyratex Group Limited were made pursuant to a bonus pool established by written resolution of the board of directors prior to the end of our 2003 fiscal year. At the end of our 2003 fiscal year, bonus amounts to be paid to respective members of the board of directors were determined on a discretionary basis by the board of directors based on the satisfaction of certain performance criteria by the individual member of the board of directors. Non-cash payments to members of the board of directors consisted of leased cars and health insurance.

Board Practices

Xyratex Ltd

        Our board of directors currently consists of four members. In addition, a majority of our board of directors are independent directors. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. The terms of office of the directors is divided into three classes:

  •
  Class I, whose term will expire at the annual general meeting to be held in 2007;

  •
  Class II, whose term will expire at the annual general meeting to be held in 2006; and

  •
  Class III, whose term will expire at the annual general meeting to be held in 2005.

        Class I consists of Andrew Sukawaty and Ernest Sampias; Class II consists of Steve Barber and Jonathan Brooks; and Class III consists of Steve Sanghi, Nic Humphries and Ken Wilkie. At each annual general meeting after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire serve from the time of election until the third annual meeting following election or special meeting held in lieu thereof. In addition, a resolution of the board of directors may change the authorized number of directors within the upper and lower limits set out in our bye-laws. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

        The employment contracts governing the service of our directors do not provide for benefits upon termination of employment. There are no family relationships among any of our directors, executive officers or key employees.

Xyratex Group Limited

        Our board of directors currently consists of five members. Unless otherwise determined by ordinary resolution, the number of directors may not be less than two. The directors serve for an indefinite period of time. The employment contracts governing the service of our directors do not provide for benefits upon termination of employment. There are no family relationships among any of our directors, executive officers or key employees.

Executive Compensation

        No compensation will be paid to the executive officers of Xyratex Ltd until Xyratex Ltd becomes the parent company of our business, which will occur immediately prior to the closing of this offering. The aggregate compensation paid to the eleven executive officers of Xyratex Group Limited for the fiscal year ending November 30, 2003 was $5,307,000 (of which $1,938,000 comprised salary, $131,000 comprised non-cash payments and $1,754,000 comprised bonus payments). In addition, $1,484,000 of this amount comprised termination payments made to three executive officers who retired during our 2003 fiscal year. The total compensation paid to our most highly compensated executive during that period was $583,000 (of which $248,000 comprised salary, $15,000 comprised non-cash payments, and $319,000 comprised bonus payments).

        Bonus payments made to the executive officers of Xyratex Group Limited were made pursuant to a bonus pool established by written resolution of the board of directors of Xyratex Group Limited prior to the end of our 2003 fiscal year. At the end of our 2003 fiscal year, bonus amounts to be paid to respective executive officers were determined on a discretionary basis by the board of directors based on the satisfaction of certain performance criteria by the individual executive officer. Non-cash payments to executive officers consisted of leased cars and health insurance.

Option Grants

        The following table sets forth information regarding share options that we have granted to our executive officers and directors during the fiscal year ended November 30, 2003 and from the end of that last fiscal year until the date hereof. During these periods we have granted to our executive officers options to purchase a total of 546,687 common shares.

	Individual Grants
	Number of Xyratex Ltd Shares Underlying Options Granted(1)		Exercise Price Per Share		Expiration Date
Name
Andrew Sukawaty	228,003		$14.47		March 31, 2014
Steve Barber	194,320	(2)	$0.017	(3)	November 25, 2013
Richard Pearce	51,818	(2)	£nil		December 9, 2013
Will Leonard	31,091	(2)	£nil		December 9, 2013
Adam Wray	41,455	(2)	£nil		December 9, 2013

(1)
These options currently exist over Xyratex Group Limited class A preferred ordinary shares. As part of the process by which Xyratex Ltd will become our new Bermuda parent company, these options will be exchanged for options to purchase Xyratex Ltd common shares. As part of the process by which Xyratex Ltd will become our new Bermuda parent company, all Xyratex Group Limited class A preferred ordinary shares will be exchanged for Xyratex Ltd common shares on the basis of 1.036378 Xyratex Ltd common shares (less any fractional share) for each Xyratex Group Limited class A preferred ordinary share. For illustrative purposes, we have included the number of Xyratex Ltd shares that will underlie the options upon Xyratex Ltd becoming our new Bermuda parent company based on that conversion rate. Xyratex Ltd has adopted the Deputy Chairman's Stock Option Plan to facilitate the assumption by Xyratex Ltd of the Xyratex Group Limited option granted to Mr. Sukawaty.

(2)
All options have been exercised.

(3)
The actual exercise price for these options is stated in U.K. pounds sterling at £0.0096 per share. For illustrative purposes, we have in the table expressed the exercise price per share of these options on the basis of £1.00=$1.8250 based on the noon buying rate for U.K. pounds sterling in New York on March 4, 2004 as certified by the New York Federal Reserve Bank for customs purposes. This should not be construed as a representation that this exchange rate, or an exchange rate similarly determined as of any other time, will be used to determine the exercise price of any of these options, or any other options.

Limitation of Liability and Indemnification of Officers and Directors

        Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action they may have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by that director or officer, except in respect of any fraud or dishonesty of the director or officer. We have been advised that the operation of this provision as a waiver of the right to sue for violations of federal securities laws would be likely to be unenforceable in U.S. courts. Our bye-laws also indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty.

Employee Benefit/Share Option Plans

        After the scheme of arrangement becomes effective, Xyratex Ltd will operate two U.K. share option plans and two U.S. share option and purchase plans under which it may grant options. In addition, Xyratex Ltd intends to establish equity plans under which restricted stock and stock bonus awards may be granted. Prior to this offering, Xyratex Group Limited operated additional U.K. and U.S. share option and purchase plans. Several of the Xyratex Group Limited plans will continue to operate after the consummation of this offering. A discussion of these share option and purchase plans and the effects of establishing Xyratex Ltd as our new parent company follows.

Xyratex Ltd Share Option and Share Purchase Plans

        Xyratex Ltd and Credit Suisse First Boston have agreed to impose a limit on the number of our common shares over which options may be granted, to the effect that the total number of our common shares over which options may be granted under all our share option, share purchase, restricted stock and stock bonus award plans shall not, in any consecutive ten year period exceed 20% of our common shares in issue immediately following the date of this offering. Lapsed and surrendered options and options granted as part of the rollover arrangements with respect to the Xyratex Group Limited share option plans are disregarded for these purposes.

        Xyratex Ltd has adopted a 2004 Directors Stock Option Plan for the purpose of making one-time grants of options to purchase 20,000 Xyratex Ltd common shares to each of Ernest Sampias, Steve Sanghi and Jonathan Brooks. The non-qualified stock options will be granted effective as of the date the scheme of arrangement becomes effective and the exercise price of the options will be the offering price of our common shares in the offering. The options will vest as to 25% of the shares on each November 30 in 2004 through 2007. An option may not be exercised after the option holder ceases to be a director of Xyratex Ltd for any reason or no reason, or more than ten years after the date the scheme of arrangement becomes effective. The maximum number of shares we can issue under the plan is 60,000 shares. These options will not be counted for purposes of the 20% limit described in the preceding paragraph.

U.K. Plans

  The Xyratex Ltd Approved Plan

        The Xyratex Ltd Approved Plan is a U.K. share option plan which we anticipate will be approved by the U.K. Inland Revenue. A U.K. Inland Revenue approved share option plan offers tax advantages to option holders who exercise options in accordance with the provisions of the relevant legislation.

        Any employee or any full time director of the Group (regardless of the number of hours the employee works) is eligible to participate (a "Participant"). Actual participation is at the discretion of the board of directors of Xyratex Ltd. Options are personal to the Participant and may not be assigned. Options shall be granted by deed for no consideration.

        The aggregate subscription price of all outstanding options granted to any one Participant under the Xyratex Ltd Approved Plan and under any other U.K. Inland Revenue approved discretionary share option scheme adopted or operated by Xyratex Ltd or Xyratex Group Limited may not exceed £30,000.

        Options will generally become exercisable as to one quarter of the common shares on each of the first four anniversaries of the date of grant. Where employment ceases due to death, injury, disability, redundancy, the Participant's retirement at normal retirement age, or on the Participant's employing company or business ceasing to be within Xyratex Ltd's group of companies or, at the discretion of our board of directors, on the Participant in question leaving employment for any other reason, options will generally be exercisable to the extent vested at the date of cessation.

        Options held by a Participant will lapse if the Participant ceases to be employed by Xyratex Ltd or any of its subsidiaries save to the extent that the reason for cessation is as outlined in paragraph above.

        Options may also be exercised in the event of a takeover or liquidation of Xyratex Ltd. Options may be exercised in these circumstances notwithstanding that any performance target has not been satisfied.

        Our board of directors may impose objective conditions as to the performance of Xyratex Ltd (which must be set having regard to institutional guidelines) which must normally be satisfied before options can be exercised. Having granted options and set a performance target, our board of directors can vary the performance target provided that our board of directors reasonably considers that the original performance target set no longer represents a fair measure of performance and provided that any new target is no more difficult nor easy to satisfy. All performance targets imposed by our board of directors will be notified to shareholders through our annual report and accounts.

        It is expected that in respect of the first tranche of options to be granted under the Approved Plan following the offering of our common shares, our board of directors will impose no performance targets.

        The exercise price will be the higher of the nominal value of a Xyratex Ltd Share on the date of grant of the option and the average on market quotation of our common shares for the three dealing days immediately prior to the date on which the option is granted.

        Options may only be granted under the Xyratex Ltd Approved Plan during periods that are consistent with and in accordance with the accepted practice adopted by companies listed on NASDAQ. In addition no options may be granted under the Xyratex Ltd Approved Plan until it has been approved by the Board of the Inland Revenue. Without further shareholder approval, options may only be granted within ten years of the adoption of the plan.

        Xyratex Ltd's common shares allotted under each plan rank pari passu with Xyratex Ltd's existing issued Xyratex Ltd common shares (save that they will not qualify for any dividends or other distributions by reference to a record date prior to the options exercise). Participants will be required to indemnify their employing company in respect of any income tax collected through the withholding tax arrangements operating in the United Kingdom and to accept the transfer of national insurance contributions, or NICs, including employers' NICs arising in connection with the exercise of the options.

        In the event of the takeover, amalgamation or reconstruction of Xyratex Ltd, options may, with the agreement of the acquiring company, be exchanged for options over shares in the acquiring company or a company associated with the acquiring company.

        In the event of a variation of share capital by way of capitalisation, rights issue, sub-division, consolidation or reduction of share capital, then the number of Xyratex Ltd common shares subject to a subsisting option and the price payable on exercise may be adjusted. No adjustment can be made to options granted under the Xyratex Ltd Approved Plan without prior Inland Revenue approval and no adjustment can be made which would cause the aggregate amount payable on the exercise of an option in full to be increased.

        Our board of directors may alter the plans, but no alteration will have effect under the Xyratex Ltd Approved Plan without prior Inland Revenue approval. Certain alterations cannot take effect without shareholder approval (unless they are amendments to comply with or take account of applicable legislation or statutory regulations or any change therein or any requirements of the Inland Revenue for the approval of the Xyratex Ltd Approved Plan or to obtain or maintain favourable taxation treatment for Xyratex Ltd or Participants or potential Participants), being the limits on the number of Xyratex Ltd common shares which can be offered under the relevant plans, the category of persons who may participate, the price at which options may be granted, the number of Xyratex Ltd common shares over which an employee may hold an option, the period during which options may be offered and exercised, the rights attaching to Xyratex Ltd common shares subject to an option, the provisions for altering the rights attaching to common shares and for altering the terms of the relevant plan and the provisions which apply on a winding-up of Xyratex Ltd.

        None of the benefits which may be received under the Xyratex Ltd Approved Plan shall be pensionable.

  The Xyratex Ltd Unapproved Plan

        The Xyratex Ltd Unapproved Plan has the same features as the Xyratex Ltd Approved Plan except that the £30,000 individual participation limit does not apply to options granted under the Xyratex Ltd Unapproved Plan.

U.S. Plans

  The 2004 Plan

        The 2004 Plan is a U.S. stock option plan under which we may grant incentive stock options to purchase our shares to our employees and nonqualified stock options to purchase our shares to our employees, consultants and non-employee officers and directors.

        Immediately prior to the consummation of this offering we will also grant incentive stock options or nonqualified stock options under this plan as a substitute for incentive stock options or nonqualified stock options granted by Xyratex Group Limited under its 2000 Plan, described below. A substitute option granted under the 2004 Plan will be exercisable for a number of our common shares equal to the number of Xyratex Group Limited shares that, immediately prior to the substitution, remain subject to the option granted by Xyratex Group Limited that it replaces multiplied by 1.036378, less any fractional share. The substitute option will have an exercise price per share, denominated in the same currency as the exercise price for the existing option that it replaces (either U.K. pounds sterling or U.S. dollars), equal to the exercise price per share for the existing option that it replaces divided by 1.036378 and rounded to the next higher whole penny or cent, and the same vesting schedule as the existing option that it replaces. Except for certain unvested options granted after April 1, 2004, all outstanding options under the Xyratex Group Limited 2000 Plan are exercisable in full.

        The per share exercise price of an incentive stock option (other than a substitute option described above) may not be less than the fair market value of one of our common shares on the date of grant (and not less than 110% of the fair market value in the case of incentive stock options granted to holders of our shares possessing more than 10% of the voting power of all classes of our then outstanding shares). Initially, the per share exercise price of a nonqualified stock option will not be restricted, but all nonqualified stock options granted after a specified period and for so long as Xyratex Ltd is a publicly held corporation will be required to have a per share exercise price of not less than the fair market value of our common shares on the date of grant. An option may not be exercised more than ten years after the date of grant. Under the 2004 Plan, an option granted to an employee, consultant, officer or director will terminate if employment or service terminates. The maximum number of shares we can issue under the 2004 Plan is 5,000,000, provided that the limits set forth above in "Management—Employee Benefit/Share Option Plans—Xyratex Ltd Share Option and Share Purchase Plans" shall apply.

        Under the 2004 Plan, if any of certain specified types of transactions occurs, for example if we amalgamate with another entity, then, depending on the transaction, we may or will be required to (i) arrange for the substitution of options on equity securities other than our common shares in exchange for outstanding options, (ii) accelerate the vesting and termination of outstanding options, in whole or in part, or (iii) cancel outstanding options in exchange for cash payments.

  The Employee Stock Purchase Plan

        The Employee Stock Purchase Plan, or ESPP, is a U.S. employee stock purchase plan under which eligible employees of any of our designated subsidiaries who elect to participate will receive rights to purchase our shares on favorable terms and with U.S. federal income tax advantages through accumulated payroll deductions.

        The sole initial designated subsidiary is Xyratex International, Inc. Our board of directors may change the designated subsidiaries from time to time.

        Each participant who enrolls in the ESPP for an offering period will receive a purchase right. A purchase right entitles a participant to purchase at the end of each offering period the number of our common shares determined by dividing the participant's accumulated payroll deductions in his or her plan account by the purchase price for that offering period. Generally, the per share purchase price of the shares subject to a purchase right for an offering period is 85% of the lower of the fair market value of one of our common shares on the first trading day of the offering period or the fair market value of such a share on the last trading day of the offering period. Generally, the fair market value of one of our common shares on any date will be the closing price of such a share on the NASDAQ National Market on that date.

        Any individual (except any employee who owns shares possessing 5% or more of the voting power or value of all classes of our issued shares or the shares of any of our subsidiaries) will be eligible to participate in the ESPP for an offering period if he or she both (i) was employed by a designated subsidiary throughout a specified period ending on the first trading day of such offering period, and (ii) is customarily employed, as of such day, by a designated subsidiary for at least 20 hours per week and for at least five months per calendar year.

        The maximum fair market value of our common shares that any participant may purchase under the plan during any calendar year is $25,000, determined on the first trading day of the offering period.

        The initial number of our shares reserved for issuance pursuant to purchase rights to be granted under the ESPP is 100,000. On each December 1, beginning December 1, 2004, there will automatically be added to the number of shares reserved under the plan the least of (i) 500,000, (ii) 1% of the number of our common shares outstanding on that date or (iii) such other number of our common shares as our board of directors determines.

        In the event of a sale of substantially all of our assets, or in the event we amalgamate with another corporation or we liquidate or dissolve, or in the event of any other transaction as a result of which other shares are substituted for our common shares or our common shares may no longer be issued, our board will provide for the assumption or substitution of purchase rights by the successor or surviving corporation or a parent or subsidiary or take such other action as it deems appropriate.

        Immediately prior to the consummation of this offering, the U.S. Purchase Plan, described below, and all outstanding purchase rights under it will terminate, and participants in the U.S. Purchase Plan will instead immediately become participants in the ESPP and receive new purchase rights with respect to our common shares in substitution for their purchase rights under the U.S. Purchase Plan. The new purchase rights under the ESPP will have substantially the same terms and conditions as the purchase rights under the U.S. Purchase Plan. Xyratex Group Limited will transfer to us all funds contributed to the U.S. Purchase Plan that have not been used to purchase shares, and we will carry over each participant's payroll deduction account from the U.S. Purchase Plan to the ESPP.

        If the scheme of arrangement becomes effective on or before the anticipated initial purchase date under the ESPP of August 31, 2004, the discount purchase price of common shares of Xyratex Ltd for the initial offering period under the ESPP will be the lower of (i) 85% of the fair market value of a class A preferred ordinary share of Xyratex Group Limited on June 1, 2004 divided by 1.036378, rounded to the next higher whole cent, or (ii) 85% of the fair market value of a common share of Xyratex Ltd on August 31, 2004, rounded to the next higher whole cent.

        Subject to the approval of our shareholders as to certain types of amendments, our board of directors may modify, amend, alter or terminate the ESPP, including amending or terminating any or all outstanding purchase rights, at any time.

  Restricted Stock

        Restricted stock awards are shares of our common shares that will vest in accordance with terms and conditions established by the board of directors. The board of directors may impose whatever conditions to vesting it determines to be appropriate. For example, the board of directors may set restrictions based on the achievement of specific performance goals. Unvested shares will be subject to our right of repurchase or forfeiture.

  Stock Bonus Awards

        Stock Bonus awards consist of our common shares awarded in recognition of services rendered to Xyratex Ltd or its affiliates. The board of directors may impose whatever vesting it determines to be appropriate. Unvested shares may be subject to our right of repurchase or forfeiture.

Xyratex Group Limited Share Option and Share Purchase Plans

        Xyratex Group Limited's share and share option plans include three U.K. share option plans, one U.S. share option plan and one U.S. share purchase plan. Options have been granted and shares awarded under Xyratex Group Limited's share and option plans both by Xyratex Group Limited and the Trustee for the Havant International Employee Benefit Trust. Options over Xyratex Group Limited class A preferred ordinary shares have been granted to certain employees of our business in the United Kingdom, the United States, The Netherlands, Malaysia and Singapore.

U.K. Plans

  The Unapproved Plan

        The Unapproved Plan was adopted on October 12, 2000. Under the Unapproved Plan, options are granted over class A preferred ordinary shares of Xyratex Group Limited.

        Under the Unapproved Plan options were granted by the Trustee of the Havant International Employee Benefit Trust at the recommendation of the board of directors of Xyratex Group Limited.

        All of the options granted under the Unapproved Plan are now exercisable. To the extent that options are not exercised before consummation of this offering, options may be exercised in the six month period following the acquisition of Xyratex Group Limited by Xyratex Ltd. On the exercise of any unapproved options during this period, the option holders will receive common shares in Xyratex Ltd.

  The Approved Plan and Unapproved Schedule

        The Approved Plan and Unapproved Schedule were adopted on February 13, 2001. Under the Approved Plan and the Unapproved Schedule options were granted by the Trustee of the Havant International Employee Benefit Trust over issued shares of Xyratex Group Limited or by Xyratex Group Limited over its unissued shares.

        Immediately prior to the consummation of this offering, option holders under the Approved Plan may choose to rollover their options for options over common shares of Xyratex Ltd. If such a rollover arrangement is entered into, the option holders will exercise their new options over our common shares in accordance with the terms of the Xyratex Ltd Approved Plan.

        If option holders do not choose to rollover their options and the options have been granted by the Trustee of the Havant International Employee Benefit Trust, the option holder has six months following the consummation of the scheme of arrangement during which to exercise the option. The Trustee will seek to satisfy any such options it has granted that are exercised in this period by transferring Xyratex Ltd common shares to the relevant option holder.

        If option holders do not choose to rollover their options and the options have been granted by Xyratex Group Limited, the option holder will retain his or her existing options. These options may be exercised during the six month period following consummation of this offering and upon exercise the Xyratex Group Limited shares that are issued will immediately be re-acquired by Xyratex Ltd in exchange of common shares of Xyratex Ltd.

        A similar choice will be offered to option holders under the Unapproved Schedule. For these option holders the new options over our common shares will be granted in accordance with the terms of the Xyratex Ltd Unapproved Plan. The new options granted as part of the rollover arrangements will not be exercisable for a period of 180 days following the date of this offering.

        Options will not be granted by Xyratex Group Limited under the Approved Plan and the Unapproved Schedule after the consummation of this offering.

  The Mirror Share Option Plan

        The Mirror Plan, which is not approved by the U.K. Inland Revenue, was adopted in August 2003. Options were granted under the Mirror Plan to holders of options granted under the Approved Plan. Options granted under the Mirror Plan may be exercised at a time when, because the Approved Plan is suspended, options granted under the Approved Plan cannot be exercised even though such options have vested. The exercise of an option granted under the Mirror Plan will cause the linked option granted under the Approved Plan to lapse, and such an option may only be exercised therefore if the linked option granted under the Approved Plan is surrendered. As a consequence of any option holder only being able to exercise either the relevant approved option or the linked mirror option, but not both, the grant of options under the Mirror Plan did not increase the potential dilution for shareholders of Xyratex Group Limited.

U.S. Plans

  The 2000 Plan

        The 2000 Plan is a U.S. share option plan that provides for the grant of incentive stock options and nonqualified stock options. Xyratex Group Limited has granted options to purchase its class A preferred ordinary shares to our U.S. resident employees.

        In anticipation of Xyratex Ltd becoming our new parent company, we asked holders of share options granted under the 2000 Plan to sign option substitution agreements. Immediately prior to the consummation of this offering, option holders who have signed substitution agreements will receive new incentive stock options and new nonqualified stock options granted under the 2004 Plan, discussed above, in exchange for their existing options which will be cancelled.

        Option holders who have not signed substitution agreements will not receive new options and will retain their existing options. Option holders who exercise those options after Xyratex Ltd becomes our new parent company will be issued Xyratex Group Limited shares, but pursuant to articles of association to be adopted by Xyratex Group Limited those shares will be immediately transferred to Xyratex Ltd or its nominee. In exchange, we will issue to such option holders a number of our common shares equal to the number of Xyratex Group Limited shares transferred to us multiplied by 1.036378, less any fractional share.

        No additional options will be granted under the 2000 Plan after the consummation of this offering.

  The U.S. Purchase Plan

        The U.S. Purchase Plan is a U.S. employee stock purchase plan under which any eligible employee of Xyratex International, Inc. may receive rights to purchase Xyratex Group Limited class A preferred ordinary shares on favorable terms and with U.S. federal income tax advantages through accumulated payroll deductions.

        At the time that Xyratex Ltd becomes our new parent company, the U.S. Purchase Plan and all outstanding purchase rights under the plan will terminate and participants in the plan will become participants in the Employee Stock Purchase Plan of Xyratex Ltd described above and receive new purchase rights under that plan with respect to our common shares in substitution for their purchase rights with respect to Xyratex Group Limited shares under the U.S. Purchase Plan. Except for the underlying shares, the purchase rights under the U.S. Purchase Plan have substantially the same terms and conditions as the purchase rights under the Employee Stock Purchase Plan of Xyratex Ltd.

        The following table contains a summary of all options that have been granted under Xyratex Group Limited share option plans as of June 23, 2004:

Name of Plan	No. of issued shares over which the Trustee(1) has granted options(2)	No. of unissued shares over which Xyratex Group Limited has granted options	Total number of shares over which options have been granted
The Unapproved Plan	14,505	—	14,505
The Approved Plan (including the Mirror Plan)	1,256,196	31,091	1,287,287
The Unapproved Schedule	1,436,040	740,539	2,176,579
The 2000 Plan	—	352,317	352,317
Deputy Chairman's Option Deed(3)	—	228,003	228,003

Total	2,706,741	1,351,950	4,058,691

(1)
Trustee for the Havant International Employee Benefit Trust.

(2)
All of the options in this table currently exist over Xyratex Group Limited class A preferred ordinary shares. As part of the process by which Xyratex Ltd will become our new Bermuda parent company, all Xyratex Group Limited class A preferred ordinary shares will be exchanged for Xyratex Ltd common shares on the basis of 1.036378 Xyratex Ltd common shares for each Xyratex Group Limited class A preferred ordinary share. For illustrative purposes, this table includes the number of Xyratex Ltd shares that will underlie the options upon Xyratex Ltd becoming our new Bermuda parent company based on that conversion rate.

(3)
Xyratex Ltd has adopted the Deputy Chairman's Stock Option Plan to facilitate the assumption by Xyratex Ltd of the Xyratex Group Limited option granted to Andrew Sukawaty pursuant to an option deed.

        Rights have been granted under the U.S. Purchase Plan over an indeterminate number of shares of Xyratex Group Limited, with purchase dates of May 28, 2004 and August 31, 2004. The figure cannot be determined at present because it depends on the total savings made by participants and the market value of the shares to be acquired at the end of the offering period. If the scheme of arrangement becomes effective on or before August 31, 2004, the rights for the offering period ending on that date will be exercised under the ESPP, as described above in "Management—Employee Benefit/Share Option Plans—U.S. Plans—The Employee Stock Purchase Plan."

Other Plans

  Malaysian Phantom Plan

        The Phantom Plan was adopted on November 14, 2001 and is a cash based incentive arrangement with the value of the benefit to be received by participants calculated by reference to the growth in value of the Xyratex Group Limited's shares. The awards made to participants take the form of "options" over "phantom" shares. Under the Phantom Plan options are granted by Xyratex Group Limited and the Trustee of the Havant International Employee Benefit Trust.

        The amount of the cash payment made to each option holder will be calculated in accordance with the rules of the Phantom Plan, being the difference between (i) the market value of a Xyratex Group Limited class A preferred ordinary share on the date of grant of the option and (ii) the mid-market value of a Xyratex Group Limited class A preferred ordinary share on the last business day of the month in which Xyratex Group Limited receives an election from the participant to exercise a phantom option, multiplied by the number of units subject to the relevant option. As a consequence of the scheme of arrangement becoming effective the mid-market value of a Xyratex Ltd common share will be substituted for the mid-market value of a Xyratex Group Limited class A preferred ordinary share. Following the election by an option holder to exercise his phantom options the relevant cash award will be paid for the vested portion of these amounts to the option holder.

        If not exercised, options granted under the Phantom Plan will eventually lapse on October 31, 2010, or on the date the option holder's employment with Xyratex Group Limited or one of its subsidiaries ceases, if that is earlier.

        If there is any liability of Xyratex Group Limited to withhold any tax, social security or other payments, which arises under Malaysian law, the Phantom Plan allows the deduction of such amounts from the cash payment before it is paid to the participant.

  Malaysian 2004 Plan

        The Malaysian 2004 Plan is an employee share plan pursuant to which certain of our Malaysian employees will be granted Xyratex Ltd common shares upon the effectiveness of the scheme of arrangement pursuant to which Xyratex Ltd will become our new Bermuda parent company. The board of directors of Xyratex (Malaysia) SDN BHD will award certain of our Malaysian employees a number of Xyratex Ltd shares. The Xyratex Ltd common shares awarded to Malaysian employees will initially be transferred to a designated nominee and upon the administrator's request the common shares will be transferred to the relevant employee within 45 days of the granting of the awards.

RELATED PARTY TRANSACTIONS

        We are party to several agreements with Havant International Limited. Approximately 571 shareholders of Havant International Limited are also shareholders of Xyratex Group Limited, the parent company of our business prior to the time of the offering. In addition, Ken Wilkie, the chairman of our board of directors is also a member of the board of directors of Havant International Limited. The agreements with Havant International Limited are summarized below.

        On June 10, 2002, Havant International Limited and our subsidiary, Xyratex Technology Limited, entered into a lease agreement for our corporate headquarters in Havant, United Kingdom and for the provision of services relating to this property. Pursuant to the agreement, we have leased 80,748 square feet of office and manufacturing space in consideration of an annual rental of $520,588, to be paid quarterly. Under the terms of the agreement, Havant International Limited has also agreed to provide certain services relating to the property, such as use of vending machines, a cafeteria, and mail services. The terms of the lease were negotiated with Havant International Limited. However, we have not obtained market data to determine how the negotiated terms compare to those an unrelated party may have received.

        Under the terms of the agreement, Havant International Limited has also agreed to provide for electricity, water, security, heating and lighting services and property insurance in connection with the leased property, in consideration of annual fee to be paid quarterly. In our 2003 fiscal year, this fee amounted to $1.5 million. The terms of the agreement relating to the provision of services were negotiated with Havant International Limited. However, we have not obtained market data to determine how the negotiated terms compare to those an unrelated party may have received.

        On February 28, 2001, Havant International Limited and Xyratex Group Limited entered into an agreement pursuant to which Havant International Limited agreed to provide two separate guarantees in respect of our obligations under our HSBC overdraft and revolving credit facilities with HSBC bank and our disk drive supply agreement with Seagate Technology. Under the terms of the agreement, Xyratex Group Limited has agreed to pay Havant International Limited on a monthly basis a sum equal to 0.167% of the aggregate amounts owing under the HSBC credit facilities and a sum equal to 0.167% of the aggregate amounts owed by us under the Seagate Technology supply agreement. The guarantee by Havant International Limited of our obligations under our HSBC credit facilities was issued on May 29, 2001 and was terminated in March 2003. The guarantee by Havant International Limited of our obligations under our supply agreement with Seagate Technology was issued on May 29, 2001 and was terminated in February 2004.

        A predecessor company to Xyratex Group Limited established the Havant International Employee Benefit Trust, or the Trust, to facilitate the distribution of shares and options over shares to employees pursuant to certain of Xyratex Group Limited's share incentive arrangements. As of May 21, 2004, the Trust held 2.7 million Xyratex Group Limited class A preferred ordinary shares, 2.6 million of which were subject to options granted to our employees. Ken Wilkie and Steve Barber are members of the board of directors of Havant International Trustees Limited, the Trustee of the Trust, and are members of our board of directors.

        On August 12, 2003, Havant International Trustees Limited was acquired in equal shares by Ken Wilkie, Derek Holt, Michael Dinham, Steve Barber and Chris Allington from Xyratex Technology Limited, a 100%-owned subsidiary of Xyratex Group Limited, for consideration of £5.00. Ken Wilkie and Steve Barber are directors of Xyratex Group Limited and Ken Wilkie, Derek Holt and Chris Allington are directors of Havant International Limited.

PRINCIPAL AND SELLING SHAREHOLDERS

        Immediately prior to the offering, Xyratex Ltd, our new Bermuda parent company, will have an authorized share capital of $722,000 divided into 70,000,000 common shares, 1,000,000 preference shares and 1,200,000 deferred shares each with $0.01 par value. Of these shares, 1,200,000 deferred shares have been issued. These shares are held by Steve Barber (600,000 shares) and Richard Pearce, (600,000 shares). These shares were issued in connection with the formation of Xyratex Ltd and upon the effectiveness of the scheme of arrangement pursuant to which Xyratex Ltd will become our new Bermuda parent company the shares will become worthless deferred shares and repurchased for an aggregate price of $2.00.

        The table below sets forth information regarding beneficial ownership of shares of Xyratex Group Limited as of June 23, 2004, and as adjusted to reflect the sale of common shares in this offering and the transactions establishing Xyratex Ltd as our new Bermuda parent company, held by:

  •
  each person who is known by us to have more than 5.0% beneficial share ownership;

  •
  each of our directors and executive officers having more than 1.0% beneficial share ownership; and

  •
  all of our directors and executive officers as a group.

        As used in this table, beneficial ownership means the sole or shared power to vote or direct the voting or to dispose or direct the sale of any security. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days upon the exercise of any option, warrant or right. Common shares subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the ownership percentage of the person holding the options, warrants or rights, but are not deemed outstanding for computing the ownership percentage of any other person. The amounts and percentages for Xyratex Group Limited as of June 23, 2004 are based upon 25,079,630 Xyratex Group Limited shares outstanding as of that date and the amounts and percentages for our common shares after the offering are based upon 29,068,697 common shares to be outstanding as of June 29, 2004 and assuming the underwriters' over-allottment option of 1,043,478 common shares is exercised in full.

			Shareholdings of Our Common Shares after the Offering
	Shareholdings of Xyratex Group Limited as of June 22, 2004		Excluding Exercise of the Over-Allotment Options		Including Exercise of the Over-Allotment
Shareholders' Name
	Shares	Percentage	Shares	Percentage	Shares	Percentage
Ken Wilkie(1)	1,354,381	5.4%	880,741	3.0%	695,503	2.4%
Steve Barber(2)	1,120,755	4.5%	1,146,243	3.9%	1,138,137	3.9%
Richard Pearce(3)	350,924	1.4%	346,467	1.2%	338,361	1.2%
Matt Cornell(4)	736,023	2.9%	746,638	2.6%	738,528	2.5%
Paul Hannah(5)	766,773	3.1%	778,507	2.7%	770,397	2.7%
Paul Holmes(6)	520,422	2.1%	523,193	1.8%	515,083	1.8%
Will Leonard(7)	352,051	1.4%	347,636	1.2%	339,528	1.2%
Andrew Sukawaty(8)	200,000	0.8%	207,275	0.7%	207,275	0.7%
Steve Thompson(9)	475,425	1.9%	476,557	1.6%	468,449	1.6%
Adam Wray(10)	355,203	1.4%	350,904	1.2%	342,796	1.2%
Xtx Limited(11)	11,098,870	44.3%	9,122,359	31.4%	8,638,432	29.7%
Havant International Trustees Limited(12)	2,653,473	10.6%	2,585,960	8.9%	2,540,055	8.7%
All our directors and executive officers as a group (14 persons)(13)	6,231,957	24.9%	5,804,161	20.0%	5,554,057	19.1%
Employees (excluding our directors and executive officers)(14)	4,468,471	17.8%	4,313,613	14.8%	4,189,045	14.4%

(1)
Consists of 1,354,381 class A preferred ordinary shares, representing 11.9% of class A preferred ordinary shares outstanding. In January 2004, Mr. Wilkie acquired 187,500 class A preferred ordinary shares for a total consideration of £281,250 pursuant to one of our employee benefit plans in a transaction qualifying for the exemption in Rule 701 under the Securities Act and acquired the balance of his shares in transactions prior to February 2001.

(2)
Consists of 905,000 class A preferred ordinary shares, representing 7.9% of class A preferred ordinary shares outstanding, and 215,755 class C ordinary shares, representing 8.4% of class C ordinary shares outstanding. In February 2004, Mr. Barber acquired 187,500 class A preferred ordinary shares from us for a total consideration of £1,875 pursuant to one of our employee benefit plans in a transaction qualifying for the exemption in Rule 701 under the Securities Act and acquired 25,000 class A preferred ordinary shares from us for a total consideration of £68,750 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Barber also acquired 215,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £107,877.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Barber acquired the balance of his shares in transactions prior to February 2001. The Xyratex 2004 Employee Benefit Trust was established in January 2004. The purpose of the trust is to facilitate the acquisition of shares in Xyratex Group Limited to be held by the trust pending the transfer or sale, whether by way of the grant of an option or otherwise, to employees and former employees. The trustee of the trust is Hill Samuel Offshore Trust Company Limited, registered in Jersey.

(3)
Consists of 190,168 class A preferred ordinary shares, representing 1.7% of class A preferred ordinary shares outstanding, and 160,756 class C ordinary shares, representing 6.2% of class C ordinary shares outstanding. In January 2004, Mr. Pearce acquired 12,500 class A preferred ordinary shares from Havant International Trustees Limited for a total consideration of £18,750 pursuant to one of our employee benefit plans in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act and 12,500 class A preferred ordinary shares from Havant International Trustees Limited for zero consideration pursuant to one of our employee benefit plans in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Pearce acquired 37,500 class A preferred ordinary shares from Havant International Trustees Limited for zero consideration pursuant to one of our employee benefit plans in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act and acquired 10,000 class A preferred ordinary shares from us for a total consideration of £27,500 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. Havant International Trustees Limited acquired the shares from us in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Pearce also acquired 160,756 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £80,378 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Pearce acquired the balance of his shares in transactions prior to February 2001.

(4)
Consists of 545,268 class A preferred ordinary shares, representing 4.8% of class A preferred ordinary shares outstanding, and 190,755 class C ordinary shares, representing 7.4% of class C ordinary shares outstanding. In February 2004, Mr. Cornell acquired 10,000 class A preferred ordinary shares from us for a total consideration of £27,500 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Cornell also acquired 190,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £95,377.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Cornell acquired the balance of his shares in transactions prior to February 2001.

(5)
Consists of 576,018 class A preferred ordinary shares, representing 5.1% of class A preferred ordinary shares outstanding, and 190,755 class C ordinary shares, representing 7.4% of class C ordinary shares outstanding. In February 2004, Mr. Hannah acquired 10,000 class A preferred ordinary shares from us for a total consideration of £27,500 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Hannah also acquired 190,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £95,377.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Hannah acquired the balance of his shares in transactions prior to February 2001.

(6)
Consists of 329,667 class A preferred ordinary shares, representing 2.9% of class A preferred ordinary shares outstanding, and 190,755 class C ordinary shares, representing 7.4% of class C ordinary shares outstanding. In February 2004, Mr. Holmes acquired 190,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £95,377.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Holmes acquired the balance of his shares in transactions prior to February 2001.

(7)
Consists of 188,596 class A preferred ordinary shares, representing 1.7% of class A preferred ordinary shares outstanding, and 160,755 class C ordinary shares, representing 6.2% of class C ordinary shares outstanding. In January 2004, Mr. Leonard acquired 30,000 class A preferred ordinary shares from Havant International Trustees Limited for a total consideration of £45,000 pursuant to one of our employee benefit plans in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Leonard acquired 30,000 class A preferred ordinary shares from Havant International Trustees Limited for zero consideration pursuant to one of our employee benefit plans in a transaction qualifying for the exemption in Rule 701 under the Securities Act. Havant International Trustees Limited acquired the shares from us in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Leonard also acquired 160,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £80,377.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Leonard acquired the balance of his shares in transactions prior to February 2001.

(8)
Consists of 200,000 class A preferred ordinary shares, representing 1.8% of class A preferred ordinary shares outstanding. In February 2004, Mr. Sukawaty acquired 200,000 class A preferred ordinary shares from us for a total consideration of £550,000 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act.

(9)
Consists of 284,670 class A preferred ordinary shares, representing 2.5% of class A preferred ordinary shares outstanding, and 190,755 class C ordinary shares, representing 7.4% of class C ordinary shares outstanding. In February 2004, Mr. Thompson acquired 10,000 class A preferred ordinary shares from us for a total consideration of £27,500 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Thompson also acquired 190,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £95,377.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Thompson acquired the balance of his shares in transactions prior to February 2001.

(10)
Consists of 194,448 class A preferred ordinary shares, representing 1.7% of class A preferred ordinary shares outstanding, and 160,755 class C ordinary shares, representing 6.2% of class C ordinary shares outstanding. In February 2004, Mr. Wray acquired 40,000 class A preferred ordinary shares from Havant International Trustees Limited for zero consideration pursuant to one of our employee benefit plans in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act and acquired 5,000 class A preferred ordinary shares from us for a total consideration of £13,750 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. Havant International Trustees Limited acquired the shares from us in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. In February 2004, Mr. Wray also acquired 160,755 class C ordinary shares from the Xyratex 2004 Employee Benefit Trust for a total consideration of £80,377.50 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The Xyratex 2004 Employee Benefit Trust acquired the shares from us pursuant to the exemption from registration provided by Regulation S under the Securities Act. Mr. Wray acquired the balance of his shares in transactions prior to February 2001.

(11)
Consists of 11,098,870 class B preferred ordinary shares, representing 100% of class B preferred ordinary shares outstanding. In September 2003, Xtx Limited acquired 10,433,682 class B preferred ordinary shares for a total consideration of £47,055,905.82 from other shareholders pursuant to the exemption from registration provided by Regulation S under the Securities Act, and 665,188 class B preferred ordinary shares from us for a total consideration of £33,259.40 in a transaction pursuant to the exemption from registration provided by Regulation S under the Securities Act. The entire issued share capital of Xtx Limited is legally owned by Rowan Nominees Limited (45,886,349 shares) and Rowan Nominees A/C RR Limited (4,690,651 shares). All of Xtx Limited's shares are beneficially owned by the following six investment funds in the stated proportions: Hg Investment Managers Ltd (as duly authorized representative of Merrill Lynch Investment Managers Limited and on behalf of its discretionary fund management clients and as the duly authorised representative of Merrill Lynch Investment Managers Limited on behalf of Merrill Lynch Investment Managers Limited's discretionary fund management clients) (17.388%); Hg Pooled Management Limited in for and on behalf of MUST 4 L.P. (43.696%); Hg Pooled Management Limited in for and on behalf of MUST 4 "B" L.P. (5.563%); MUST 4 Management GmbH for and on behalf of MUST 4 GmbH & Co Kg (3.879%); Hg Pooled Management Limited in for and on behalf of HgCapital Co-Investment Plan (0.805%); Hg Pooled Management Limited in its capacity as manager of HGT L.P. (15.772%) Hg Pooled Management Limited in its capacity as manager of RR SPLP L.P., and Hg Pooled Management in its capacity as manager of GRN SPLP 1 L.P. (3.623%). MUST 4 L.P., MUST 4 "B" L.P. MUST 4 GmbH & Co Kg RR SPLP 1 L.P. and GRN SPLP 1 L.P. have both general and limited partners. The general partner of MUST 4 L.P. and MUST 4 "B" L.P. is MUST 4 General Partner (Guernsey) Limited. The general partner of MUST 4 GmbH & Co KG is MUST 4 Management GmbH. The general partner of each of MUST 4 L.P., MUST 4 "B" L.P. and HgCapital Co-Investment Plan has delegated investment discretion to Hg Pooled Management Limited. The general partner of MUST 4 GmbH & Co KG has appointed MUST 4 General Partner (Guernsey) Limited as its investment advisor who has in turn appointed Hg Investment Managers Ltd as a sub-advisor. The general partner of HGT L.P. is HGT General Partner Limited which is managed by Hg Pooled Management Limited. The general partners of RR SPLP 1 L.P. and GRN SPLP 1 L.P. is MUST 4 General Partner (Guernsey) Limited. The directors of Hg Investment Managers Ltd and Hg Pooled Management Limited are Ian Armitage, Roy Goddard, Frances Jacob, Samuel Licht and Jeremy Sharman. Xtx Limited, through the funds managed by HgCapital, received its shares in Xyratex Group Limited pursuant to the August 2003 private equity investment, which is described in greater detail in "Description of Share Capital" below.

(12)
Consists of 2,653,473 class A preferred ordinary shares, representing 23.3% of class A preferred ordinary shares outstanding. The address for Havant International Trustees Limited is Langstone Road, Havant PO9 1SA, United Kingdom. The Xyratex Group Limited shares held by Havant International Trustees Limited, a trustee company holding shares for an employee benefit trust on behalf of employees, are controlled by Havant International Trustees Limited. The directors of Havant International Trustees Limited are Ken Wilkie, Derek Holt, Steve Barber, Mike Dinham and Chris Allington. Since February 2001, Havant International Trustees Limited purchased a total of 27,617 class A preferred shares in 32 separate transactions each pursuant to the exemption from registration provided under Regulation S of the Securities Act.

(13)
Consists of 4,768,216 class A preferred ordinary shares, representing 41.8% of class A preferred ordinary shares outstanding, and 1,461,041 class C ordinary shares, representing 56.7% of class C ordinary shares outstanding.

(14)
Consists of 3,353,471 class A preferred ordinary shares, representing 29.4% of class A preferred shares outstanding and 1,115,000 class C ordinary shares, representing 43.3% of class C ordinary shares outstanding. These employees acquired shares at various times since February 2001 in transactions pursuant to the exemption from registration provided by Rule 701 or Regulation S under the Securities Act.

        The number of shares of Xyratex Group Limited held of record in the United States is 257,090 class A preferred ordinary shares, held by 89 record holders, representing 2.5% of class A preferred ordinary shares outstanding, and 335,000 class C ordinary shares, held by 10 record holders, representing 13% of class C ordinary shares outstanding.

        The voting rights of Xyratex Group Limited vary significantly according to class of share. The holder of class B preferred ordinary shares has substantial rights of control over Xyratex Group Limited at both the shareholder and the board level under certain circumstances. In addition, holders of class A preferred ordinary shares have significantly stronger voting rights than holders of class C ordinary shares under certain circumstances. Upon Xyratex Ltd becoming the new parent company of our business the voting rights of all of our common shares will be identical.

        Xtx Limited holds 11,098,870 Xyratex Group Limited shares representing all of the class B preferred ordinary shares of Xyratex Group Limited and approximately 43.7% of the fully diluted share capital of Xyratex Group Limited.

        In accordance with our new Articles of Association adopted on September 17, 2003, Xtx Limited, the company through which funds managed by HgCapital own our shares, has the right to appoint two non-executive directors to our board of directors. Since September 17, 2003, Xtx Limited has appointed one director, Nic Humphries, as its director on the board of directors. Xtx Limited does not have, and will not have, a right to appoint a director to the board of directors of Xyratex Ltd.

        Prior to the date on which Xyratex Ltd becomes our new parent company, Xtx Limited will have substantial rights of control over Xyratex Group Limited at both the shareholder and the board level under certain circumstances. Once Xyratex Ltd becomes our new parent company, it will own all of the outstanding share capital of Xyratex Group Limited and will control Xyratex Group Limited. Upon the consummation of this offering, Xyratex Ltd will not be directly or indirectly controlled by another corporation, any foreign government or by any other person.

        Xyratex Group Limited and Xtx Limited, together with certain current or former shareholders of Xyratex Group Limited, are parties to an Investment and Shareholders Agreement dated as of August 12, 2003. The parties intend to terminate that agreement as of the effectiveness of the scheme of arrangement pursuant to which Xyratex Ltd will become our new Bermuda parent company. We do not intend to enter into any further shareholders agreement with Xtx Limited.

        At the time the scheme of arrangement pursuant to which Xyratex Ltd becomes our new parent company becomes effective, all Xyratex Group Limited class A preferred ordinary, class B preferred ordinary and class C ordinary shares will be exchanged for Xyratex Ltd common shares on the basis of fixed conversion rates for each class of share of Xyratex Group Limited, less any fractional shares. We intend to aggregate these fractional shares and sell them as part of this offering. 545 shares resulted from aggregating these fractional shares. We intend to retain the proceeds from the sale of these shares.

OUR NEW BERMUDA PARENT COMPANY

        Immediately prior to the closing of this offering, and to facilitate the listing of our common shares on the NASDAQ National Market, Xyratex Ltd, a Bermuda company, will become the parent company of our business. Until Xyratex Ltd becomes our parent company, Xyratex Group Limited, an English company, is the parent company of our business. Under English law it is not possible to change the place of incorporation of Xyratex Group Limited from one jurisdiction to another and so it was necessary to introduce Xyratex Ltd as the new parent company of our business. Xyratex Ltd was incorporated solely for this purpose.

        The establishment of Xyratex Ltd as the new parent company of our business will be achieved through a scheme of arrangement under Section 425 of the U.K. Companies Act 1985. Pursuant to the scheme of arrangement the shareholders of Xyratex Group Limited will agree that their shares in Xyratex Group Limited will be cancelled in consideration for (i) the issue to those shareholders of common shares in Xyratex Ltd and (ii) the issue by Xyratex Group Limited of new shares to Xyratex Ltd. In this way, Xyratex Ltd will become the owner of the entire issued share capital of Xyratex Group Limited.

        The scheme of arrangement requires the approval of the shareholders of Xyratex Group Limited and the sanction of the English courts, although it only becomes effective when the order of the court approving the scheme of arrangement is registered with the registrar of companies in England. We have agreed to be bound by the scheme of arrangement and to do what is necessary to facilitate its implementation. The approval of the shareholders of Xyratex Group Limited and the sanction of the court will have been obtained at the time of the offering and the directors of Xyratex Group Limited will proceed to register the scheme of arrangement immediately prior to the closing of the offering.

        Prior to the scheme of arrangement becoming effective, Xyratex Group Limited has three classes of outstanding ordinary shares called class A preferred ordinary shares, class B preferred ordinary shares and class C ordinary shares. The class A preferred ordinary shares and class C ordinary shares contain certain transferability restrictions. Through the scheme of arrangement, all of the class A preferred ordinary shares, class B preferred ordinary shares and class C ordinary shares will be cancelled and new common shares in Xyratex Ltd will be issued based on fixed conversion ratios. Our common shares will not be divided into separate classes and will all contain the same rights and privileges. In order to ensure that the scheme of arrangement works properly the constitutional documents of Xyratex Group Limited will be amended to ensure that if any shares are issued in that company after the scheme of arrangement has become effective they will be mandatorily acquired by Xyratex Ltd, but on the same basis as if they had been in issue as Xyratex Group Limited class A preferred ordinary shares before the scheme of arrangement took effect.

        The scheme of arrangement will impact upon holders of options under the various share option schemes operated by Xyratex Group Limited. Proposals have been made to all option holders which have the ultimate objective, once the scheme of arrangement has become effective, of replacing outstanding options over class A preferred ordinary shares or class C ordinary shares in Xyratex Group Limited with options over common shares in Xyratex Ltd. Xyratex Group Limited's share option plans are discussed in detail above in "Employee Benefit/Share Option Plans."

        As explained above, it is intended that the scheme of arrangement will become effective immediately prior to the closing of this offering. At such time Xyratex Group Limited will become a wholly-owned subsidiary of Xyratex Ltd.

DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital summarizes certain provisions of our memorandum of association and our bye-laws. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our memorandum of association and bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum and bye-laws.

History of Share Capital

Xyratex Ltd

        We are a limited liability company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number EC 31989. We were incorporated on April 10, 2002 under the name Xyratex Ltd. Our registered office is located at Clarendon House, Church Street, Hamilton, Bermuda.

        The objects of our business are set out in paragraph 6 of our memorandum of association. Our objects are to perform all the functions of a holding company.

        We were incorporated with authorized share capital of $12,000 comprising 1,200,000 shares of $0.01 each. By a resolution of members dated April 29, 2002, the initial shares of Xyratex Ltd were redesignated as deferred shares not having the right to vote while any other shares are in issue, and the authorized share capital was increased to $722,000 by the authorization of 70 million common shares of $0.01 each and 1 million preference shares of $0.01 each.

        Immediately prior to the closing of this offering Xyratex Ltd will own the entire share capital of Xyratex Group Limited, the parent company of our business prior to the offering. Xyratex Ltd will become the parent company of our business by way of a scheme of arrangement under Section 425 of the Companies Act 1985 of the United Kingdom. Pursuant to the scheme of arrangement, the existing shares in Xyratex Group Limited will be cancelled in consideration for (i) the issue of common shares of Xyratex Ltd to the former shareholders of Xyratex Group Limited and (ii) the issue of new ordinary shares of Xyratex Group Limited to Xyratex Ltd. Upon the completion of the scheme of arrangement, our issued and outstanding share capital will comprise 25,380,130 common shares. All of our issued and outstanding common shares prior to completion of this offering will be issued fully paid and all of our shares to be issued in this offering will be issued fully paid.

        Pursuant and subject to our bye-laws and subject to the requirements of any stock exchange on which our shares are listed, our board of directors is authorized to issue any of our authorized but unissued shares.

Xyratex Group Limited

        Xyratex Group Limited (previously called Xyratex plc), the ultimate parent company of the Xyratex group prior to Xyratex Ltd becoming our new parent company, was incorporated on August 22, 2000 with an authorized share capital of £1,000 divided into 1,000 authorized ordinary shares with a nominal value of £1 each. Of these 1,000 authorized shares, one share was held by each of DLA Nominees Limited and DLA Secretarial Services Limited as subscriber shares. These subscriber shares were transferred to Derek Holt on September 21, 2000. On October 12, 2000, the existing 1,000 authorized ordinary shares (including the 2 issued subscriber shares) of Xyratex Group Limited were sub-divided into 100,000 ordinary shares of £0.01 each and the authorized share capital was increased from £1,000 to £237,608.17 by the creation of an additional 23,660,817 authorized but unissued ordinary shares of £0.01 each. On that same date the 23,760,617 authorized but unissued shares of Xyratex Group Limited were re-designated as 7,417,592 class A ordinary shares of £0.01, 1,856,250 class B ordinary shares of £0.01 each and 14,486,775 class C ordinary shares of £0.01 each, with the rights attaching to such shares contained in the new Articles of Association adopted on

October 12, 2000. In addition, the 200 issued ordinary shares of £0.01 each were re-designated as class A ordinary shares of £0.01 each. The rights of each of the class A ordinary, class B ordinary and class C ordinary shares reflected the rights attached to the shares held in Havant International Holdings Limited, the predecessor company to Xyratex Group Limited. On October 31, 2000, 22,753,156 authorized but unissued shares of Xyratex Group Limited were issued and allotted to the shareholders of Havant International Holdings Limited on the basis of one share in Xyratex Group Limited for each share of the same class they held in Havant International Holdings Limited.

        On November 17, 2000, Xyratex Group Limited's shareholders in general meeting passed a special resolution which, inter alia, increased Xyratex Group Limited's authorized share capital to £450,000 by the creation of an additional 21,239,183 authorized but unissued class C ordinary shares. On November 17, 2000, Xyratex Group Limited issued 160,942 class A ordinary shares to acquire an 11.5% holding in Logic Innovations Incorporated.

        On April 22, 2002, Xyratex Group Limited purchased at £1.30 per share and cancelled 707,209 of its issued class C ordinary shares and 292,791 of its class A ordinary shares from Havant International Trustees Limited, a trustee company holding shares for an employee benefit trust on behalf of employees.

        On May 22, 2002, Xyratex Group Limited issued 10,379 of its class C shares to several employees on the exercise of stock options at £1.50 per share.

        On June 24, 2002, Xyratex Group Limited purchased at £1.30 per share and cancelled 69,000 of its issued class C shares from Havant International Trustees Limited, a trustee company holding shares for an employee benefit trust on behalf of employees.

        On August 29, 2002, Xyratex Group Limited issued 14,154 of its class C shares to an employee on the exercise of stock options at a price of £1.50 per share.

        At November 30, 2002, the number of issued shares of Xyratex Group Limited was 21,872,314.

        On January 15, 2003, Xyratex Group Limited issued 5,256 of its class C shares to an employee on the exercise of stock options at a price of £1.50 per share.

        On May 30, 2003, Xyratex Group Limited issued 26,536 of its class C shares to employees pursuant to the Xyratex Group Limited 2002 Employee Stock Purchase Plan.

        Immediately prior to the cash offer made on August 12, 2003 by Xtx Limited, the number of issued shares of Xyratex Group Limited was 21,904,106.

        Pursuant to a cash offer made on August 12, 2003 and which closed on September 15, 2003, funds managed by HgCapital (through Xtx Limited) purchased on September 17, 2003 10,433,682 shares of Xyratex Group Limited at a price of £4.51 in cash for a total cash consideration of £47,055,906 and subscribed for 665,188 additional shares at a price of 5 pence per share. Concurrently with Xtx Limited's share purchase Xyratex Group Limited substantially reorganized its share capital. Pursuant to resolutions passed at Extraordinary General Meetings held on September 17, 2003, Xyratex Group Limited redesignated the 10,433,682 shares so acquired and the 665,188 shares subscribed for by Xtx Limited as an equal number of class B preferred ordinary shares. Also pursuant to resolution passed at the Extraordinary General Meeting, Xyratex Group Limited redesignated 2,576,041 of its unissued class C shares as an equal number of class C ordinary shares and redesignated all other Xyratex Group Limited shares held by existing shareholders and all unissued shares of Xyratex Group Limited over which options had been granted as class A preferred ordinary shares. On September 17, 2003, Xyratex Group Limited also cancelled 15,000,000 of its authorized but unissued class A preferred ordinary shares. In connection with the reorganization of its share capital, Xyratex Group Limited entered into new banking facilities with HSBC comprised of a term loan of up to $20 million, a $10 million multi-currency revolving credit facility and a $15 million on-demand composite overdraft facility, part of which was used to repurchase 1,856,250 class B shares from Aberdeen Asset Managers Limited, previously the sole holder of our class B shares, at a price of £4.51 per share (which shares were redesignated as class A preferred ordinary shares prior to purchase) and 804,504 class A shares from the FURBS shareholders at a price of £4.51 per share (which shares were redesignated as class A preferred ordinary shares prior to purchase). The shares purchased were then cancelled.

        Upon completion of the cash offer made by Xtx Limited on September 17, 2003, the number of issued shares of Xyratex Group Limited was 19,944,648, of which 8,845,778 were new class A preferred ordinary shares and 11,098,870 were new class B preferred ordinary preferred ordinary shares held by Xtx Limited.

        In connection with the HgCapital investment, Xyratex Group Limited amended its Articles of Association in September 2003. The new Articles of Association include provisions that set forth the order of preference in which the different classes of Xyratex Group Limited shareholders will be repaid out of Xyratex Group Limited's ordinary share capital upon the occurrence of specified conversion events. The scheme of arrangement pursuant to which Xyratex Ltd will become our new Bermuda parent company constitutes a conversion event under Xyratex Group Limited's Articles of Association. Upon a conversion event, the amounts to be received by each class of shareholder is determined pursuant to a formula which is designed to provide each class of shareholder with a certain return on their investment commitments: first, class B preferred ordinary shareholders are to be paid an amount equal to £4.51 for each class B preferred ordinary share; second, class A preferred ordinary shareholders are to be paid an amount equal to £4.51 for each class A preferred ordinary share; third, class B preferred ordinary shareholders and class A preferred ordinary shareholders are to be paid an additional amount equal to 10% per annum on £4.51 per share; fourth, any surplus amount of ordinary share capital is to be paid pro rata among class A preferred ordinary, class B preferred ordinary and class C ordinary shareholders; and finally, where the return to class B preferred ordinary shareholders is greater than £9.02 per share, class C ordinary shareholders are entitled to receive 25% of amounts in excess of £9.02 per share due to class B preferred ordinary shareholders.

        In connection with the scheme of arrangement, Xyratex Group Limited's shareholders have agreed that their conversion rights will be satisfied through the exchange of their Xyratex Group Limited shares for new Xyratex Ltd common shares on the basis of conversion ratios derived from the formula set out in the Articles of Association, subject to such adjustments as have been agreed between the shareholders. Pursuant to the conversion ratios Xyratex Group Limited shareholders will receive 1.036378 Xyratex Ltd common shares for each class A preferred ordinary share, .9450 Xyratex Ltd common shares for each class B preferred ordinary share and 1.071671 Xyratex Ltd common shares for each class C ordinary share. In addition to taking into account the entitlements of each class of share set forth in Xyratex Group Limited's Articles of Association, the conversion ratios also take into account the difference in the overall share capital of Xyratex Group Limited as compared to Xyratex Ltd and adjusts for the fact that existing Xyratex Group Limited shares are denominated in U.K. pounds sterling and new Xyratex Ltd common shares are denominated in U.S. dollars.

        At November 30, 2003, the number of issued shares of Xyratex Group Limited was 19,944,648.

        On December 17, 2003, Xyratex Group Limited issued 14,713 class A preferred ordinary shares to employees pursuant to the Xyratex Group Limited 2002 Employee Stock Purchase Plan.

        On January 27, 2004, Xyratex Group Limited:

  •
  approved the issue of 146,150 class A preferred ordinary shares to employees in the United Kingdom, Malaysia and Singapore pursuant to employee share purchase plans in each jurisdiction whereby employees were invited to offer to purchase up to 500 shares each at a price of £2.75 per share;

  •
  issued 2,280,000 new class C ordinary shares to the Xyratex 2004 Employee Benefit Trust at a price of £0.50 per share; and

  •
  issued 612,625 class A preferred ordinary shares to employees on the exercise of share options. This included the exercise of options at a price of £1.50 per share over 187,500 shares by Mr. Ken Wilkie, a director of Xyratex Group Limited.

        On February 13, 2004, Xyratex Group Limited:

  •
  issued 296,041 class C ordinary shares to the Xyratex 2004 Employee Benefit Trust at a price of £0.50 per share;

  •
  issued 70,000 class A preferred ordinary shares to certain directors and employees at a price of £2.75 per share pursuant to an invitation to offer to purchase shares to raise cash to fund business acquisitions;

  •
  issued 200,000 class A preferred ordinary shares to Mr. Andrew Sukawaty at a price of £2.75 per share pursuant to an invitation to offer to purchase shares to raise cash to fund business acquisitions;

  •
  issued 89,792 class A preferred ordinary shares to employees pursuant to an exchange agreement whereby Xyratex Group Limited acquired the minority interests in its subsidiary, Xyratex Integrated Systems Limited;

  •
  issued 1,219 class A preferred ordinary shares to an employee at a price of £0.01 per share; and

  •
  issued 208,950 class A preferred ordinary shares to employees on the exercise of share options, which included the exercise of options at a price of £0.01 per share over 187,500 shares by Mr. Steve Barber, a director of Xyratex Group Limited.

        On March 15, 2004, Xyratex Group Limited:

  •
  issued 19,994 of its class A preferred ordinary shares to an employee on the exercise of stock options at a price of £1.50 per share; and

  •
  issued 4,300 of its class A preferred ordinary shares to an employee on the exercise of stock options at a price of £2.75 per share.

        On April 27, 2004 Xyratex Group Limited issued 23,098 class A preferred ordinary shares to an employee on the exercise of stock options at a price of £1.50 per share.

        On May 28, 2004, Xyratex Group Limited issued 20,449 class A preferred ordinary shares to employees pursuant to the Xyratex Group Limited 2002 Employee Stock Purchase Plan.

        On June 16, 2004, Xyratex Group Limited issued 143,563 class A preferred ordinary shares at a price per share equal to the price listed on the front cover of this prospectus to Xyratex Trustees Limited as trustee for the Xyratex UK Employee Benefit Trust, a trust established for the benefit of employees.

        At June 23, 2004, the number of issued shares of Xyratex Group Limited was 24,075,542, of which 10,400,631 were class A preferred ordinary shares par value £0.01 per share, 11,098,870 were class B preferred ordinary shares par value £0.01 per share, and 2,576,041 were class C ordinary shares par value £0.01 per share.

        As of June 23, 2004, Xyratex Group Limited had options granted over 1,304,588 authorized but unissued class A preferred ordinary shares. The issuance of shares underlying these options is subject to approval and allotment of the board of directors of Xyratex Group Limited.

Description of Common Shares of Xyratex Ltd

        Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote on a poll of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

        In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities and after any preferential rights granted to holders of our preference shares.

Dividend Rights

        Under Bermuda law, a company's board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to our bye-laws and to rights attached to our preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

        If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 75% of the issued shares of that class; or (2) with the sanction of a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum shall be two or more persons holding or representing by proxy one-third of the issued shares of the class. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares.

Transfer of Shares

        Our board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of a share that is not fully paid. Our board of directors may also refuse to recognize an instrument of transfer of a share unless evidence is presented of the transferor's right to make the transfer as our board of directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out as a schedule to our bye-laws (or as near thereto as circumstances admit) or in other form as the board may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share, our board of directors may accept the instrument signed only by the transferor. The board may also accept mechanically executed transfers. Share transfers may also be effected through our transfer agent.

Meetings of Shareholders

        Under Bermuda law, a company is required to convene an annual general meeting of shareholders each calendar year, other than in its year of incorporation. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the written request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote. Bermuda law requires that shareholders be given at least five day's advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our bye-laws provide that either the chairman or our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, at least 21 days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at the meeting. This notice requirement is subject to the ability to hold the meetings on shorter notice if the notice is agreed: (i) in the case of an annual general meeting, by all of the shareholders entitled to attend and vote at the meeting; or (ii) in the case of a special general meeting, by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at the meeting. The quorum required for a general meeting of shareholders is ten or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 33 1/3% of our total issued voting shares throughout the meeting.

Access to Books and Records and Dissemination of Information

        Members of the general public have the right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company's memorandum of association, including its objects and powers, and any alteration to its memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company's audited financial statements, which must, subject to certain waiver provisions be presented at the annual general meeting. Subject to certain exceptions a shareholder has a right to have a copy of the company's financial statements which, in the case of a company of which the shares are listed on an appointed stock exchange, such as NASDAQ National Market, may be in summary form. The register of members of a company is also open to inspection by shareholders without charge and by members of the general public on the payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its register of members in Bermuda but may, subject to the provisions of the Companies Act 1981, establish a branch register outside Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

        Our bye-laws provide that our board consists of such members between two and ten directors as the board may determine. Our board of directors consists of seven directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Our bye-laws provide that directors must be nominated by a majority of independent directors or a nominations committee consisting entirely of independent directors. Each class of directors (other than initially) is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. There is also no requirement in our bye-laws or Bermuda law that our directors must retire at a certain age.

        Any shareholder wishing to propose for election as a director a person who is not an existing director or is not proposed by our board must give notice to the company of the intention to propose that person for election. The notice must be given not less than 60 days before the anniversary of the last annual general meeting prior to the giving of notice, or not less than ten days prior to the general meeting at which the directors will be elected, whichever is earlier.

        A director may be removed for cause by a majority of shareholder votes cast at a meeting at which a quorum is present, provided notice is given to the director not less than 14 days before the special general meeting convened to remove the director. A director may be removed without cause upon the affirmative vote of at least 66% of all of the voting shares of the company then in issue entitling the holder to attend and vote on the resolution, provided notice is given not less than 14 days to the director of the shareholders' meeting convened to remove the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. Our bye-laws also provide that a director may be removed from office by a resolution passed by the affirmative vote of all the other directors in office given at a meeting of the board duly convened and held. Our board of directors or members in general meeting can fill any vacancy occurring as a result of the death, disability, disqualification or as a result of an increase in the size of the board.

Proceedings of Board of Directors

        Our bye-laws provide that our business is to be managed and conducted by our board of directors. Bermuda law requires that our directors be individuals. There is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. Provided a director discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law, the director is entitled to vote in respect of the contract or arrangement in which he or she is interested unless he or she is disqualified from voting by the chairman of the relevant board meeting. Under Bermuda law, a director (including the spouse or children of the director or any company of which the director, spouse or children own or control more than 20% of the capital or loan debt) cannot borrow from us, unless shareholders holding 90% of the total voting rights have consented to the loan.

Amalgamations and Business Combinations

        The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. Shareholder approval, unless the bye-laws otherwise provide, requires 75% of the shareholders voting at the general or class meeting in respect of which the quorum shall be two persons holding or representing at least one-third of the issued shares of the company or class. Our bye-laws provide that an amalgamation (other than with a wholly-owned subsidiary) that has been approved by our board must only be approved by a majority of the votes cast at a general meeting of our shareholders at which the quorum shall be ten or more persons representing more than 33 1/3% of our total issued voting shares save that, in connection with an amalgamation, all our issued shares carry the right to vote.

Amendment of Memorandum of Association and Bye-laws

        Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require the approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by a resolution of the shareholders. In the case of the bye-laws relating to election and removal of directors, business combinations and alterations to these requirements, the required resolutions must be approved by a resolution of shareholders by the affirmative vote of not less than 66% of our voting shares of in issue.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of any class of the company's share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act 1981. Where an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Appraisal Rights and Shareholders Suits

        Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation who is not satisfied that fair value has been offered for the shareholder's shares may apply to a Bermuda court within one month of notice of the shareholders meeting to appraise the fair value of those shares.

        Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than that which actually approved it.

        When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Capitalization of Profits and Reserves

        Pursuant to our bye-laws, our board of directors may capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by either: (1) applying the sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders; or (2) paying up in full partly paid shares of those shareholders who would have been entitled to the sums if they were distributed by way of dividend or distribution.

Registrar and Transfer Agent

        A register of members of the company is maintained at our registered office in Bermuda and on admission of our common shares to trading on the NASDAQ National Market a branch register will be maintained in the United States by Computershare Investor Services USA, who serves as branch registrar and transfer agent.

Untraced Shareholders

        Our bye-laws provide that our board of directors may forfeit any dividend or other monies payable in respect of any shares which remain unclaimed for twelve years from the date when the monies became due for payment. In addition, we are entitled to cease sending checks or dividend warrants by post or otherwise to a shareholder if the instruments have been returned undelivered to, or left uncashed by, the shareholder on at least two consecutive occasions or, following one such occasion, reasonable inquires have failed to establish the shareholder's new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

        We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

        The Bermuda Monetary Authority has given its consent for the issue and free transferability of our shares up to the amount of our authorized capital from time to time to and between non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed exchange, which includes the NASDAQ National Market. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving the consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority, although the Bermuda Monetary Authority has granted permission for the issue and transferability of up to 20% of our shares in issue from time to time to persons resident in Bermuda for exchange control purposes.

        In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may record the capacity in which the shareholder is acting. Notwithstanding the recording of any special capacity, we are not bound to investigate or see to the execution of the trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of the trust. Subject to the approval of the Bermuda Monetary Authority, there are no applicable limitations under Bermuda law on rights of non-resident or foreign shareholders to hold or exercise voting rights in respect of our common shares.

Comparison of Bermuda law and Delaware law

        Set forth below is a comparison of certain shareholder rights and corporate governance matters under Delaware law and Bermuda law:

Corporate Law Issue	Delaware Law	Bermuda Law
Special Meetings of Stockholders	Stockholders of a Delaware corporation generally do not have the right to call meetings of stockholders unless that right is granted in the certificate of incorporation or bye-laws. However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a stockholder.	The directors of a Bermuda company are bound to duly convene a special general meeting on the requisition of shareholders of the company holding, at the date of deposit of the requisition, not less than one-tenth of the paid-up capital of the company carrying the right to vote at general meetings. If the directors do not proceed to duly convene a meeting within 21 days from the date of the deposit of the requisition, the requisitioners, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, but a meeting convened in this manner may not be held more than three months after the date of deposit of the requisition.
Interested Director Transactions
Interested director transactions are not voidable if (i) the material facts as to the interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.
Bermuda law requires that a director discloses at the first opportunity at a meeting of directors, or in writing to the directors (i) that he has an interest in a material contract or proposed material contract with the company or any of its subsidiaries and (ii) the material interest in any company or other entity that is a party to a material contract or proposed material contract with the company or any of its subsidiaries. For these purposes, an interest occurring by reason of the ownership or direct or indirect control of not more than ten per cent of the capital of a company or other entity is not deemed material. Under our bye-laws the chairman of a board meeting may, following a declaration being made, disqualify the director from voting on the contract or proposed contract in which he is interested.
Cumulative Voting
Delaware law does not require that a Delaware corporation provide for cumulative voting. However, the certificate of incorporation of a Delaware corporation may provide that stockholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.
Bermuda law does not require that a company provide for cumulative voting. However, the bye-laws of a Bermuda company may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances. Our bye-laws, however, contain no such provision.

Approval of Corporate Matters by Written Consent
Unless otherwise specified in a Delaware corporation's certificate of incorporation, action required or permitted to be taken by stockholders at an annual or special meeting may be taken by stockholders without a meeting, without notice and without a vote, if consents, in writing, setting forth the action, are signed by stockholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated. No consent is effective unless, within 60 days of the earliest dated consent delivered to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation.
Except for a resolution to remove an auditor before the end of his term of office or a director before the end of his term of office, anything which may be done by resolution of a Bermuda company in general meeting or by resolution of a meeting of any class of the shareholders of a company, may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or, in the case of a shareholder that is a corporation, on behalf of all the shareholders of the company who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.
Business Combinations
With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.
A Bermuda company may, with the approval of a majority of three-fourths of those voting at a general or class meeting of shareholders at which a quorum of two persons at least holding or representing by proxy more than one-third of the issued shares of the company, or class as the case may be, is present, amalgamate with another Bermuda company or with a company incorporated outside Bermuda. In our bye-laws the affirmative vote of the holders of 66% of voting shares in issue is required unless a business combination is approved by the board, in which case a simple majority vote is required at a general meeting with a quorum of ten or more persons representing personally or by proxy in excess of 33 1/3% of the total issued voting shares. In connection with an amalgamation, all our issued shares carry the right to vote. An amalgamation is an arrangement under Bermuda law whereby two corporate entities combine and continue as a combined corporate entity but where neither of the original corporate entities cease to exist.
Limitations on Directors Liability
A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its stockholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock repurchases or stock barring redemptions, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.
A Bermuda company's bye-laws may provide, as ours do, that the company's shareholders waive all claims or rights of action that they might have, individually or in the right of the company, against any director or officer for any act or failure to act in the performance of that director's or officer's duties. While this waiver does not apply to claims involving fraud or dishonesty, it may have the effect of claims arising under U.S. federal securities laws.

Indemnification of Directors and Officers
A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.
A Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of, any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof. However, any provision, whether contained in the bye-laws of a company or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any fraud or dishonesty of which he may be guilty in relation to the company, is void.
Appraisal Rights
A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration the stockholder would otherwise receive in the transaction
A shareholder of a Bermuda company which is participating in an amalgamation (other than an amalgamation between a company and its wholly-owned subsidiary or between two or more subsidiaries of the same holding company) and who did not vote in favour of the amalgamation may, in certain circumstances, apply to the court to appraise the value of his shares, and may receive cash in the amount of the fair . value of his shares (as determined by a court), in lieu of the consideration he would otherwise receive as part of the transaction.
Shareholder Suits
Class actions and derivative actions generally are available to the stockholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.
Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company's name to remedy a wrong done to it where the act complained of is alleged to be beyond its corporate power or is illegal or would result in the violation of its memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of its shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action.

Inspection of Books and Records
All stockholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation's stock ledger and its other books and records for any purpose reasonably related to such person's interest as a stockholder.
Members of the general public have the right to inspect the public documents of a Bermuda company available at the office of the Registrar of Companies in Bermuda, which will include the company's memorandum of association (including its objects and powers) and any alteration to the memorandum of association and documents relating to any increase or reduction of authorized capital. Except when the register of members is closed under the provisions of the Companies Act 1981, members of the general public may inspect the register of members during business hours at the registered office of the company. Bermuda law provides that shareholders of a Bermuda company have the right to inspect and be supplied with a copy of the bye-laws of the company and the minutes of general meetings of the company and to have copies of them and, if entitled to receive notice of general meetings, to have copies of the financial statements of the company which must be laid before a general meeting. A Bermuda company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.
Amendments to Charter
Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation; a provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of stock than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.
A Bermuda company may, subject to complying with certain procedural requirements, by resolution passed at a general meeting of members of which due notice has been given, alter the provisions of its memorandum of association. If the change would cause the memorandum of association of the company as altered to fall within certain restricted limits, the consent of the Minister of Finance in Bermuda is also required, otherwise it is not. Additionally, if the alteration relates only to alteration of the share capital of the company, with certain exceptions, the consent of the Minister of Finance in Bermuda is not required. The directors of a company may amend its bye-laws but such amendments have to be submitted to a general meeting of the company, and may become operative only to such extent as they are approved at such meeting. Our bye-laws provide that the affirmative vote of 66% of the voting shares in issue is required to rescind, alter or amend certain of them.

UNITED STATES FEDERAL INCOME TAXATION

United States Federal Income Tax Considerations

        The following discussion is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common shares by a U.S. Holder (as defined below). For the purpose of this discussion only, "our common shares" refers to shares of Xyratex Ltd. This summary is based on the federal income tax laws of the United States (including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions) as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion is not a full discussion of all tax considerations that may be relevant to a decision to purchase our common shares. The discussion addresses only U.S. Holders that will purchase our common shares in this offering and hold them as capital assets and use the U.S. dollar as their functional currency. It does not deal with the U.S. federal income tax treatment of investors subject to special rules, such as grantor trusts, real estate investment trusts, regulated investment companies, banks, brokers, dealers, traders in securities or currencies, financial institutions, insurance companies, tax-exempt entities, investors liable for alternative minimum tax, holders of ten percent or more of our common shares (by vote or value, and directly or by attribution), persons holding our common shares as part of a hedging, straddle, conversion or constructive sale transaction or persons whose functional currency is not the U.S. dollar. In addition, this discussion does not discuss the "foreign personal holding company" rules. Prospective purchasers should consult their tax advisors about the U.S. federal, state, local and foreign tax consequences to them of an investment in our common shares.

        As used in this section, "U.S. Holder" means a beneficial owner of our common shares that is (i) a citizen or resident of the United States, (ii) a corporation or other entity (treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or its political subdivisions, (iii) a trust subject to the control of a U.S. person and the primary supervision of a U.S. court or (iv) an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

        If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Therefore, partners of a partnership holding our common shares should consult their tax advisor.

Dividends

        Subject to the passive foreign investment company rules discussed below, the gross amount of any distributions paid with respect to our common shares generally will be included in the gross income of a U.S. Holder as ordinary dividend income to the extent paid out of our earnings and profits as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our earnings and profits, it will be treated as a non-taxable return of capital to the extent of the U.S. Holder's adjusted tax basis in our common shares and thereafter as capital gain. The dividends will not be eligible for the dividends-received deduction available to corporations. Dividends received by a non-corporate U.S. Holder on our common shares for taxable years of such holder beginning after December 1, 2002 and before January 1, 2009 may be taxed at the lower applicable capital gains rate provided that (1) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend was paid or the preceding taxable year, (2) our common shares are readily tradable on an established securities market in the U.S. and (3) certain holding period requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to common shares. Dividends paid on our common shares will generally constitute foreign source passive income or, in the case of some U.S. Holders, foreign source financial services income.

Capital Gains

        Subject to the passive foreign investment company rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of our common shares equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis (determined in U.S. dollars) in our common shares. Any gain or loss will generally be treated as arising from U.S. sources for foreign tax credit limitation purposes. If a U.S. Holder is an individual and the common shares being sold or otherwise disposed of have been held by that individual for more than one year, the gain recognized will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

        We believe that we are not a passive foreign investment company, or PFIC, for U.S. federal income tax purposes and do not expect to become a PFIC in the future. This summary does not discuss the "foreign personal holding company rules." A non-U.S. corporation is considered a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income.

        We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

        We must make a separate determination each year as to whether we are a PFIC. As a result, our PFIC status may change. In particular, fluctuation in the market price of our common shares may result in us becoming a PFIC.

        If we are a PFIC for any taxable year, a U.S. Holder will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition of common shares, unless such U.S. Holder makes a "mark-to-market" election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by such U.S. Holder during the shorter of the three preceding taxable years such U.S. Holder's holding period for the common shares will be treated as an excess distribution. Under these special tax rules (i) the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the common shares, (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

        The tax liability for amounts allocated to years prior to the year of disposition or "excess distribution" cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of common shares cannot be treated as capital, even if a U.S. Holder holds the common shares as capital assets.

        If we are a PFIC, a U.S. Holder may avoid taxation under the rules described above by making a "qualified electing fund" election to include its share of our income on a current basis, or a "deemed sale" election once we no longer qualify as a PFIC. However, a U.S. Holder may make a qualified electing fund election only if we agree to furnish annually certain tax information, and we do not presently intend to prepare or provide such information.

        Alternatively, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election for stock of a PFIC to elect out of the tax treatment discussed three paragraphs above. If a U.S. Holder makes a mark-to-market election for the common shares, it will include in income each year an amount equal to the excess, if any, of the fair market value of the common shares as of the close of its taxable year over its adjusted basis in such common shares. A U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the common shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the common shares included in the U.S. Holder's income for prior taxable years. Amounts included in a U.S. Holder's income under a mark-to-market election, as well as gain on the actual sale or other disposition of the common shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the common shares, as well as to any loss realized on the actual sale or disposition of the common shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such common shares. A U.S. Holder's basis in the common shares will be adjusted to reflect any such income or loss amounts. The tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us.

        The mark-to-market election is available only for stock which is regularly traded on a qualified exchange or other market, as defined in applicable Treasury regulations. We expect that the common shares will be listed on Nasdaq National Market and, consequently, the mark-to-market election would be available to U.S. Holders were we to be or become a PFIC.

        If a U.S. Holder holds common shares in any year in which we are a PFIC, such U.S. Holder would be required to file U.S. Internal Revenue Service Form 8621 regarding distributions received on the common shares and any gain realized on the disposition of the common shares.

Information Reporting and Backup Withholding

        In general, information reporting for U.S. federal income tax purposes will apply to distributions made on the common shares paid within the U.S. to a non-corporate U.S. person and on sales of the common shares to or through a U.S. office of a broker by a non-corporate U.S. person. Payments made outside the U.S. will be subject to information reporting in limited circumstances.

        In addition, backup withholding of U.S. federal income tax will apply to distributions made on common shares within the U.S. to a non-corporate U.S. person and on sales of common shares to or through a U.S. office of a broker by a non-corporate U.S. person who (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the U.S. Internal Revenue Service that backup withholding will be required, or (iii) fails to comply with applicable certification requirements.

        The amount of any backup withholding collected will be allowed as a credit against U.S. federal income tax liability provided that appropriate returns are filed.

  Transfer Reporting Requirements

        Under U.S. Treasury regulations, a U.S. Holder that purchases our common shares for cash will be required to file an IRS Form 926 or similar form with the IRS, if (i) such U.S. Holder owned, directly or by attribution, immediately after the transfer at least ten percent by vote or value of or (ii) the purchase, when aggregated with all purchases made by such U.S. Holder (or any related person thereto) within the preceding twelve month period, exceeds $100,000. If a U.S. Holder fails to file any such required form, the U.S. Holder could be required to pay a penalty equal to ten percent of the gross amount paid for our common shares (subject to a maximum penalty of $100,000, except in cases involving intentional disregard). U.S. Holders should consult their tax advisors about this or any other reporting requirement that may apply with respect to their purchase of our common shares.

BERMUDA TAXATION

        At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have received an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, the tax shall not until March 28, 2016, be applicable to us or to any of our operations or to our shares or other obligations except in so far as the tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property or leasehold interests in Bermuda held by us.

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common shares. Future sales of substantial amounts of common shares in the public market could adversely affect the market price of our common shares.

        Upon completion of this offering, we will have outstanding 28,163,242 common shares, assuming the issuance of 6,956,522 common shares offered hereby and no exercise of options after June 23, 2004. Of these shares, 6,956,522 common shares sold in the offering, or 8,000,000 common shares if the underwriters' over-allotment option is exercised in full, will be freely tradable without restriction or further registration under the Securities Act, provided, however, that if common shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below.

        The remaining 21,206,720 common shares held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Of these shares, 21,203,490 common shares will be subject to "lock-up" agreements described below on the effective date of the offering. On the effective date of the offering, 3,230 common shares not subject to the lock-up agreements described in "Underwriting" will be eligible for sale pursuant to Rule 144(k). Upon expiration of the lock-up agreements 180 days after the effective date of the offering, 11,203,620 common shares will become eligible for sale, subject in most cases to the limitations of Rule 144. In addition, holders of share options could exercise such options and sell certain of the shares issued upon exercise as described below.

Days After Date of Prospectus	Approximate Shares Eligible for Future Sale	Comment
On Effectiveness	6,956,522	Shares sold in the offering
90 Days	3,230	Shares saleable under Rule 144
180 Days	18,163,372	Lock-up released; shares saleable under Rules 144 and 701

        Upon consummation of the offering, assuming all holders of options to acquire shares of Xyratex Group Limited accept the rollover or substitution offers described in "Management—Employee Benefit/Share Option Plans—Xyratex Group Limited Share Option Plans", and assuming that none of the options are exercised there will be a total of 1,276,888 common shares subject to outstanding options under Xyratex Ltd's share option plans, 905,455 of which are vested. However, substantially all of these common shares are subject to lock-up agreements. We intend to file registration statements on Form S-8 under the Securities Act to register all of the common shares issued or reserved for future issuance under the Xyratex Ltd U.S. plan. After the effective dates of the registration statements on Form S-8, common shares purchased upon exercise of options granted pursuant to the Xyratex Ltd U.S. plan generally would be available for resale in the public market, subject to the terms of lock-up agreements or provisions in the plans. On the date 180 days after the effective date of the offering, a total of 981,367 common shares subject to outstanding options will be vested.

        Our officers, directors and the majority of our shareholders have entered into the lock-up agreement described in "Underwriting."

Rule 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned our common shares for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of our common shares then outstanding, which will equal approximately

  •
  shares immediately after this offering; or

  •
  the average weekly trading volume of the common shares on NASDAQ National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the common shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

        In general, under Rule 701, any employee, director, officer, consultant or advisor who purchased common shares from us in connection with a compensatory share or option plan or other written agreement before the effective date of the offering is entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with certain restrictions, including the holding period, contained in Rule 144.

        The Securities and Exchange Commission has indicated that Rule 701 will apply to typical share options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options (including exercises after the date of this prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates," as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one year minimum holding period requirement.

UNDERWRITING

        The offering contemplated herein consists of a U.S. offering and an international offering. Under the terms and subject to the conditions contained in an underwriting agreement dated June 23, 2004, we and the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Banc of America Securities LLC, and RBC Capital Markets Corporation are acting as representatives of the U.S. underwriters and Credit Suisse First Boston (Europe) Limited, Citigroup Global Markets Limited, Banc of America Securities Limited and Royal Bank of Canada Europe Limited are acting as representatives of the international underwriters the following respective numbers of common shares:

U.S. Underwriters	Number of Shares
Credit Suisse First Boston LLC	2,787,283
Citigroup Global Markets Inc.	1,547,718
Banc of America Securities LLC	1,237,826
RBC Capital Markets Corporation	618,043
ThinkEquity Partners LLC	70,000

Total	6,260,870

International Underwriters	Number of Shares
Credit Suisse First Boston (Europe) Limited	311,652
Citigroup Global Markets Limited	173,913
Banc of America Securities Limited	139,478
Royal Bank of Canada Europe Limited	70,609

Total	695,652

        The underwriting agreement provides that the underwriters are obligated to purchase all the common shares in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        All sales of our common shares in the United States will be made by U.S. registered broker/dealers. The U.S. underwriters and the international underwriters are referred to collectively as the underwriters, and the U.S. representatives and the international representative are referred to collectively as the representatives.

        The underwriting agreement provides that the underwriters will deposit funds to purchase all of the common shares in the offering in an escrow account upon satisfaction of all normal conditions precedent other than the registration of the court order approving the scheme of arrangement with the registrar of companies in England. The funds will be released to us from the escrow account immediately upon registration of the court order. If proof of registration of the court order is not provided promptly following deposit of funds in the escrow account, the funds will be returned to the underwriters who will reimburse investors. For more details on the scheme of arrangement, see "Our New Bermuda Parent Company."

        We and the selling shareholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 1,043,478 additional outstanding shares from the selling shareholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common shares.

        The underwriters are offering the common shares initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.95 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling shareholders will pay:

	Per Share				Total
	Without Over-allotment		With Over-allotment		Without Over-allotment		With Over-allotment
Underwriting Discounts and Commissions paid by us		$0.95		$0.95		$3,780,000.00		$3,780,000.00
Expenses payable by us		$1.05		$1.05		$4,200,000.00		$4,200,000.00
Underwriting Discounts and Commissions paid by selling shareholders		$0.95		$0.95		$2,793,913.29		$3,780,000.00
Expenses payable by the selling shareholders	$	nil	$	nil	$	nil	$	nil

        The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares being offered.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus.

        Our officers and directors and the majority of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of our common shares or securities convertible into or exchangeable or exercisable for any of our common shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares, whether any of these transactions are to be settled by delivery of our common shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston LLC for a period of 180 days after the date of this prospectus.

        We and the selling shareholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the common shares on the NASDAQ National Market. The common shares have been approved for listing on the NASDAQ National Market, subject to official notice of issuance, under the symbol "XRTX".

        Prior to this offering, there has been no public market of our common shares. Consequently, the initial public offering price for the common shares was determined by negotiations between the selling shareholders, the underwriters and us. Among the factors considered in determining the initial public offering price were our record of operations, current financial condition, our future prospects, our markets, the economic conditions in and future prospects of the industry in which we compete, our management, and currently prevailing general conditions in the equity security markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the common shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common shares will develop and continue after this offering.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act").

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ National Market or otherwise and, if commenced, may be discontinued at any time.

        Each underwriter has represented and agreed that:

  •
  it and each of its affiliates has not offered or sold, and will not offer or sell, any common stock to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it and each of its affiliates has complied and will comply with all applicable provisions of the Financial Services and Capital Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

  •
  it and each of its affiliates has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the common stock in circumstances in which section 21(1) of the FSMA does not apply to the Issuer.

        United Kingdom    Each underwriter has represented and agreed that (i) it has not offered or sold and, prior to the expiry of a period of six months from the completion of the global offering, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Registration 1995; (ii) it has complied and will comply with all applicable provisions in the Financial Services and Markets Act 2000 (the "FSMA") with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom; and (iii) it only has communicated or caused to be communicated and only will communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the common shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common shares are made. Any resale of the common shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common shares.

Representations of Purchasers

        By purchasing the common shares in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders, and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common shares without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common shares in their particular circumstances and about the eligibility of the common shares for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

        Conyers Dill & Pearman will pass upon the validity under Bermuda law of the issuance of common shares offered by this prospectus. Certain legal matters will be passed upon for us by Latham & Watkins, London, England, as to matters of United States and New York law. The underwriters are being represented as to United States and New York law by Clifford Chance Limited Liability Partnership.

EXPERTS

        The financial statements of Xyratex Group Limited as of November 30, 2003 and 2002 and for each of the three years in the period ended November 30, 2003 included in this prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, Southampton, England, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of ZT Automation LLC as of and for the year ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, San Jose, California, United States, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The industry statistics attributable to International Data Corporation included in this prospectus have been so included in reliance on the consent of IDC, Framingham, Massachusetts, United States, independent market researchers, given on the authority of said firm as experts in market research.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission a registration statement on Form F-1 under the U.S. Securities Act of 1933, as amended, with respect to the common shares offered by this prospectus. This prospectus contains summaries of each contract which is material to us. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-1, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, please refer to the registration statement.

        We will be subject to the reporting requirements of the Exchange Act of 1934, as amended, that are applicable to a foreign private issuer. In accordance with the Exchange Act of 1934, as amended, we will be required to file our annual reports on Form 20-F by May 31 of each year, beginning in 2005. We are also required to furnish to the SEC under cover of Form 6-K material information required to be made public in Bermuda, filed with and made public by any stock exchange or distributed by us to our shareholders.

        These reports and other information can also be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the U.S. Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Section of the U.S. Securities and Exchange Commission. The U.S. Securities and Exchange Commission's website address is www.sec.gov.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act of 1934 prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act of 1934 and the rules promulgated thereunder.

XYRATEX GROUP LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

XYRATEX GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	February 29,
			November 30, 2003
	2004	2004
	(US dollars and amounts in thousands)
	Unaudited pro forma shareholders' equity of Xyratex Ltd (Note 2)
ASSETS
Current assets:
Cash and cash equivalents		$3,810	$2,008
Accounts receivable, net of allowance for doubtful accounts of $273 and $371		41,060	40,866
Inventories		43,199	37,849
Prepaid expenses		3,989	2,099
Deferred income taxes		6,287	3,429
Other current assets		6,122	5,294

Total current assets		104,467	91,545
Property, plant and equipment, net		11,010	10,403
Supplier note receivable		6,000	—
Intangible assets, net		8,081	—
Deferred income taxes		4,727	9,323

Total assets		$134,285	$111,271

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable		$45,664	$40,465
Acquisition note payable		2,000	—
Short-term borrowings		4,000	4,133
Customer advance		613	1,073
Employee compensation and benefits payable		8,045	12,421
Deferred revenue		5,985	9,810
Income taxes payable		658	315
Deferred income taxes		447	354
Amount payable to related party		161	—
Other accrued liabilities		11,942	8,699

Total current liabilities		79,515	77,270
Long-term debt		14,000	15,000

Total liabilities		93,515	92,270

Shareholders' equity:
Ordinary Shares (in thousands), par value £0.01 per share:
Class B preferred ordinary shares; 11,099 shares authorized, 11,099 and 11,099 shares issued and outstanding		169	169
Class A preferred ordinary shares; 16,325 shares authorized, 10,188 and 8,845 shares issued and outstanding		157	133
Class C ordinary shares; 2,576 shares authorized, 2,576 and Nil shares issued and outstanding		47	—
23,808 common shares of Xyratex Ltd (in thousands), par value $0.01 per share	238	—	—
Additional paid-in capital	99,117	98,982	95,025
Note receivable from shareholders	(478)	(478)	—
Accumulated other comprehensive income	2,454	2,454	2,106
Accumulated deficit	(60,561)	(60,561)	(78,432)

Total shareholders' equity	40,770	40,770	19,001

Total liabilities and shareholders' equity		$134,285	$111,271

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	February 29, 2004	February 28, 2003
	(US dollars in thousands, except share amounts)
Revenues	$119,285	$86,241
Cost of revenues	90,375	66,717
Gross profit	28,910	19,524

Operating expenses:
Research and development—development arrangement	(6,000)	—
Research and development—other	7,950	5,467
Selling, general and administrative	6,358	4,316
Other costs	1,424	—

Total operating expenses	9,732	9,783

Operating income	19,178	9,741
Interest income (expense), net	848	(116)

Income from continuing operations before income taxes	20,026	9,625
Provision for income taxes	2,155	193

Net income from continuing operations	17,871	9,432
Loss from discontinued operations (net of taxes of zero)	—	(254)
Loss from sale of discontinued operations (net of taxes of zero)	—	(185)

Net income	$17,871	$8,993

Net earnings (loss) per class B ordinary and preferred ordinary share— basic and diluted:
Net income from continuing operations	$1.61	$5.08
Loss from discontinued operations, net of income tax	—	(0.14)
Loss from sale of discontinued operations, net of income tax	—	(0.10)

Net earnings per class B ordinary and preferred ordinary share	$1.61	$4.85

Weighted-average class B preferred ordinary shares and class B ordinary shares (in thousands), respectively used in computing net earnings per share:
Basic and diluted	11,099	1,856

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND
COMPREHENSIVE INCOME

(US dollars and amounts, in thousands)

	Number of Ordinary Shares
				Par value
							Additional paid-in capital	Notes receivable from shareholders	Accumulated deficit	Accumulated other comprehensive income
	A	B	C	A	B	C					Total
Balances as of November 30, 2002	7,166	1,856	12,850	$106	$27	$200	$11,265	$—	$(3,299)	$663	$8,962
Components of comprehensive income, net of tax:
Net income									8,993
Unrealized gain on forward foreign currency contracts, net of reclassification adjustment:										709

Total comprehensive income											9,702

Balances as of February 28, 2003	7,166	1,856	12,850	$106	$27	$200	$11,265	$—	$5,694	$1,372	$18,664

	Number of Ordinary Shares
				Par value
							Additional paid-in capital	Notes receivable from shareholders	Accumulated deficit	Accumulated other comprehensive income
	A	B	C	A	B	C					Total
Balances as of November 30, 2003	8,845	11,099	—	$133	$169	$—	$95,025	$—	$(78,432)	$2,106	$19,001
Issuance of ordinary shares	1,343		2,576	24		47	3,957	(478)			3,550
Components of comprehensive income, net of tax:
Net income									17,871
Unrealized gain on forward foreign currency contracts, net of reclassification adjustment:										348

Total comprehensive income											18,219

Balances as of February 29, 2004	10,188	11,099	2,576	$157	$169	$47	$98,982	$(478)	$(60,561)	$2,454	$40,770

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 29, 2004	February 28, 2003
	(US dollars in thousands)
Cash flows from operating activities:
Net income from continuing operations	$17,871	$9,432
Adjustments to reconcile net income from continuing operations to net cash used in operating activities:
Depreciation	1,164	1,145
Amortization of intangible assets	29	—
Profit on sale of assets	(36)	—
Supplier note receivable	(6,000)	—
Net unrealized gain on financial instruments	348	709
Changes in assets and liabilities, net of impact of acquisitions and divestitures:
Accounts receivable	1,901	(13,781)
Inventories	(2,269)	(4,822)
Prepaid expenses and other current assets	(2,488)	(2,355)
Accounts payable	2,848	1,455
Customer advance	(460)	—
Employee compensation and benefits payable	(4,376)	(3,538)
Deferred revenue	(6,995)	7,037
Income taxes payable	343	(992)
Deferred income taxes	1,831	93
Amount payable to related party	161	11
Other accrued liabilities	2,390	1,554

Net cash provided by (used in) operating activities	6,262	(4,052)

Cash flows from investing activities:
Investments in property, plant and equipment	(1,328)	(790)
Dispositions of property, plant and equipment	36	—
Disposal of business, net of cash disposed and costs of disposition	—	(325)
Acquisition of business, net of cash received	(5,585)	—

Net cash used in investing activities	(6,877)	(1,115)

Cash flows from financing activities:
Net proceeds from (payments of) short-term borrowings	(133)	6,112
Payments of long-term borrowings	(1,000)	—
Proceeds from issuance of ordinary shares	3,550	—

Net cash provided by financing activities	2,417	6,112
Net cash used in discontinued operations	—	(906)

Change in cash and cash equivalents	1,802	39
Cash and cash equivalents at beginning of period	2,008	455

Cash and cash equivalents at end of period	$3,810	$494

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(US dollars and amounts in thousands, except per share data, unless otherwise stated)

1.     The Company and its Operations

        Xyratex Group Limited together with its subsidiaries ("the Company") is a leading provider of enterprise-class data storage subsystems and storage process technology with principal operations in the United Kingdom ("UK"), the United States of America ("US") and Malaysia. We design, develop and manufacture enabling technology in support of high-performance storage and data communication networks.

2.     Basis of Presentation

        The accompanying condensed consolidated financial statements (the "Interim Financial Statements") have been prepared in accordance with accounting principles generally accepted in the United States.

        The Interim Financial statements are unaudited but include all adjustments (consisting of normal recurring adjustments) which the Company's management considers necessary for a fair presentation of the financial position as of such dates and the operating results and cash flows for those periods. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the US have been condensed or omitted. In addition, the results of operations for the three months ended February 29, 2004 may not necessarily be indicative of the operating results that may be incurred for the entire year.

        The November 30, 2003 balance sheet was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the US. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These unaudited condensed consolidated financial statements should be read in conjunction with the Company's consolidated balance sheets as of November 30, 2003 and 2002, and the related consolidated statements of operations, of shareholders' equity and comprehensive income (loss) and of cash flows for each of the three years in the period ended November 30, 2003.

        Pro forma shareholders' equity of Xyratex Ltd.    Upon completion of a public offering, the Company intends to exchange its outstanding class A and class B preferred ordinary shares and class C ordinary shares for common shares of Xyratex Ltd in the ratios 1.036378, 0.945 and 1.071671 respectively. These ratios were agreed by the shareholders as part a scheme of arrangement under Section 425 of the Companies Act in the United Kingdom. They have been calculated to achieve the returns described in Note 9 (page F-29) to the Audited Consolidated Financial Statements which sets out the preferences of the respective classes of shares upon a sale, listing or liquidation (a "conversion" event). Following this exchange Xyratex Ltd will become the owner of the entire share capital of Xyratex Group Limited. The pro forma effects of this exchange have been reflected in the accompanying pro forma shareholders' equity of Xyratex Ltd at February 29, 2004.

        Stock-based compensation.    The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations for stock-based compensation granted to employees. The pro forma recognition of compensation expense in accordance with FAS 123 would have had no effect on the Company's reported net income or basic or diluted net earnings per share for the three months ended February 29, 2004 and February 28, 2003.

3.     Net earnings per share

        Basic net earnings per share is computed by dividing net income by the weighted-average number of class B ordinary and preferred ordinary shares outstanding, during the period, excluding the dilutive effect of share options. Diluted net earnings per share gives effect to all potentially dilutive ordinary share equivalents outstanding during the period. Class A ordinary and preferred ordinary and class C ordinary shares and options to purchase class A ordinary and preferred ordinary and class C ordinary shares are not included in the computation of basic or diluted net earnings per share since these classes of shares are subject to transferability restrictions which will not lapse until the completion of an initial public offering of the Company's Ordinary shares ("IPO") or the sale or liquidation of the Company. Upon the completion of an IPO or the sale or liquidation of the Company, class A preferred ordinary and class C ordinary shares will be included in the computation of both basic and diluted net earnings per share and share options, to the extent dilutive, will be included in the computation of diluted net earnings per share.

4.     Derivative financial instruments

        The Company manages its exposure to foreign currency exchange rate risk through entering into forward exchange contracts. The Company designated all of its forward foreign currency contracts as qualifying for hedge accounting. Changes in the fair value of these instruments are deferred and recorded as a component of accumulated other comprehensive income ("AOCI") until the hedged transactions affect earnings, at which time the deferred gains and losses on the forward foreign currency contracts are recognized in the income statement.

        The Company reclassified a gain of $943 and $nil, net of tax of $404 and $nil, from AOCI to earnings during the three months ended February 29, 2004 and February 28, 2003, respectively due to the realization of the underlying transactions. The Company recorded the change in fair market value of derivatives related to its cash flow hedges of $1,291 and $709 net of tax of $553 and $304 to AOCI for the three months ended February 29, 2004 and February 28, 2003, respectively. Any remaining unrealized amounts are expected to be reclassified to earnings during the next nine months. The fair value of these foreign currency contracts represents the amount the Company would receive or pay to terminate the contracts, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturity.

        The following table shows derivatives existing as of February 29, 2004 and November 30, 2003:

	February 29, 2004	November 30, 2003
Forward exchange contracts	$18,510	$32,233
Fair value of contracts	$3,505	$3,009
Carrying value of contracts	$3,505	$3,009
Average rate of contract	$1.54	$1.55
Period end rate	$1.86	$1.71
Maximum period of contracts (months)	$9	$12

5.     Concentration of credit risk

        Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents, short-term investments and accounts receivable. The Company places its cash and cash equivalents and short-term investments with high-credit quality financial institutions. Cash deposits are generally placed with either one or two institutions and such deposits may, at times, exceed governmentally insured limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Two and three customers, each with balances greater than 10% of total accounts receivable, represented 76% of the total accounts receivable balance at February 29, 2004 and represented 74% of the total accounts receivable at November 30, 2003. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Losses to date have been within management's expectations.

        During the three months ended February 29, 2004 and February 28, 2003, revenues from two customers, represented 79% and 72% of total revenues, respectively. No other customer accounted for more than 10% of revenues.

6.     Acquisition

        On February 23, 2004, the Company acquired the business and assets of ZT Automation LLC ("ZT Automation"), for consideration of $8,835, including acquisition costs of $260. The initial cash purchase price for this company based in Fremont, California is $8,575 of which $2,000 is payable after one year. The $2,000 deferred consideration is secured by a bank guarantee. Further amounts of up to $20,400 are payable based principally on a percentage of revenue generated by the acquired business for three years ended December 31, 2006 calculated as 21.5% of cumulative revenue in excess of $19,000. Any portion of these amounts, once determined to be payable, will be recorded as additional cost of the acquisition with a corresponding increase to goodwill. ZT Automation was a privately held company engaged in the business of providing production automation products to manufacturers of disk drives and disk drive components. The Company's primary reason for the acquisition was to broaden its expertise and product range within its Storage Infrastructure segment.

        Using the purchase method of accounting, the Company has obtained preliminary independent appraisals of the fair values of the acquired assets and liabilities as detailed below. Since the appraisals are not yet complete the allocation of the purchase price is subject to revision, which is not expected to be material. Allocation of the purchase price to tangible and intangible assets is as follows:

Cash	$990
Accounts receivable	2,095
Inventory	3,081
Prepaid expenses	230
Property, plant and equipment	443
Accounts payable	(2,351)
Deferred revenue	(3,170)
Other accrued liabilities	(593)

Net tangible assets	725
Identifiable intangible assets:
Existing technology	3,000
Core technology	700
Non-competition agreements	400
Order backlog	400
Goodwill	3,610

Initial purchase price	$8,835

        There is no value attributable to In-Process Research and Development.

        Intangible assets with identifiable lives are being amortized on a straight line basis for their remaining lives as follows:

Existing technology	4 years
Core technology	4 years
Non-competition agreements	3 years
Order backlog	1 year

        The intangible assets are expected to be deductible for tax purposes.

        The results of the acquired business have been included in the Consolidated Statement of Operations with effect from February 23, 2004.

        The following unaudited pro-forma summary presents information as if the acquisition of the business and assets of ZT Automation had occurred as of December 1, 2002. The pro forma data gives effect to actual operating results prior to the acquisition, adjusted to include certain pro forma adjustments including the amortization of intangible assets, reduced interest income and an additional income tax provision. The pro-forma amounts do not purport to be indicative of the results that would actually have been reported if the acquisition had actually occurred at the beginning of the periods presented or that may be reported in the future.

	Unaudited Pro Forma Three Months Ended
	February 29, 2004	February 28, 2003
	(US dollars in thousands, except per share amounts)
Revenue	124,079	98,390
Net income from continuing operations	17,981	12,060
Net income from continuing operations per class B preferred ordinary and ordinary share, respectively	1.62	6.50

7.     Development Arrangement

        In the year ended November 30, 2002, the Company entered into an alliance arrangement with one of its suppliers under which the Company loaned $6,000 and paid other amounts of $1,800 in connection with the development of components to be included in certain of the Company's products. In the event that the research and development efforts result in a successful product, the Company is eligible to offset the other amounts totaling up to $1,800 against future royalties to the supplier. The loan accrues interest at 8% per annum and is repayable to the Company by one installment of $3,000 plus accrued interest on May 15, 2005, with the balance due on May 15, 2008. A total charge of $7,800 was recorded as research and development expense in the year ended November 30, 2002 since the Company believed that the repayment of the loan and the ability to offset other amounts against future royalty payments was dependent on the successful efforts of the research and development. In February 2004, a NASDAQ listed company acquired the supplier with which the Company had the development arrangement. Based on the financial position of the NASDAQ listed company the Company believes that the $6,000 loan and accrued interest of $933 is collectible. Accordingly, the Company eliminated the bad debt allowance on the loan and accrued interest and has recorded a reduction in operating expenses and interest income for these amounts in its quarter ended February 29, 2004.

8.     Inventories, Net

	February 29, 2004	November 30, 2003
Finished goods	$12,201	$7,302
Work in progress	9,887	16,499
Raw materials	21,111	14,048

	$43,199	$37,849

9.     Income Taxes

        The provision for income tax for the quarter ended February 29, 2004 comprises current tax of $474 and deferred tax of $1,681. The deferred tax amount includes an exchange gain of $1,102 relating to the revaluation of the deferred tax asset, which is primarily denominated in U.K. pounds. The difference between the provision for income taxes recorded in the financial statements and income tax based upon the UK statutory rate of 30% is primarily related to this exchange gain, income tax exemptions for our Malaysian operations and the fact that no income tax arises on the elimination of the bad debt allowance on the $6,000 loan made as part of the development arrangement or the other costs of $1,424.

10.   Other Costs

        In the three months ended February 29, 2004 the Company incurred costs of $1,424 in connection with the preparation for an initial public offering on the NASDAQ National Market. These costs were professional fees relating to accounting advice and the formation of a new parent company in Bermuda.

11.   Ordinary Shares and Stock Option plans

        Class A preferred ordinary shares and class C ordinary shares have been issued to employees and ex-employees and are not transferable except to a defined list of parties such as family members. The transferability restrictions relating to the class A preferred ordinary shares and class C ordinary shares will not lapse until the earlier of the effectiveness of an IPO or the sale or liquidation of the Company. Class A preferred ordinary shares and class C ordinary shares subject to these transferability restrictions are accounted for as variable awards of junior stock. Compensation expense relating to these variable awards will be recorded in the Company's Consolidated Statements of Operations when the related transferability restrictions provisions lapse. The Company has 3,660 share options outstanding at February 29, 2004.

        1,343 class A preferred ordinary shares were issued to employees and directors during the three months ended February 29, 2004. Of these shares, 821 were issued to satisfy share options, 270 vest over a period of four years and 252 shares were issued with no vesting restrictions. 307 of the shares issued to satisfy share options were issued in connection with the exercise of rights which were granted to certain directors and senior management during the year ended November 30, 2003.

        2,576 class C ordinary shares were issued to employees during the three months ended February 29, 2004, which are subject to employment restrictions. The Company granted rights to 2,280 of these shares to certain directors and senior management during the year ended November 30, 2003.

        The Company has granted options to purchase class A preferred ordinary shares under a number of stock option plans during the three months ended February 29, 2004. All options granted under the plans are accounted for as variable awards over junior stock. Vesting was accelerated on 1,438 options during the three months ended February 29, 2004. In addition, during this period the Company awarded 220 options over class A preferred ordinary shares with an exercise price of $14.47 per share to a newly appointed director.

        Employee benefit trust.    The Company has a variable interest in an employee benefit trust (the "Trust"). Shares of the Company held by the Trust are used to compensate the Company's current and former employees. The Company is not the primary beneficiary of the Trust because it does not absorb expected losses of the Trust, nor does it receive expected residual returns of the Trust. As of February 29, 2004 the Trust held 2,654 of the Company's class A preferred ordinary shares.

12.   Segment Information

        Description of segments.    The Company designs, develops and manufactures enabling technology in support of high-performance storage and data communication networks. The Company organizes its business operations into two product groups—Storage & Network Systems and Storage Infrastructure, each of which comprises a reportable segment.

        Description of the Company's segments:

        Storage & Network Systems.    Provision of high performance, high density network storage subsystem technology to OEMs supplying the network storage and data networking market places.

        Storage Infrastructure.    Provision of high-performance, high density disk drive, process & test technology to the major disk drive companies for the development and production of highly reliable disk drives.

        Segment revenue and profit.    The following tables reflect the results of the Company's reportable segments under the Company's management reporting system. These results are not necessarily a depiction that is in conformity with accounting principles generally accepted in the US. The performance of each segment is generally measured based on gross profit.

	Storage & Network Systems	Storage Infrastructure	Total Segments
Three months ended February 29, 2004:
Revenues	$69,592	$49,693	$119,285
Depreciation	$700	$311	$1,011
Gross profit	$12,883	$16,027	$28,910
Three months ended February 28, 2003:
Revenues	$47,342	$38,899	$86,241
Depreciation	$735	$297	$1,032
Gross profit	$7,847	$11,677	$19,524

        Total segments revenue and gross profit represents total revenues and gross profit as reported by the Company for all periods presented. A reconciliation of Total Segments depreciation to depreciation and amortization as reported is as follows:

Depreciation and amortization

	Storage & Network Systems	Storage Infrastructure	Corporate	Total
Three months ended February 29, 2004:	$700	$311	$153	$1,164
Three months ended February 28, 2003:	$735	$297	$113	$1,145

XYRATEX GROUP LIMITED

REPORT OF INDEPENDENT AUDITORS

To the Board of directors and shareholders of Xyratex Group Limited:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Xyratex Group Limited and its subsidiaries at November 30, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Southampton
England
March 5, 2004

XYRATEX GROUP LIMITED

AUDITED CONSOLIDATED BALANCE SHEETS

	November 30,
	2003	2002
	(US dollars and amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$2,008	$455
Accounts receivable, net of allowance for doubtful accounts of $371 and $583	40,866	33,046
Inventories	37,849	28,017
Prepaid expenses	2,099	838
Deferred income taxes	3,429	—
Other current assets	5,294	3,545
Current assets of discontinued operations	—	228

Total current assets	91,545	66,129
Property, plant and equipment, net	10,403	10,336
Property, plant and equipment of discontinued operations	—	198
Deferred income taxes	9,323	—

Total assets	$111,271	$76,663

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$40,465	$35,257
Short-term borrowings	4,133	4,763
Customer advance	1,073	1,227
Employee compensation and benefits payable	12,421	7,584
Deferred revenue	9,810	601
Income taxes payable	315	1,794
Deferred income taxes	354	521
Amount payable to related party	—	1,342
Other accrued liabilities	8,699	4,748
Current liabilities of discontinued operations	—	941

Total current liabilities	77,270	58,778
Long-term debt	15,000	7,850
Customer advance	—	1,073

Total liabilities	92,270	67,701

Commitments and contingencies (note 13)
Shareholders' equity:
Ordinary shares (in thousands), par value £0.01 per share:
Class B preferred ordinary shares; 11,099 shares authorized, 11,099 shares issued and outstanding	169	—
Class A preferred ordinary shares; 16,325 shares authorized, 8,845 shares issued and outstanding	133	—
Class C ordinary shares; 2,576 shares authorized, Nil shares issued and outstanding	—	—
Class A ordinary shares; 7,459 shares authorized, 7,166 shares issued and outstanding	—	106
Class B ordinary shares; 1,856 shares authorized, 1,856 shares issued and outstanding	—	27
Class C ordinary shares; 35,685 shares authorized, 12,850 shares issued and outstanding	—	200
Additional paid-in capital	95,025	11,265
Accumulated other comprehensive income	2,106	663
Accumulated deficit	(78,432)	(3,299)

Total shareholders' equity	19,001	8,962

Total liabilities and shareholders' equity	$111,271	$76,663

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended November 30,
	2003		2002	2001
	(US dollars in thousands, except per share amounts)
Revenues		$333,769	$252,532	$174,894
Cost of revenues—non cash equity compensation(1)	690		—	—
Cost of revenues—other	260,020	260,710	198,758	127,786

Gross profit		73,059	53,774	47,108
Operating expenses:
Research and development—development arrangement		—	7,800	—
Research and development—non cash equity compensation(1)	2,428		—	—
Research and development—other	29,797	32,225	22,424	19,313
Selling, general and administrative—non cash equity compensation(1)	54,143		—	—
Selling, general and administrative—other	22,426	76,569	17,448	15,480
Loss (gain) on derivative financial instruments		—	(1,763)	138
Other costs		11,625	2,771	334

Total operating expenses		120,419	48,680	35,265

Operating income (loss)		(47,360)	5,094	11,843
Interest expense, net		(209)	(923)	(882)

Income (loss) from continuing operations before income taxes		(47,569)	4,171	10,961
Provision (benefit) for income taxes		(11,754)	(791)	1,272

Net income (loss) from continuing operations		(35,815)	4,962	9,689
Loss from discontinued operations (net of taxes of zero)		(20,194)	(3,326)	(4,512)
Loss from sale of discontinued operations (net of taxes of zero)		(185)	—	—

Net income (loss)		$(56,194)	$1,636	$5,177

Net earnings (loss) per class B ordinary and preferred ordinary share—basic and diluted:
Net income (loss) from continuing operations		$(9.60)	$2.67	$5.22
Loss from discontinued operations, net of income tax		(5.41)	(1.79)	(2.43)
Loss from sale of discontinued operations, net of income tax		(0.05)	—	—

Net earnings (loss) per class B ordinary and preferred ordinary share		$(15.07)	$0.88	$2.79

Weighted-average class B ordinary and preferred ordinary shares (in thousands) used in computing net earnings per share:
Basic and diluted		3,730	1,856	1,856

(1)
There was no non-cash equity compensation expense in the years ended November 30, 2001 and 2002.

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

AUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME

(US dollars and amounts, in thousands)

	Number of ordinary shares(1)				Par value					Accumulated other comprehensive income
								Additional paid-in capital	Accumulated deficit		Treasury shares
	A	B	C	Treasury	A	B	C					Total
Balances as of December 1, 2000	7,579	1,856	13,479	—	$108	$27	$198	$11,202	$(8,076)	$—	$—	$3,459
Comprehensive income, net of tax:
Net income									5,177

Total comprehensive income												5,177

Balances as of November 30, 2001	7,579	1,856	13,479	—	108	27	198	11,202	(2,899)	—	—	8,636
Issuance of ordinary shares			27					63				63
Repurchase of ordinary shares				(1,069)							(2,036)	(2,036)
Retirement of ordinary shares	(293)		(776)	1,069					(2,036)		2,036	—
Reclassification of ordinary shares	(120)		120		(2)		2					—
Comprehensive income, net of tax:
Net income									1,636
Unrealized gain on forward foreign currency contracts										663

Total comprehensive income												2,299

Balances as of November 30, 2002	7,166	1,856	12,850	—	106	27	200	11,265	(3,299)	663	—	8,962
Conversion of ordinary shares(1)	2,416	10,434	(12,850)		38	162	(200)					—
Repurchase of ordinary shares(1)				(2,661)							(18,939)	(18,939)
Retirement of ordinary shares(1)	(805)	(1,856)		2,661	(12)	(30)		42	(18,939)		18,939	—
Issuance of ordinary shares	68	665			1	10		4,944				4,955
Non-cash equity compensation								77,201				77,201
Employee bonus paid by trust								1,573				1,573
Components of comprehensive income, net of tax:
Net loss									(56,194)
Unrealized gain on forward foreign currency contracts, net of reclassification adjustment										1,443

Total comprehensive loss												(54,751)

Balances as of November 30, 2003	8,845	11,099	—	—	$133	$169	$—	$95,025	$(78,432)	$2,106	$—	$19,001

(1)
All existing class A, B and C ordinary shares were converted to class A preferred ordinary shares on September 17, 2003. 2,661 of these shares were repurchased by the Company and retired and 10,434 of these shares were purchased directly from shareholders by HgCapital with the remainder being retained by existing shareholders. The 10,434 shares which HgCapital acquired were converted to class B preferred ordinary shares. The overall effects of these purchases, retirements and conversions is shown on the lines entitled "Repurchase of ordinary shares", "Retirement of ordinary shares" and "Conversion of ordinary shares".

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended November 30,
	2003	2002	2001
	(US dollars in thousands)
Cash flows from operating activities:
Net income (loss) from continuing operations	$(35,815)	$4,962	$9,689
Adjustments to reconcile net income (loss) from continuing operations to net cash used in operating activities:
Depreciation	4,969	4,046	3,214
Non-cash equity compensation	57,261	—	—
Bonus paid by trust	1,573	—	—
Amortization of discount on acquisition note payable	—	66	128
Private equity and restructuring costs	4,682	—	—
Loss on sale of assets	71	128	160
Unrealized gain on financial instruments	1,443	663	—
Changes in assets and liabilities, net of impact of divestitures:
Accounts receivable	(7,820)	(5,053)	(8,724)
Inventories	(9,832)	(4,296)	(6,174)
Prepaid expenses and other current assets	(3,009)	(3,142)	4,909
Accounts payable	5,208	7,613	9,514
Customer advance	(1,227)	—	—
Employee compensation and benefits payable	4,837	1,523	1,584
Deferred revenue	9,209	(1,257)	(10,086)
Income taxes payable	(1,479)	1,603	(3,569)
Deferred income taxes	(12,919)	204	(239)
Amount payable to related party	(1,342)	(50)	(48)
Other accrued liabilities	3,951	1,836	273

Net cash provided by (used in) operating activities	19,761	8,846	631

Cash flows from investing activities:
Investments in property, plant and equipment	(5,107)	(4,644)	(5,179)
Disposal of business, net of cash disposed and costs of disposition	(175)	—	—

Net cash used in investing activities	(5,282)	(4,644)	(5,179)

Cash flows from financing activities:
Net proceeds from (payments of) short-term borrowings	(4,630)	509	4,254
Payment of acquisition note payable	—	(893)	(892)
Proceeds from long-term borrowings	19,000	737	7,112
Payments of long-term borrowings	(7,850)	—	—
Repurchase of ordinary shares	(18,939)	(2,036)	—
Proceeds from issuance of ordinary shares	273	63	—

Net cash provided by (used in) financing activities	(12,146)	(1,620)	10,474
Net cash used in discontinued operations	(780)	(2,822)	(9,189)

Change in cash and cash equivalents	1,553	(240)	(3,263)
Cash and cash equivalents at beginning of period	455	695	3,958

Cash and cash equivalents at end of period	$2,008	$455	$695

The accompanying notes are an integral part of these consolidated financial statements.

XYRATEX GROUP LIMITED

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

(US dollars and amounts in thousands, except per share data, unless otherwise stated)

1.     The Company and its Operations

        Operations.    We are a leading provider of enterprise-class data storage subsystems and storage process technology with principal operations in the United Kingdom ("U.K."), the United States of America ("U.S.") and Malaysia. We design, develop and manufacture enabling technology in support of high-performance storage and data communication networks.

        Organization.    Xyratex Group Limited, named Xyratex plc until April 2002, was incorporated in England, United Kingdom in August 2000 for the purpose of acquiring subsidiaries containing the data storage and network technology business of Havant International Holdings Limited as part of a demerger of that company. Havant International Holdings Limited is treated as being the predecessor company to Xyratex Group Limited. In these notes Xyratex Group Limited together with its subsidiaries are referred to as the "Company".

        Private equity investment.    On September 17, 2003 funds managed by HgCapital, a European private equity firm, acquired 56% of the shares in Xyratex Group Limited. HgCapital acquired 10,434 shares directly from existing shareholders and 665 shares were issued by the Company to HgCapital as described below. In connection with this transaction, the Company repurchased and cancelled 2,661 ordinary shares at a cost of $18,939. The repurchase was funded by a new bank loan of $19,000. The Company also incurred expenses for cash paid to professional advisors and exiting management of $5,275 and $1,668 respectively, and for 665 new shares which were issued to HgCapital in connection with their fees equivalent to $4,682 (see Note 8). As a result of this transaction the Company recorded non-cash equity compensation expense of $77,201. Of this amount $19,940 is included in discontinued operations.

2.     Basis of Presentation and Summary of Significant Accounting Policies

        A summary of the significant accounting policies followed in the preparation of the accompanying consolidated financial statements, which conform to accounting principles generally accepted in the United States, is presented below.

        Fiscal year.    The Company's fiscal year ends on November 30.

        Principles of consolidation.    The consolidated financial statements include the accounts of Xyratex Group Limited and its wholly and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

        Use of estimates.    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting periods. Some of the more significant estimates include allowances for doubtful accounts, inventory valuation reserves, depreciation, amortization and impairment of long-lived assets, deferred tax asset valuation allowance and warranty reserves. Actual results could differ from those estimates.

        Foreign currency.    The U.S. dollar is the functional currency of all operations as most revenues and expenses are incurred in U.S. dollars. As such, non-monetary assets and liabilities of operations located outside of the U.S. are remeasured into U.S. dollars using historical exchange rates. Monetary assets and liabilities are remeasured using the current rate at each balance sheet date. Revenue and expenses are generally translated at a monthly exchange rate, being the actual rate at the beginning of each month, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in current income. A net foreign currency remeasurement gain (loss) of $(764), $(866) and $3 is included in selling general and administrative—other, in the year ended November 30, 2003, 2002 and 2001, respectively. A net foreign currency remeasurement gain (loss) of $(97), $(16) and $nil is included in provision (benefit) for income taxes in the year ended November 30, 2003, 2002 and 2001, respectively.

        Comprehensive income.    In addition to net income, comprehensive income includes charges or credits to equity that are not the result of transactions with shareholders. For the Company, this includes the unrealized gain on forward foreign currency contracts. The Company has included components of comprehensive income within the Consolidated Statements of Shareholders' Equity and Comprehensive Income.

        Revenue recognition.    Revenue from product sales is recognized once delivery has occurred provided that persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. In certain instances, the Company requires advanced deposits for a portion of the sales price in advance of shipment. These amounts are recorded as deferred revenue until the revenue recognition criteria above are met. For sales that include customer-specified acceptance criteria, revenue is recognized after the acceptance criteria have been met. For sales that include installation, revenue is recognized once installation is complete. Revenue from services is recognized as services are rendered and accepted by the customer. A number of the Company's arrangements for the supply of products include payments upon the achievement of substantive milestones for Non-Recurring Engineering ("NRE") during the product development phase. The arrangements for NRE constitute a separate unit of accounting because the arrangements have standalone value to the customer and the fair value of such NRE is readily determinable. Revenue relating to the NRE payments received has been recognized upon the achievement of the applicable milestones. Revenue related to NRE payments amounted to approximately $1,700, $1,400 and $4,300 in the years ended November 30, 2003, 2002 and 2001 respectively.

        Research and development.    Amounts spent by the Company for research and development efforts are recorded as research and development expenses when incurred.

        Warranty expense.    The Company generally offers warranties between one and three years. Estimated future warranty obligations related to product sales are charged to operations in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and other relevant information of which the Company is aware. During the years ended November 30, 2003, 2002 and 2001, warranty expense was $1,291, $920 and $560, respectively.

        Shipping and handling costs.    Shipping and handling costs charged to customers are included in revenues and the associated expense is recorded in cost of revenues for all periods presented.

        Advertising.    Advertising costs are expensed as incurred and amounted to $12, $12 and $233 during the years ended November 30, 2003, 2002, and 2001, respectively.

        Pensions and 401(k) plan.    Retirement benefits are provided for U.K. and Malaysian employees by defined contribution pension plans whereby the assets of the plans are held separately from those of the Company and are independently administered. The Company also makes contributions to a 401(k) savings plan for U.S. employees. Contributions by the Company to defined contribution pension plans are charged to current income as they become payable and amounted to $2,115, $1,430 and $1,843 during the years ended November 30, 2003, 2002 and 2001, respectively.

        Income taxes.    Provision for income taxes is based on income before taxes. Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts.

        Net earnings per share.    Basic net earnings per share is computed by dividing net income by the weighted-average number of class B ordinary and preferred ordinary shares outstanding, during the period, excluding the dilutive effect of share options. Diluted net earnings per share gives effect to all potentially dilutive ordinary share equivalents outstanding during the period. Class A ordinary and preferred ordinary and class C ordinary shares and options to purchase class A ordinary and preferred ordinary and class C ordinary shares are not included in the computation of basic or diluted net earnings per share since these classes of shares are subject to transferability restrictions which will not lapse until the completion of an initial public offering of the Company's ordinary shares ("IPO") or the sale or liquidation of the Company. Upon the completion of an IPO or the sale or liquidation of the Company, class A preferred ordinary and class C ordinary shares will be included in the computation of both basic and diluted net earnings per share and share options, to the extent dilutive, will be included in the computation of diluted net earnings per share.

        Cash and cash equivalents.    Investments are classified as cash equivalents if their original maturity is three months or less. Cash equivalents are stated at cost, which approximates fair value.

        Inventory.    Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value.

        Property, plant and equipment.    Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in current income. Depreciation is provided using the straight-line method, principally over five to 25 years for buildings and improvements and two to seven years for machinery and equipment. Depreciation of leasehold improvements is provided using the straight-line method over the life of the asset or the term of the lease of the asset, whichever is shorter. Land is not depreciated.

        Impairment of long-lived assets.    The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

        Treasury stock.    The Company accounts for its repurchase of shares under the cost method of accounting for treasury stock, whereby the treasury stock is recorded at the cost of reacquisition and reported as a deduction from shareholders equity. Differences in the share price upon subsequent reissuance from the original issuance are recorded through paid in capital. Retirement of treasury shares results in elimination of the original par value, with any excess amounts recorded in retained earnings.

        Stock-based compensation.    The Company has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations for stock-based compensation granted to employees. The Company has complied with the disclosure requirements of FAS 123 "Accounting for Stock-Based Compensation" ("FAS 123"). Had the Company recognized compensation expense in accordance with FAS 123, pro forma net income and basic and diluted net earnings per share would have been as follows for the years ended November 30, 2003 and 2002. The pro forma recognition of compensation expense in accordance with FAS 123 would have had no effect on the Company's reported net income (loss) or basic or diluted net earnings (loss) per share for the year ended November 30, 2001 (See Note 9).

	Year Ended November 30,
	2003	2002
Net income (loss), as reported	$(56,194)	$1,636
Add: Total equity related employee compensation expense determined under intrinsic value based method for all awards, net of related tax effects	77,201	—
Deduct: Total equity related employee compensation expense determined under fair value based method for all awards, net of related tax effects	(20,867)	(102)

Pro forma net income	$140	$1,534

Earnings (loss) per share:
Basic and diluted-as reported	$(15.07)	$0.88
Basic and diluted-pro forma	$0.04	$0.83

        Derivative financial instruments.    The Company enters into derivative financial instruments (forward foreign currency contracts) in order to manage currency risks arising from its forecasted and firmly committed foreign currency denominated cash flows. The Company enters into these hedging relationships to limit the foreign exchange rate risk for periods generally not to exceed one year. The Company does not utilize financial instruments for trading or speculative purposes. The Company accounts for derivative financial instruments in accordance with Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), as amended FAS 133 requires that the Company recognize all derivatives as either assets or liabilities in the consolidated balance sheet and record those instruments at fair value. FAS 133 also prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. The Company designated all of its forward foreign currency contracts as qualifying for hedge accounting under FAS 133 with effect from September 1, 2002, from which date, changes in the fair value of these instruments are deferred and recorded as a component of accumulated other comprehensive income (AOCI) until the hedged transactions affect earnings, at which time the deferred gains and losses on the forward foreign currency contracts are recognized in the income statement. Prior to September 1, 2002 all changes in fair value have been immediately recorded in the income statement.

        Concentration of risk.    Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents, short-term investments and accounts receivable. The Company places its cash and cash equivalents and short-term investments with high-credit quality financial institutions. Cash deposits are generally placed with either one or two institutions and such deposits may, at times, exceed governmentally insured limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. Three and two customers, each with balances greater than 10% of total accounts receivable, represented 74% of the total accounts receivable balance at November 30, 2003 and represented 65% of the total accounts receivable at November 30, 2002. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs periodic credit evaluations of its customers and maintains an allowance for potential credit losses based on historical experience and other information available to management. Losses to date have been within management's expectations.

        Revenues of the Storage and Network Systems segment include revenue from one customer accounting for 45%, 44% and 30% of the Company's revenues in the years ended November 30, 2003, 2002, and 2001, respectively. Revenues of the Storage Infrastructure segment include revenues from two customers accounting for 22% and 11%, respectively, of the Company's revenues in the year ended November 30, 2003, one customer accounting for 25% of the Company's revenues in the year ended November 30, 2002 and two customers accounting for 18% and 10%, respectively, of the Company's revenues in the year ended November 30, 2001. No other customer accounted for more than 10% of revenues.

        The company integrates highly specialized components, such as disk drives, printed circuit board assemblies and power supplies into its products. These components are generally available from a single source or a limited number of suppliers. If any of these suppliers failed to meet the company's timing and quality requirements or unexpectedly discontinued its business relations with the company, and no alternative supplier were found within a reasonable period of time, the company's ability to manufacture products at acceptable prices or to deliver products on time could be impaired, possibly resulting in loss of sales.

  Recent accounting pronouncements

        In December 2002, the FASB issued FAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" (FAS 148). This standard amends FAS 123, "Accounting for Stock-Based Compensation" ("FAS 123"), to provide alternative methods of transition to FAS 123's fair value of accounting for stock-based employee compensation. It also amends the disclosure provisions with respect to stock-based employee compensation on reported net income and earnings per share in annual financial statements. FAS 148's amendment of the transition and annual disclosure requirements are effective for fiscal years ending after December 15, 2002. The disclosures required by FAS 148 have been included in these financial statements. The Company intends to continue to account for employee stock-based compensation based on the provisions of APB Opinion No. 25.

        In May 2003 FAS 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("FAS 150") was issued. FAS 150 clarifies the definition of a liability, as currently defined under FASB Concepts Statement No. 6 "Elements of Financial Statements" as well as other items. The statement requires that financial instruments having certain obligations, which can or must be settled by issuing equity or cash should be classified and measured as a liability. This statement will be effective for the Company beginning December 1, 2004. The Company currently has no financial instruments which would qualify under the provisions of FAS 150.

        In May 2003, the FASB's Emerging Issues Task Force ("EITF") finalized EITF 00-21, "Revenue Arrangements with Multiple Deliverables." The issue addresses certain aspects of the accounting by a vendor for arrangements that involve more than one deliverable, or unit of accounting, and how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. Under the prospective method of adoption, EITF 00-21 is effective for revenue arrangements entered into during fiscal periods beginning after June 15, 2003. The Company has early adopted EITF 00-21 in these financial statements. The adoption had no impact on the financial statements.

        In December 2003, the FASB issued revised FASB Interpretation 46 ("FIN 46-R"), "Consolidation of Variable Interest Entities, an Interpretation of ARB 51." FIN 46-R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46-R apply to variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. FIN 46-R applies to those entities that are considered special purpose entities, no later than as of the end of the first reporting period that ends after December 15, 2003. The Company has adopted FIN 46-R for all periods presented in these financial statements and has determined that the employee benefit trust is a variable interest entity. The Company has also determined that it is not the primary beneficiary of the employee benefit trust. The Company does not have any other material variable interest entities (See Note 10).

3.     Discontinued Operations

        Effective January 31, 2003, the Company sold its digital broadcast technology business to management of the digital broadcast technology business. Proceeds received from the sale consisted of cash of $258 payable in equal monthly installments over twelve months. The Company recorded an after-tax loss on sale of this discontinued operation of $185 in the year ended November 30, 2003. The Company's consolidated financial statements reflect the digital broadcast technology businesses as discontinued operations in accordance with FAS 144, "Accounting for the Impairment and Disposal of Long Lived Assets". The financial position, results of operations and cash flows of this businesses have been classified as discontinued, and the Company has no continuing involvement with this business. The Company has not allocated interest expense to this discontinued operation during the periods presented.

        The following table shows the components of the loss on sale of the digital broadcast technology business in January 2003.

Proceeds	$258
Less: Carrying value of net assets sold as of disposal date (January 31, 2003)
Cash	275
Accounts receivable	300
Inventory	190
Property, plant and equipment	174
Employee compensation and benefits payable	(286)
Other accrued liabilities	(260)

		393
Less: Costs of disposition		50

Loss on sale after income taxes of zero		$185

        The following table shows the results of operations of this business until the dates of disposal.

	Year Ended November 30,
	2003	2002	2001
Revenues	$606	$2,022	$5,223
Costs and expenses	860	5,348	9,736

Loss from discontinued operations before income taxes	(254)	(3,326)	(4,513)
Provision for income taxes	—	—	—

Net loss from discontinued operations	$(254)	$(3,326)	$(4,513)

        As further described in note 9, in connection with the investment by HgCapital, the Company removed transferability restrictions on class A preferred ordinary shares of junior stock which were then sold by existing shareholders to HgCapital. The removal of transferability restrictions required the recognition of compensation expense for employees and former employees that held those shares. Some of the holders of those shares were former employees of businesses that were disposed of in fiscal years 1999 and 2000 which qualified for and were presented as discontinued operations at the time. Accordingly compensation expense related to 2,738 shares of junior stock held by these former employees in the year ended 30 November 2003 is recorded as part of discontinued operations. In addition compensation expense relating to share options granted to employees in these businesses and exercised as part of the private equity transaction has also been included in discontinued operations. The total expense in the year ended November 30, 2003 related to these items is $19,940. Of this amount $19,182 related to issued shares and $758 related to the exercise of share options.

4.     Development Arrangement

        In the year ended November 30, 2002, the Company entered into an alliance arrangement with one of its suppliers under which the Company loaned $6,000 and paid other amounts of $1,800 in connection with the development of components to be included in certain of the Company's products. In the event that the research and development efforts result in a successful product, the Company is eligible to offset the other amounts totaling up to $1,800 against future royalties to the supplier. The loan accrues interest at 8% per annum and is repayable to the Company by one installment of $3,000 plus accrued interest on May 15, 2005, with the balance due on May 15, 2008.

        Because the Company believes that the repayment of the loan is dependent on the successful efforts of the research and development, the Company has established an allowance for bad debt for the full amount of its investment in the loan and accrued interest at November 30, 2003 and 2002 as disclosed in the table below. Accordingly a charge of $6,000 was recorded as research and development expense during the year ended November 30, 2002 for the impaired investment in the loan. After taking into account the allowance for bad debt, the Company has not recognized any interest income on the impaired loan during the years ended November 30, 2003 or 2002. An analysis of the allowance for bad debt for the year ended November 30, 2003 and 2002 is as follows:

Allowance Amount
Balance at November 30, 2001	$—
Provision charged to research and development	6,000
Provision charged to interest income	333

Balance at November 30, 2002	6,333
Provision charged to interest income	480

Balance at November 30, 2003	$6,813

        Additionally, a charge of $1,800 has been recorded as research and development expense during the year ended November 30, 2002 since the Company believes that the ability to offset other amounts against future royalty payments is dependent on the successful efforts of the research and development. See also subsequent event Note 17.

5.     Inventories, Net

	November 30,
	2003	2002
Finished goods	$7,302	$6,509
Work in progress	16,499	3,147
Raw materials	14,048	18,361

	$37,849	$28,017

6.     Property, Plant and Equipment, Net

	November 30,
	2003	2002
Land	$1,421	$1,421
Buildings and leasehold improvements	3,565	3,447
Machinery and equipment	19,219	15,547

	24,205	20,415
Accumulated depreciation	(13,802)	(10,079)

	$10,403	$10,336

        Depreciation expense during the years ended November 30, 2003, 2002 and 2001 was $4,969, $4,046 and $3,214, respectively. For the year ended November 30, 2003, the Company disposed of machinery and equipment with a recorded cost of $1,317.

7.     Income Taxes

        The provision (benefit) for income taxes from continuing operations is comprised as follows:

		Year Ended November 30,
		2003	2002	2001
UK	Current	$775	$(1,633)	$740
	Deferred	(13,538)	(80)	(239)
US	Current	(114)	272	114
Other jurisdictions	Current	1,123	650	657

Total from continuing operations		$(11,754)	$(791)	$1,272

        The significant components of deferred tax assets and liabilities of continuing operations included in the Consolidated Balance Sheets are:

	November 30,
	2003	2002
Deferred tax assets:
U.K. net operating loss carryforwards	$9,414	$7,095
U.S. net operating loss carryforwards	4,270	3,705
Property, plant and equipment	2,427	3,510
Supplier note receivable	1,800	1,800
Other deferred tax assets	1,814	1,858
Less: valuation allowance	(6,070)	(17,684)

Total deferred tax assets	13,655	284
Deferred tax liabilities:
Forward exchange contracts	903	284
Unremitted income of foreign subsidiary	$354	$521

Net deferred tax asset (liability)	$12,398	$(521)

        The Company has recorded a valuation allowance against deferred tax assets where it is more likely than not that the Company will not realize the benefits of these tax assets. The valuation allowance takes into account projections for future taxable income in the United Kingdom. In the United Kingdom, tax loss operating carryforwards have no expiration date. The utilization of tax operating loss carryforwards is, however, restricted to the taxable income of the subsidiary generating the losses. A change in ownership of the Company can also prevent the Company utilizing the carryforwards.

        The utilization of the U.S. net operating loss carryforwards of $12,200 is likely to be significantly restricted as a result of the private equity investment described in Note 1 as this change of ownership results in an annual limit to the amount which can be offset against future taxable income. The U.S. net operating loss carryforwards begin to expire in 2012. The Company has recorded a full valuation allowance against the deferred tax asset relating to the U.S. net operating loss carryforwards.

        Based on changes to pricing arrangements between subsidiaries during 2003 in certain jurisdictions and based on projections for future taxable income in the United Kingdom, the Company has determined that it is more likely than not that it will realize a portion of the tax benefits of its deferred tax assets in the United Kingdom. As a result, $13,655 of the valuation allowance on deferred tax assets in the United Kingdom has been reversed during the year ended November 30, 2003. At November 30, 2003 a valuation allowance of $1,800 is still recorded in the United Kingdom against a deferred tax asset for a supplier note receivable. The Company believes that it is more likely than not that this deferred tax asset will not be realized since it can only be utilized against similar types of income.

        The Company recognizes a deferred tax liability related to the unremitted income of foreign subsidiaries when it expects that it will recover this unremitted income in a taxable manner, such as through receipt of dividends or sale of the investments. The Company does not, however, provide for income taxes on the unremitted income of one other subsidiary located outside the United Kingdom because, in management's opinion, such income has been indefinitely reinvested in these operations, will be remitted in a tax free liquidation, or will be remitted as dividends with taxes substantially offset by foreign tax credits.

        The difference between the UK corporation tax rate and the Company's income tax provision included in the Consolidated Statements of Operations consisted of the following:

	Year Ended November 30,
	2003	2002	2001
Provision (benefit) for income taxes at corporation tax rate	(30.0)%	30.0%	30.0%
Change in valuation allowance	(24.4)	101.3	40.9
Tax refund	—	(37.2)	—
Nondeductible equity compensation	36.1	—	—
Other nondeductible expenses	3.2	33.4	5.3
Tax differentials on foreign income	(9.6)	(146.5)	(64.6)

Provision (benefit) for income taxes	(24.7)%	(19.0)%	11.6%

        The components of income from continuing operations before income taxes are:

	Year Ended November 30,
	2003	2002	2001
UK	$(64,369)	$(16,541)	$(9,747)
US	(1,404)	662	645
Malaysia	18,204	20,050	20,063

Total	$(47,569)	$4,171	$10,961

        As a result of certain employment and capital investment actions undertaken by the Company, income from activities in Malaysia is substantially exempt from income taxes for tax years through March 31, 2007. The income tax benefits attributable to this tax status was estimated to be $4,546, $5,354 and $5,519 during the years ended November 30, 2003, 2002 and 2001, respectively.

8.     Other Costs

        The Company incurred costs of $11,625 in the year ended November 30, 2003 in connection with the private equity investment described in Note 1. Of this amount $5,275 were cash payments to professional advisors, $1,668 were cash payments to departing directors and $4,682 represents transaction fees paid to HgCapital which were satisfied by the issue of 665 class B ordinary shares in the Company at a discounted price of £0.05 per share.

        In the years ended November 30, 2002 and November 30, 2001 the Company incurred costs of $2,771 and $334 in connection with IPOs which were withdrawn in July 2002 and February 2001, respectively, both due to adverse market conditions.

9.     Ordinary Shares and Stock-Based Compensation

Private equity investment

        As described in Note 1, on September 17, 2003 funds managed by HgCapital acquired 56% of the shares in Xyratex Group Limited. All existing class A, B and C ordinary shares were converted to class A preferred ordinary shares on this date. 2,661 of these shares were repurchased by the Company and retired and 10,434 of these shares were purchased directly from shareholders by HgCapital with the remainder being retained by existing shareholders. The 10,434 shares which HgCapital acquired were converted to class B preferred ordinary shares.

Class B Preferred Ordinary Shares

        The class B preferred ordinary shares are generally entitled to one vote per share except that in the following instances, these holders may represent 95% of the votes: (1) there has been a material breach by the Company or its shareholders of any agreements between the private equity investor and the Company and its shareholders, which has or might, in the private equity investor's reasonable opinion, be considered likely to have a material adverse effect on its investment in the Company and which has not been remedied within five business days; (2) if certain events occur such as a default in connection with the Company's borrowing facilities, where as a result of such default, a bank has indicated that it would enforce its rights under the related borrowing agreements or the private equity investor reasonably expects that the bank would exercise those rights; or (3) if certain financial targets were not met for a period of two consecutive quarters.

        Upon a sale, listing, or liquidation (a "conversion" event), a pro rata portion of class A preferred ordinary shares, class B preferred ordinary shares and class C ordinary shares will be effectively cancelled to achieve the returns described in the discussion that follows. Holders of class B preferred ordinary shares will receive value of £4.51 per share before any other shareholders. The class A preferred ordinary shareholders shall receive value of the next £4.51 per share. Any value remaining would next be distributed equally to holders of class A and B preferred ordinary shares equal to a return of 10% per annum, accruing annually on £4.51 per share, and finally, any further value would be transferred pro rata to all holders of the Company's shares. To the extent that holders of class B preferred ordinary shares receive a return of more than 100% of their initial investment within twelve months of a conversion event, more than 150% between twelve and 24 months from a conversion event, or 200% after 24 months from a conversion event, then 25% of the excess of the applicable return will be transferred to class C shareholders.

Class A Preferred Ordinary Shares

        Class A preferred ordinary shares have been issued to employees and ex-employees and are not transferable except to a defined list of parties such as family members. The transferability restrictions relating to the class A preferred ordinary shares will not lapse until the earlier of the effectiveness of an IPO or the sale or liquidation of the Company. Class A preferred ordinary shares subject to these transferability restrictions are accounted for as variable awards of junior stock. Compensation expense relating to these variable awards will be recorded in the Company's Consolidated Statements of Operations when the related transferability restrictions provisions lapse. The amount of compensation expense will be calculated as the fair value of the class A preferred ordinary shares on the date that transferability restrictions lapse, less any amounts that employees originally paid for their share. Holders of class A preferred ordinary shares are entitled to one vote per share and upon a conversion event, will receive proceeds after the holders of class B preferred ordinary shares have received their distribution, as described above.

        In connection with the private equity investment, the Company repurchased 805 class A preferred ordinary shares from existing shareholders for $5,730 and recorded compensation expense of $5,587 in the year ended November 30, 2003. The Company also waived the transferability restrictions on 9,694 shares of class A junior stock sold by shareholders to the private equity company and recorded related compensation expense of $67,958 in the year ended November 30, 2003. As described in Note 3, of these expenses, $19,182 are included in discontinued operations.

        Prior to the private equity transaction, class A ordinary shares also had transferability restrictions and were treated as variable awards of junior stock.

Class C Ordinary Shares

        There are 2,576 class C ordinary shares with a par value of £0.01 per share authorized. Class C ordinary shares are not transferable except to a defined list of parties such as family members. Class C shares subject to these transferability restrictions are accounted for as variable awards of junior stock, and compensation expense related to these variable awards will be recorded in the Company's Consolidated Statements of Operations when the related transferability restrictions are removed. The amount of compensation expense will be calculated as the fair value of the class C ordinary share on the date that transferability restrictions lapse, less any amounts that employees originally paid for their share.

        The class C shares are entitled to one vote per share and on a conversion event will receive proceeds as described above. There were no class C shares issued as of November 30, 2003.

        Prior to the private equity transaction, class C ordinary shares in issue at that time also had transferability restrictions and were treated as variable awards of junior stock.

Share Repurchase

        As part of the private equity transaction described above the Company acquired 1,856 class B shares and 805 class A shares at a cost of $18,939 in the year ended November 30, 2003.

        The Company acquired 293 class A ordinary shares and 776 class C ordinary shares at a cost of $2,036 from the Employee Benefit Trust (see Note 10) in the year ended November 30, 2002.

Employee Stock Purchase Plan

        The Company introduced an employee stock purchase plan (the "ESPP") in May 2002, under which any eligible employee of the Company receives rights to purchase class C ordinary shares. Subsequent to the private equity investment discussed above employees receive the right to purchase class A preferred ordinary shares. A purchase right entitles a participant to purchase at the end of each offering period, each May and November, the number of common shares determined by dividing the participant's accumulated payroll deductions in his or her plan account by the purchase price for that offering period. Generally, the per share purchase price is 85% of the lower of the fair market value of one common share on the first trading day of the offering period or the fair market value of such a share on the last trading day of the offering period. The payroll deductions may not exceed $0.2 per pay period per employee, and an employee may not purchase more than $25 of fair value of shares in any annual period. The original number of shares reserved for issuance under the ESPP is 100 shares, which may increase on December 1 each year until the termination of the plan at the discretion of the Board of Directors. The ESPP terminates in December 2021.

        Rights granted under the ESPP are accounted for as variable awards over junior stock. Compensation expense related to these stock purchase rights will be recognized when the transferability restrictions on the underlying class A preferred ordinary shares to be issued upon exercise of these rights lapse. There were 27 and nil shares awarded under this plan in the years ended November 30, 2003 and 2002, respectively.

Share Option Plans

        The Company has four plans under which employees were originally granted options to purchase the Company's class C ordinary shares. The class C ordinary shares over which the options were originally granted were converted to options over the Company's class A preferred ordinary shares in connection with the private equity investment discussed above. Future grants, subsequent to the private equity investment, are options over the Company's class A preferred ordinary shares. The four plans consist of the Xyratex plc Unapproved Company Share Option Plan, the Xyratex plc 2001 Approved Company Share Option Plan, the Xyratex plc 2000 Stock Option Plan, and the Stock Option Plan for

Employees of Xyratex plc. All options granted under the plans are accounted for as variable awards over junior stock. Compensation expense of $3,656 relating to these options was recorded in the year ended November 30, 2003 as a result of employees exercising options and selling the resulting class A preferred ordinary share to the private equity investor. As described in Note 3, $758 of this amount is included in discontinued operations. No further compensation expense relating to these awards will be recorded in the Company's Consolidated Statements of Operations until the transferability restrictions of the class A preferred ordinary shares to be issued upon exercise of the awards lapse. Additionally, the Company adopted the Stock Option Plan for Non-employees of Xyratex plc under which grants can be made to non-employees. The following are summaries of these plans:

  Xyratex plc Unapproved Company Share Option Plan

        Options granted under this plan are exercisable at the earlier of six months after an IPO, or upon a change of control, amalgamation or liquidation of the Company. Options granted under the plan expire at the earlier of ten years from the date of grant, six months after a change of control, amalgamation or liquidation of the Company or immediately upon termination of employment with the Company. As of November 30, 2003, options to purchase 15 of the Company's class A preferred ordinary shares were outstanding under this plan. No options shall be granted under the plan after July 23, 2006.

  Xyratex plc 2001 Approved Company Share Option Plan

        Options granted under this plan may have certain tax advantages and vest at the earlier of a change of control, amalgamation or liquidation of the Company, or ratably, over a period of four years from the grant date. Options granted under the plan expire at the earlier of ten years from the date of grant, six months after a change of control, amalgamation or liquidation of the Company or immediately upon termination of employment with the Company. As of November 30, 2003, options to purchase 4,223 of the Company's class A preferred ordinary shares were outstanding under the plan. The rules of the plan restrict the number of shares that may be issued on the exercise of options granted under this plan during the period of ten years from the date of adoption to no more than 10% of the issued ordinary shares of the Company. No options shall be granted under the plan more than ten years after the date of adoption. As part of the 2003 private equity transaction employees with options over 1,355 class A preferred ordinary shares granted under this plan were further granted "mirror options" with identical terms, except that the mirror options were not tax deductible for the employee. However, the mirror options allowed the employee to exercise their options where they otherwise would not have been able to exercise them due to tax restrictions. To the extent mirror options are exercised the original options automatically lapse.

  Xyratex plc 2000 Stock Option Plan and the Stock Option Plan for Employees of Xyratex plc

        Options granted under these plans vest over periods ranging from three to four years from the grant date, or earlier upon a change of control of the Company. Options granted under the plan expire at the earlier of ten years from the date of grant, 15 days after a change of control if the acquiring entity does not exchange or carry over the outstanding options, or 30 days from termination of employment with the Company. As of November 30, 2003, options to purchase 315 and nil of the Company's class A preferred ordinary shares were outstanding under the Xyratex plc 2000 Stock Option Plan and the Stock Option Plan for Employees of Xyratex plc, respectively. The rules of the

Xyratex plc 2000 Stock Option Plan restrict the number of shares that may be issued on the exercise of options granted under the plan during the period of ten years from the date of adoption to no more than three million shares. No options shall be granted under the plans more than ten years after the date of adoption.

  Stock Option Plan for Non-employees of Xyratex plc

        Options granted under this plan vest over a period of five years from the grant date, or earlier upon a change of control of the Company. Options granted under the plan expire at the earlier of ten years from the date of grant or 15 days after a change of control if the acquiring entity does not exchange or carry over the outstanding options. No options shall be granted under the plan more than ten years after the date of adoption. As of November 30, 2003, no options have been granted to non-employees under this plan.

        The following table summarizes share option activity for the years ended November 30, 2003, 2002 and 2001:

	Number of Shares Under Option	Weighted- Average Exercise Price
Outstanding as of December 1, 2000	4,468	$2.04
Granted	244	$3.15
Exercised	(6)	$1.87
Cancelled/forfeited	(237)	$1.98

Outstanding as of November 30, 2001	4,469	$2.15
Granted	1,612	$3.38
Exercised	(20)	$2.30
Cancelled/forfeited	(488)	$2.26

Outstanding as of November 30, 2002	5,573	$2.93
Granted	16	$4.53
Exercised	(767)	$2.17
Cancelled/forfeited	(269)	$3.30

Outstanding as of November 30, 2003	4,553	$3.00

Options exercisable as of November 30, 2001	268	$2.21
Options exercisable as of November 30, 2002	1,468	$2.79
Options exercisable as of November 30, 2003	2,246	$2.81

        Exercise prices of option activity during each year denominated in U.K. pounds have been converted to the U.S. dollar equivalent in the above table using the U.K. pound/U.S. dollar exchange rate as of each transaction date. Exercise prices of options outstanding at dates reported in the table above and denominated in U.K. pounds have been converted to the U.S. dollar equivalent using the U.K. pound/U.S. dollar exchange rate ruling as of that date.

        The following table summarizes information about share options outstanding at November 30, 2003:

	Options Outstanding
				Options Exercisable
		Weighted- Average Remaining Contractual Life (in years)
Exercise Prices	Number Outstanding		Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$1.54	15	4.4	$1.54	—	—
$2.57	3,621	7.5	$2.57	1,994	$2.57
$4.71	917	8.6	$4.71	252	$4.71

	4,553	7.7	$3.00	2,246	$2.81

  Phantom Share Plans

        The Company also has in place certain plans under which employees were granted Phantom Share awards linked to the Company's class C ordinary shares, the Xyratex plc Phantom Share Plan. The class C ordinary shares over which the awards were originally granted were converted to awards over the Company's class A preferred ordinary shares in connection with the private equity investment discussed above. Future grants subsequent to the private equity investment are options over the Company's class A preferred ordinary shares. Awards are non-transferable, are forfeited upon termination of employment with the Company and generally vest over a four year period. Vested awards are exercisable at the earlier of an IPO or change in control of the Company. Upon exercise, the Company will pay the holder of the Phantom Share a cash amount equivalent to the fair market value of a class A preferred ordinary share at that date. All Phantom Share grants are accounted for as variable awards. Compensation expense relating to these variable awards will be recorded in the Company's Consolidated Statements of Operations at the earlier of an IPO or sale or liquidation of the Company.

        The following table summarizes Phantom Share activity for the years ended November 30, 2003, 2002 and 2001:

Number of Phantom Shares
Outstanding as of December 1, 2000	136
Issued	17

Outstanding as of November 30, 2001	153
Exercised	(56)
Cancelled/forfeited	(4)

Outstanding as of November 30, 2002	93
Exercised	(75)
Cancelled/forfeited	(12)

Outstanding as of November 30, 2003	6

        Pro forma net income and net earnings per share information, as required by FAS 123, has been determined as if the Company had accounted for all share options granted to employees under FAS 123's fair value method (see Note 2). The fair value of these options was estimated at grant date using the "minimum value" method with the following weighted-average assumptions:

	Year Ended November 30,
	2003	2002	2001
Risk-free interest rate	4.11%	4.82%	4.74%
Dividend yield	0.00%	0.00%	0.00%
Expected option life	4 years	4 years	4 years

        For purposes of pro forma disclosures, compensation expense relating to the estimated fair value of options and other awards is recorded in current income when the related transferability restrictions lapse. As discussed above, in connection with the private equity investment in 2003, the Company waived transferability restrictions on some of its ordinary shares, and accordingly compensation expense would be recognized under FAS 123. Transferability restrictions on the remaining shares are not expected to lapse until the earlier of an IPO or sale or liquidation of the Company.

        The weighted-average fair values and weighted-average exercise prices per share at the date of grant for stock options granted during the years ended November 30, 2003, 2002 and 2001 were as follows:

	Year Ended November 30,
	2003	2002	2001
Weighted-average fair value of options granted with exercise prices greater than the market value of the shares at the date of grant	—	—	—
Weighted-average exercise price of options granted with exercise prices greater than the market value of the shares at the date of grant	—	—	$3.96
Weighted-average fair value of options granted with exercise prices less than the market value of the shares at the date of grant	$2.45	$1.55	$0.43
Weighted-average exercise price of options granted with exercise prices less than the market value of the shares at the date of grant	$4.53	$3.38	$2.87
Weighted-average fair value of class C ordinary shares issued prior to the private equity investment	$3.61	$0.31	—
Weighted-average fair value of class C ordinary share rights granted subsequent to the private equity investment	$0.86	—	—
Weighted-average fair value of class A preferred ordinary share rights granted	$4.70	—	—

        During the years ended November 30, 2003 and 2002, 27 class C ordinary shares and 146 class C ordinary shares respectively, were issued to employees prior to the private equity investment discussed above. These class C ordinary shares were converted to class A preferred ordinary shares in connection with the private equity investment. Subsequent to the private equity investment the Company granted rights to 2,280 class C ordinary and 307 class A preferred ordinary shares for no cost to certain directors and senior managers in the year ended November 30, 2003. These shares were issued in February 2004.

10.   Employee Benefit Trust

        The Company has a variable interest in an employee benefit trust (the "Trust") which was formed in 1994 by Havant International Holdings Limited (HIHL) for the benefit of current and former employees and to facilitate obligations under HIHL's stock option plans. Since the demerger of the data storage and network technology business of HIHL in 2000 (see Note 1), the Trust holds shares of the Company and of Havant International Limited (HIL), another business demerged from HIHL in 2000. Shares of the Company held by the Trust are used to compensate the Company's current and former employees, and shares of HIL held by the Trust are used to compensate current and former employees of HIL. The Company is not the primary beneficiary of the Trust because it does not absorb expected losses of the Trust, nor does it receive expected residual returns of the Trust. As of November 30, 2003 and 2002, the Trust held 2,832 and 3,555 of the Company's class A preferred ordinary shares, respectively.

        Transactions between the Trust and employees of the Company, such as the granting of shares, options over shares, or cash bonuses paid to employees, have been accounted for in accordance with APB 25, and any resulting compensation expense has been pushed down into these financial statements with an offsetting entry to additional paid in capital. Grants and other activity related to equity based compensation awards given to employees are included in the share option and award activity in Note 9. During the years ended November 30, 2003, 2002 and 2001, the Trust granted share options to employees of the Company totaling 2,636 and 109, respectively. During the year ended November 30, 2002 the Trust sold 146 class C ordinary shares to employees of the Company. These shares were converted to class A preferred ordinary shares in connection with the private equity investment as discussed above. Compensation expense related to these grants will be recorded when the related transferability restrictions on the class A preferred ordinary shares lapse.

        The Company had an amount payable to the Trust of nil and $1,342, as of November 30, 2003 and 2002, respectively. The Trust pays administrative fees to the Company of $8 per year.

11.   Short-term Borrowings and Long-term Debt

        As of November 30, 2003, the Company has credit facilities with a major U.K. financial institution (the "Bank") under which it has a term loan of $19,000, a revolving credit facility of up to $10,000 and an overdraft facility of up to $15,000. The term loan was taken out in connection with the Company's acquisition of its own shares as part of the private equity investment (Note 9). This loan was taken out in September 2003 and is repayable in equal quarterly installments over five years. No amounts are outstanding as of November 30, 2003 under the revolving credit or overdraft facilities. The revolving credit facility expires in September 2008. Amounts borrowed under the overdraft facility are repayable on demand.

        Interest is payable at 1% above LIBOR on the overdraft facility and rates between 0.75 and 1.25% above LIBOR on the term loan and the revolving credit facility. Amounts under the revolving credit and overdraft facilities may be borrowed in U.K. pounds or U.S. dollars and separate currency LIBOR rates apply for each currency. The term loan and revolving credit facility contain restrictive covenants that, among other provisions, require compliance with certain financial covenants including levels of income from operations relative to net interest and tangible net assets as determined in accordance with accounting principles generally accepted in the United Kingdom. The facilities are collateralized by substantially all of the assets of the Company.

        Prior to September 2003 the Company had similar revolving credit and revolving facilities with the Bank which were denominated in U.K. pounds. At November 30, 2002 the Company had $7,850 outstanding under the previous revolving credit facility which was repaid on May 31, 2003 and $4,763 outstanding under the previous overdraft facility, which was repayable on demand. Until March 2003, the previous revolving credit facility was subject to a guarantee from a related party (Note 16). The weighted-average interest rate on short-term borrowings at November 30, 2002 was 3.5%.

        At November 30, 2003 and 2002 the Company had a customer advance outstanding amounting to $1,073 and $2,300 respectively. This amount is interest free and is repayable in monthly installments ending in June 2004.

12.   Financial Instruments

        The Company's principal financial instruments, other than derivatives, comprise long-term debt, short-term borrowings, cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The Company also enters into derivatives (forward foreign currency contracts) in order to manage currency risks arising from the Company's operations and its sources of finance. The Company does not hold financial instruments for trading purposes.

Forward foreign exchange contracts

        Over 90% of the Company's revenues are denominated in U.S. dollar, whereas certain expenses are incurred in U.K. pounds. Therefore, the Company is exposed to foreign currency exchange rate risk which creates volatility in income and cash flows from period to period. In part, the Company manages this exposure through entering into forward foreign exchange contracts to reduce the volatility of income and cash flows associated with this risk.

        The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objectives and strategies for undertaking various hedge transactions. The Company links all derivatives that are designated as hedging instruments in foreign currency cash flow hedges to forecasted transactions or firm commitments. In accordance with the provision of FAS 133, the Company assesses, both at the inception of each hedge and on an on-going basis, whether the derivatives that are designated in hedge qualifying relationship are highly effective in off setting changes in the cash flows of hedged items. If it is determined that a derivative is no longer highly effective as a hedge, the Company discontinues hedge accounting prospectively. The counterparty to the foreign currency contracts is an international bank. Such contracts are generally for 15 months or less.

        The Company reclassified a gain of $635, net of tax of $272, from AOCI to earnings during the year ended November 30, 2003 due to the realization of the underlying transactions. The Company recorded the change in fair market value of derivatives related to its cash flow hedges to AOCI of $2,078 and $663, net of tax of $891 and $284, for year ended November 30, 2003 and 2002, respectively. Any remaining unrealized amounts are expected to be reclassified to earnings during the next twelve months. The fair value of these foreign currency contracts represents the amount the Company would receive or pay to terminate the contracts, considering first, quoted market prices of comparable agreements, or in the absence of quoted market prices, such factors as interest rates, currency exchange rates and remaining maturity.

        The following table shows derivatives existing as of November 30, 2003 and 2002:

	November 30,
	2003	2002
Forward exchange contracts	$32,233	$45,284
Fair value of contracts	$3,009	$2,710
Carrying value of contracts	$3,009	$2,710
Average rate of contract	$1.55	$1.45
Year end rate	$1.71	$1.55
Maximum period of contracts (months)	12	14

Fair values

        The carrying values of all financial instruments, including forward foreign exchange contracts, approximate their fair values.

13.   Commitments and Contingencies

        Operating Lease Commitments.    The Company leases certain real and personal property from both unrelated third parties and HIL a related party (Note 16). Future minimum lease payments under non-cancelable operating leases agreements as of November 30, 2003 are as follows:

	Related party	Other	Total
Year Ending November 30:
2004	$2,265	$990	$3,255
2005	2,265	729	2,994
2006	2,265	526	2,791
2007	2,265	439	2,704
2008 and thereafter	6,227	157	6,384

Total minimum payments required	$15,287	$2,841	$18,128

        Certain leases require the Company to pay property taxes, insurance and routine maintenance. Rent expense was $3,280, $3,649 and $2,635 for the years ended November 30, 2003, 2002 and 2001, respectively. These expenses include $2,140, $2,031 and $1,628 for the years ended November 30, 2003, 2002 and 2001, respectively to a related party (Note 16).

        Customer indemnity.    As an element of standard customer contracts, the Company includes certain clauses that indemnify the customer against liability and damages, including legal defense costs, which might arise from claims of patent, copyright, trademark or trade secret infringement by the products manufactured by the Company.

        Contingencies.    The Company is involved in lawsuits, claims, investigations and proceedings, including patent and commercial matters that arise in the ordinary course of business. There are no such matters pending that the Company expects to be material in relation to its business, consolidated financial position, results of operations or cash flows.

        Product warranty.    The following table provides the changes in the product warranty accrual for the year ended November 30, 2003:

Amount of liability
Balance at November 30, 2002	$920
Accruals for warranties issued during the year	1,291
Settlements made during the year	(980)

Balance at November 30, 2003	$1,231

        Transaction costs.    A fee of up to £400,000 ($685,000) will be payable to HgCapital on a sale, liquidation or listing of the Company.

14.   Supplemental Cash Flow Information

        Cash paid for income taxes was $3,362, and $5,147 for the years ended November 30, 2003, and 2001 respectively. A net income tax refund of $2,255 was received for the year ended November 30, 2002. Cash paid for interest was $725, $1,712 and $840 for the years ended November 30, 2003, 2002 and 2001, respectively.

15.   Segment Information

        Description of segments.    The Company designs, develops and manufactures enabling technology in support of high-performance storage and data communication networks. The Company organizes its business operations into two product groups—Storage and Network Systems and Storage Infrastructure, each of which comprises a reportable segment.

        Description of the Company's segments:

        Storage and Network Systems.    Provision of high performance, high density network storage subsystem technology to OEMs supplying the network storage and data networking market places.

        Storage Infrastructure.    Provision of high-performance, high density disk drive, process & test technology to the major disk drive companies for the development and production of highly reliable disk drives.

        Segment revenue and profit.    The accounting policies used to derive reportable segment results are generally the same as those described in Note 2, "Summary of Significant Accounting Policies".

        The following tables reflect the results of the Company's reportable segments under the Company's management reporting system. These results are not necessarily a depiction that is in conformity with accounting principles generally accepted in the United States. The performance of each segment is generally measured based on gross profit.

	Storage & Network Systems	Storage Infrastructure	Total Segments
Year Ended November 30, 2003:
Revenues	$221,714	$112,055	$333,769
Depreciation expense	$3,282	$1,209	$4,491
Gross profit	$38,562	$34,497	$73,059
Year Ended November 30, 2002:
Revenues	$177,783	$74,749	$252,532
Depreciation expense	$2,754	$698	$3,452
Gross profit	$28,103	$25,671	$53,774
Year Ended November 30, 2001:
Revenues	$117,696	$57,198	$174,894
Depreciation expense	$1,863	$681	$2,544
Gross profit	$23,925	$23,183	$47,108

        Total segments revenue and gross profit represents total revenues and gross profit as reported by the Company for all periods presented A reconciliation of total segments depreciation to depreciation as reported is as follows:

Depreciation expense

	Storage and Network Systems	Storage Infrastructure	Corporate	Total
Year Ended November 30, 2003	$3,282	$1,209	$478	$4,969
Year Ended November 30, 2002	$2,754	$698	$594	$4,046
Year Ended November 30, 2001	$1,863	$681	$670	$3,214

        The chief operating decision maker does not review asset information by segment and therefore no asset information is presented.

Geographic Information

	United States	United Kingdom	Malaysia	Total
Net revenues (based on location at which the sale originated):
Year Ended November 30, 2003	$164,964	$68,404	$100,401	$333,769
Year Ended November 30, 2002	$110,463	$59,437	$82,632	$252,532
Year Ended November 30, 2001	$51,886	$50,112	$72,896	$174,894
Long-lived assets (all non-current assets, except discontinuing operations):
November 30, 2003	$2,015	$4,151	$4,237	$10,403
November 30, 2002	$2,070	$4,523	$3,743	$10,336
November 30, 2001	$2,348	$3,956	$3,564	$9,868

16.   Related Parties

        The Company has a significant number of common shareholders with Havant International Limited (HIL) a company formed in 2000 to acquire certain discontinued operations of the predecessor holding company as part of a demerger of that company (Note 1). In addition, Ken Wilkie, chairman of the Company's board of directors, is also a member of the board of directors on HIL. The Company is a tenant of HIL in the United Kingdom (Note 13). The Company also provides certain administrative services to HIL. Income related to the provision of such services to HIL of $136, $1,476 and $1,976 has been included as a reduction of selling, general and administrative expenses for the years ended November 30, 2003, 2002 and 2001 respectively.

        At November 30, 2003, included in accounts receivable is a receivable from HIL of $150. At November 30, 2003, included in accounts payable is a payable to HIL of $174. In 2001, HIL agreed to guarantee a bank facility and a certain creditor balance to a maximum of approximately $26,000 in return for guarantee charges which the Company believes are on equivalent to commercial terms. The guarantee related to the bank facility was removed in March 2003 and the guarantee related to the creditor balance was terminated in February 2004. The charges totaled $228, $210 and $235 in the years ended November 30, 2003, 2002 and 2001 respectively. At November 30, 2003, the amount outstanding subject to the guarantee was $4,670.

17.   Subsequent Events

        Acquisition of ZT Automation LLC.    On February 23, 2004, the Company announced that it had signed an agreement to acquire the business and assets of ZT Automation LLC ("ZT Automation"), a privately held company engaged in the business of providing production automation products to manufacturers of disk drives and disk drive components. The initial cash purchase price for this U.S.-based company is $8,600 of which $2,000 is payable after one year. Further amounts of up to $20,400 are payable over three years based on the future revenue.

        The acquisition of ZT Automation will broaden the range of products the Company can offer within its Storage Infrastructure segment.

        Development arrangement.    In February 2004, a NASDAQ listed company acquired the supplier with which Xyratex had the development arrangement described in Note 4. Based on the financial position of the NASDAQ listed company Xyratex believes that the $6,000 loan and accrued interest is collectible. Accordingly, the Company expects to record a reduction in operating expenses and interest income of these amounts in its quarter ended February 29, 2004.

        Equity compensation.    The Company awarded 220 options over class A preferred ordinary shares with an exercise price of $14.47 per share, and 200 class A preferred ordinary shares at a purchase price of £2.75 ($4.98) per share to a newly appointed director. These awards vest over four years.

ZT AUTOMATION, LLC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
ZT Automation LLC

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of members' capital and of cash flows present fairly, in all material respects, the financial position of ZT Automation LLC (the "Company") at December 31, 2003 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
San Jose, California
United States
February 17, 2004

ZT AUTOMATION LLC

CONSOLIDATED BALANCE SHEET

December 31, 2003

2003
(in thousands except share amounts)
Assets
Current assets
Cash and cash equivalents	$3,637
Accounts receivable, net of allowance for doubtful accounts of $0	958
Inventory	2 015
Prepaid and other current assets	134

Total current assets	6,744
Property, plant and equipment, net	569

Total assets	$7,313

Liabilities and Members' Capital
Current liabilities
Accounts payable	$1,601
Accrued liabilities	938
Deferred revenue	3,826
Capital lease obligation, current	77

Total current liabilities	6,442
Capital lease obligation, net of current portion	124

Total liabilities	6,566

Commitments and Contingencies (Note 4)
Members' capital
Class A members, 900,000 units authorized and issued	548
Class B members, 100,000 units authorized and 40,000 units issued	199

Total members' capital	747

Total liabilities and members' capital	$7,313

The accompanying notes are an integral part of these consolidated financial statements.

ZT AUTOMATION LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2003

2003
(in thousands)
Revenue	$24,228
Cost of revenue	16,092

Gross profit	8,136
Selling, general and administrative expenses	1,964
Engineering	2,088
Research and development	500

4,552
Operating income	3,584
Interest and other income (expense), net	(110)

Net income	$3,474

The accompanying notes are an integral part of these consolidated financial statements.

ZT AUTOMATION LLC

CONSOLIDATED STATEMENT OF MEMBERS' CAPITAL

For the Year Ended December 31, 2003

	Class A Members	Class B Members	Total Members' Capital
	(in thousands)
Balance at December 31, 2002	$2,778	$—	$2,778
Cash contributions	—	100	100
Non-cash contribution	—	100	100
Net income	3,326	148	3,474
Distribution to members	(5,556)	(149)	(5,705)

Balance at December 31, 2003	$548	$199	$747

The accompanying notes are an integral part of these consolidated financial statements.

ZT AUTOMATION LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2003

2003
(in thousands)
Cash flows from operating activities
Net income	$3,474
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	360
Non-cash interest expense	100
Loss on disposal of fixed assets	2
Changes in current assets and liabilities:
Accounts receivable	4,149
Other assets	818
Inventory	703
Deferred revenue	(3,166)
Accounts payable	(1,464)
Accrued liabilities	(366)

Net cash provided by operating activities	4,610

Cash flows from investing activities
Acquisition of property, plant and equipment	(69)

Net cash used in investing activities	(69)

Cash flows from financing activities
Cash contributions from members	100
Distribution to members	(5,705)
Payments on capital lease obligation	(97)

Net cash used in financing activities	(5,702)

Net decrease in cash and cash equivalents	(1,161)
Cash and cash equivalents at beginning of year	4,798

Cash and cash equivalents at end of year	$3,637

Supplemental cash flow information
Cash paid for interest	$18
Cash paid for taxes	$13
Supplemental non-cash investing and financing activities
Contribution of a guarantee of a future investment in exchange for class B shares	$100
Assets acquired under capital lease	$92

The accompanying notes are an integral part of these consolidated financial statements.

ZT AUTOMATION LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     The Company and its Operations

Organization

        ZT Automation, LLC (the "Company") was incorporated in Delaware on May 17, 2001 for the purpose of providing test, inspection, material handling, material transport and automation systems used in the disk drive, computer, semiconductor and electronics industries.

Operations

        The Company supplies automation equipment to the disk drive industry, and has operations in the United States of America and Singapore.

2.     Basis of Presentation and Summary of Significant Accounting Policies

        A summary of the significant accounting policies followed in the preparation of the accompanying consolidated financial statements, which conform to accounting principles generally accepted in the United States of America, is presented below.

Fiscal Year

        The Company's fiscal year ends on December 31.

Principles of Consolidation

        The consolidated financial statements include the accounts of ZT Automation LLC and its wholly owned subsidiary, ZT Automation PTE Ltd, a Singapore entity. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Some of the more significant estimates include the allowance for doubtful accounts receivable, inventory valuation, depreciation and amortization of long-lived assets and warranty reserves. Actual results could differ from those estimates.

Fair Value of Financial Instruments

        The Company's principal financial instruments comprise cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The Company does not hold financial instruments for trading purposes. The carrying values of all financial instruments approximate their fair values due to their short maturities.

Foreign Currency Translation

        The U.S. dollar is the functional currency of all operations as most revenues and expenses are incurred in U.S. dollars. As such, non-monetary assets and liabilities of operations located outside of the United States are remeasured into U.S. dollars using historical exchange rates. Monetary assets and liabilities are remeasured using the current rate at each balance sheet date. Revenue and expenses are generally translated at a monthly exchange rate, being the actual rate at the beginning of each month, except for those expenses related to balance sheet amounts that are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in current income.

Comprehensive Income (Loss)

        In addition to net income, comprehensive income (loss) includes charges or credits to equity that are not the result of transactions with shareholders. The Company has had no components of comprehensive income (loss) other than net income.

Revenue Recognition

        Revenue from product sales is recognized once delivery has occurred provided that persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. Delivery is considered to have occurred when title and risk of loss have transferred to the customer. For sales that include customer specified acceptance criteria, revenue is recognized after the acceptance criteria have been met. For sales that include installation, such installation services are considered a separate element of the arrangement and therefore revenue relating to these services is deferred until installation is complete. Revenue from services other than installation service is recognized as services are rendered and accepted by the customer.

Warranty

        The Company generally offers warranties of up to one year. Estimated future warranty obligations related to product sales are charged to operations in the period in which the related revenue is recognized. These estimates are based on historical warranty experience and other relevant information of which the Company is aware.

Shipping and Handling Costs

        Shipping and handling costs charged to customers are included in revenues and the associated expense is recorded in cost of revenues for all periods presented.

Research and Development

        Research and development costs are charged to operations as incurred.

Income Taxes

        As the Company operates as a limited liability company ("LLC"), it is treated as a partnership for tax reporting purposes. The Company is not directly subject to income taxes and accordingly, the accompanying financial statements do not contain a provision for income taxes.

Cash and Cash Equivalents

        Cash and cash equivalents include money market funds and various deposit accounts. The Company considers all highly liquid investments with an original, or remaining maturity at the date of purchase of three months or less as cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Inventory

        Inventory is valued at standard cost, which approximates actual cost computed on a first-in, first-out basis, not in excess of market value.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost less accumulated depreciation. Additions, improvements and major renewals are capitalized; maintenance, repairs and minor renewals are expensed as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in current income. Depreciation is provided using the straight-line method, principally over 3 years. Depreciation of leasehold improvements is provided using the straight-line method over the life of the asset or the term of the lease, whichever is shorter.

Impairment of Long-lived Assets

        The Company continually monitors events and changes in circumstances that could indicate that carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. No impairment losses were recognized in the year ended December 31, 2003.

Stock-based Compensation

        In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, Accounting for Stock-Based Compensation, Transition and Disclosure. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format.

        Employee equity awards under the Company's compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, including FASB Interpretation No. 44. The Company also provides the disclosures required by SFAS No. 123, Accounting for Stock-Based Compensation and related interpretations thereof.

        Had compensation expense for the Company's equity-based compensation plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the effect on the Company's net income for the year would have been immaterial.

        Stock-based awards to nonemployees are accounted for under the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Compensation expense resulting from non-employee options is amortized under the provisions of FASB Interpretation No. 28.

Concentration of Credit Risk

        Financial instruments which potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable. Cash deposits are generally placed with two financial institutions and such deposits may, at times, exceed governmentally insured limits. Concentrations of credit risk, with respect to accounts receivable, exist to the extent of amounts presented in the financial statements. The Company's operations are primarily dependent on one customer, which accounted for 99% of total accounts receivable, and 98% of revenue at December 31, 2003. The Company periodically reviews accounts receivable to assess the need for an allowance for potential credit losses. To date, the Company has recorded no such losses and no allowance is considered necessary at December 31, 2003.

Recent Accounting Pronouncements

        In November 2002, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 applies to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company early adopted this standard on January 1, 2003. The adoption had no impact on the Company's consolidated financial statements.

        In December 2003, the FASB issued revised FASB Interpretation No. 46 ("FIN 46-R"), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46-R requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The consolidation requirements of FIN 46-R apply to variable interest entities no later than the end of the first reporting period that ends after March 15, 2004. FIN 46-R applies to those entities that are considered special purpose entities, no later than as of the end of the first reporting period that ends after December 15, 2003. The Company does not have any variable interest entities, and as such, the adoption of FIN 46-R is not expected to impact the consolidated financial statements.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company believes that the adoption of this standard will not have a material impact on its consolidated financial statements.

3.     Balance Sheet Components

2003
(in thousands)
Inventories, net
Finished goods	$350
Work in progress	226
Raw materials	1,439

$2,015

Property and equipment, net
Computer equipment	$182
Furniture, fixtures and equipment	187
Leasehold improvements	386
Vehicles	337

1,092
Less: Accumulated depreciation and amortization	(523)

$569

        Accumulated amortization of assets held under capital leases totaled $108,000 at December 31, 2003. The gross value of assets held under capital leases amounted to $349,000 and was included under the caption vehicles.

2003
(in thousands)
Accrued liabilities
Payroll and related expenses	$151
Sales taxes	227
Warranty	508
Other	52

$938

4.     Commitments and Contingencies

        The Company leases its premises in California and Singapore its vehicles and some equipment under noncancelable operating and capital leases expiring through March 2006. Rent expense for the year ended December 31, 2003 was $250,000. Future minimum lease payments as of December 31, 2003 are:

	Capital Lease	Operating Leases
	(in thousands)
Years Ending December 31,
2004	$100	$204
2005	146	6
2006	—	2

Total minimum lease payments	246	$212

Less: Amount representing interest	(45)

Present value of minimum lease payments	201
Less: Current portion	(77)

Long-term portion of capital lease obligations	$124

        At December 31, 2003, the Company had purchase commitments outstanding for inventory items totaling $2,925,000.

Indemnifications and Guarantees

        Financial Accounting Standards Board Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including indirect Guarantees of Indebtedness of Others ("FIN 45"), requires that upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under that guarantee. The initial recognition and measurement requirement of FIN 45 was effective for guarantees issued or modified after December 31, 2002. The Company's management believes the fair value of guarantees the Company issued or modified after December 31, 2002 were nominal.

        In the normal course of business to facilitate sales of its services, the Company indemnifies its most significant customer, with respect to certain matters. The Company has agreed to hold this customer harmless against losses arising from injury or loss of property resulting directly or indirectly from the Company's performance of the agreement.

        In addition the Limited Liability Company Agreement indemnifies shareholders, their affiliates, officers, managers or agents of the Company for loss, damage or claims incurred when acting in good faith on behalf of the Company, within the scope of their authority. Such liability is limited to the extent of Company assets.

        It is not possible to determine the maximum potential exposure or amount under these indemnification agreements due to the Company having no prior indemnification claims and the unique facts and circumstances involved in each particular agreement. However, the Company has an errors and omissions insurance policy that may enable us to recover a portion of any future amounts paid.

        The following table provides the changes in the product warranty accrual as required by FIN 45 for the year ended December 31, 2003:

Amount of Liability Debit/(Credit)
(in thousands)
Balance at December 31, 2002	$847
Accruals for warranties issued during the year	901
Settlements made during the year	(940)
Changes in liability related to pre-existing warranties	(300)

Balance at December 31, 2003	$508

5.     Member Limitations and Allocations

        The liability of each Member for losses, debts, liabilities and obligations of the Company shall be limited to paying its capital contributions when due under the LLC agreement, its share of any undistributed assets of the Company, and any amounts previously distributed to it from the Company to the extent required by the Limited Liability Company Act of Delaware or other applicable law. No Member shall have the right to demand and receive the return of its capital contribution until the termination of the Company, except by prior written consent of the Board.

        The Company has issued two classes of shares, class A and class B. Both classes have equal rights to distributions and proportional allocations of net income or net losses, however, only class A members have voting rights.

Long-term Equity Participation Plan

        In January 2002, the Company adopted the long-term equity participation plan, which gives eligible employees and consultants long-term performance-based and other incentives and equity interests in the Company. The Company's Board of Managers has the right to determine the beneficiaries and the terms of each grant. To date, only one grant has been made under this plan. The Company granted 10,000 class B shares to an employee. Such shares vest over three years and have a purchase price of zero. At December 31, 2003, none of the shares had vested.

        The award was valued using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock-based Compensation to Employees. The value of the award in 2003 was not material and no expense was recorded.

        The following table summarizes activity under the long-term equity participation plan for the year ended December 31, 2003:

	Shares Available for Grant	Shares Outstanding	Weighted- Average Exercise Price
	(in thousands)
Outstanding as of January 1, 2003	60	—	$—
Granted	(10)	10	$—

Outstanding as of December 31, 2003	50	10	$—

        The fair value of each employee equity grant was estimated on the date a grant using the minimum value method with the following assumptions: risk-free interest rate 2.45% and expected life 3 years. The weighted average minimum value of equity granted during the year was $21.20.

6.     Segment Reporting and Geographic Information

        The Company operates in one segment. Therefore, all financial segment information required by SFAS 131 "Disclosures about Segments of an Enterprise and Related Information," can be found in the Consolidated Financial Statements:

        The Company's operations outside the United States of America consist of a service office in Singapore. For geographical reporting, revenues are attributed to the geographic location in which the customer is located. In the year ended December 31, 2003, 64% of revenue relates to customers located in the United States of America, and 36% to customers located in Asia. Long lived assets consist of net property and equipment, $29,000 of which resides in Singapore, the balance in the United States of America.

7.     Related Party Transactions

        The Company has a consulting agreement with a class A member. The arrangement calls for payment of $12,500 per month, in exchange for marketing and equipment consulting. A total of $150,000 was paid to the member during 2003.

        The Company issued a non-interest bearing loan of $25,000 to a class A member in 2002. This loan was forgiven during 2003, at which time the $25,000 was reflected as compensation in the statement of operations.

        In connection with some consulting provided by a class B member, the Company paid travel expenses totaling $4,000 during 2003.

        The Company enters into transactions in the ordinary course of a business with a class B member. Management considers the services relating to these transactions to be priced at arms length values. The total value of the services provided by the shareholder during the year was $79,000 of which $24,000 remained outstanding as of December 31, 2003.

8.     Subsequent Events

        The Company is currently in negotiation to merge its operations with an independent third party company.

QuickLinks

TABLE OF CONTENTS
Dealer Prospectus Delivery Obligation
PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial Information
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED AND PRO FORMA FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements (US dollars and amounts in thousands unless otherwise stated)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
RELATED PARTY TRANSACTIONS
PRINCIPAL AND SELLING SHAREHOLDERS
OUR NEW BERMUDA PARENT COMPANY
DESCRIPTION OF SHARE CAPITAL
UNITED STATES FEDERAL INCOME TAXATION
BERMUDA TAXATION
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
XYRATEX GROUP LIMITED INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
XYRATEX GROUP LIMITED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
XYRATEX GROUP LIMITED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
XYRATEX GROUP LIMITED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (US dollars and amounts, in thousands)
XYRATEX GROUP LIMITED UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
XYRATEX GROUP LIMITED NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (US dollars and amounts in thousands, except per share data, unless otherwise stated)
XYRATEX GROUP LIMITED REPORT OF INDEPENDENT AUDITORS
XYRATEX GROUP LIMITED AUDITED CONSOLIDATED BALANCE SHEETS
XYRATEX GROUP LIMITED AUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
XYRATEX GROUP LIMITED AUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (US dollars and amounts, in thousands)
XYRATEX GROUP LIMITED AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
XYRATEX GROUP LIMITED NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS (US dollars and amounts in thousands, except per share data, unless otherwise stated)
ZT AUTOMATION, LLC INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
ZT AUTOMATION LLC CONSOLIDATED BALANCE SHEET December 31, 2003
ZT AUTOMATION LLC CONSOLIDATED STATEMENT OF OPERATIONS For the Year Ended December 31, 2003
ZT AUTOMATION LLC CONSOLIDATED STATEMENT OF MEMBERS' CAPITAL For the Year Ended December 31, 2003
ZT AUTOMATION LLC CONSOLIDATED STATEMENT OF CASH FLOWS For the Year Ended December 31, 2003
ZT AUTOMATION LLC NOTES TO CONSOLIDATED FINANCIAL STATEMENTS